Exhibit 4.1
EXECUTED DOCUMENT

$2,000,000,000
CREDIT AGREEMENT
Dated as of November 17, 2006
as amended and restated on June 20, 2007
among
HCA INC.,
as the Parent Borrower,
THE SEVERAL SUBSIDIARY BORROWERS PARTY HERETO,
The Several Lenders
from Time to Time Parties Hereto,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swingline Lender
and Letter of Credit Issuer,
JPMORGAN CHASE BANK, N.A.
and
CITICORP NORTH AMERICA, INC.,
as Co-Syndication Agents,
and
MERRILL LYNCH CAPITAL CORPORATION,
as Documentation Agent

BANC OF AMERICA SECURITIES LLC,
J.P. MORGAN SECURITIES INC.,
CITIGROUP GLOBAL MARKETS INC.
and
MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED,
as Joint Lead Arrangers and Bookrunners,
DEUTSCHE BANK SECURITIES INC.
and
WACHOVIA CAPITAL MARKETS, LLC,
as Joint Bookrunners

Cahill Gordon & Reindel llp
80 Pine Street
New York, New York 10005

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-iii-

SCHEDULES 1

Schedule 1.1(d)	Excluded Subsidiaries
Schedule 1.1(f)	Retained Indebtedness
Schedule 1.1(g)	Debt Repayment
Schedule 1.1(h)	Consolidated Persons
Schedule 6.3(a)	Local Counsel to Borrowers and Administrative Agent

[1]	Schedules are not being amended or restated except for Schedule 1.1(c) which is being deleted hereby. The original schedules are attached hereto for your convenience.

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Schedule 8.4	Litigation
Schedule 8.12	Subsidiaries
Schedule 9.9	Closing Date Affiliate Transactions
Schedule 9.15(a)	Government Receivables Deposit Accounts
Schedule 9.15(c)	Blocked Accounts
Schedule 9.15(e)	Credit Card Arrangements
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.5	Closing Date Investments
Schedule 14.2	Notice Addresses
EXHIBITS 2

Exhibit A	Form of Borrowing Base Certificate
Exhibit D	Form of Perfection Certificate
Exhibit F	Form of Security Agreement
Exhibit G	Form of Letter of Credit Request
Exhibit H-1	Form of Legal Opinion of Simpson Thacher & Bartlett LLP
Exhibit H-2	Form of Legal Opinion of General Counsel
Exhibit I	Form of Closing Certificate
Exhibit J	Form of Assignment and Acceptance
Exhibit K	Form of Promissory Note
Exhibit L	Form of Joinder Agreement

[2]	Exhibits are not being amended and restated hereby except for Exhibits H-1 and K. All other original exhibits are attached hereto for your convenience.

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          CREDIT AGREEMENT, dated as of November 17, 2006, as amended and restated on [ ], 2007 (the “Agreement”), among HCA Inc., a Delaware corporation (“HCA” or the “Parent Borrower”), the Subsidiary Borrowers party hereto, the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), BANK OF AMERICA, N.A., as Administrative Agent, Swingline Lender and Letter of Credit Issuer (such terms and each other capitalized term used but not defined in this introductory statement having the meaning provided in Section 1), JPMORGAN CHASE BANK, N.A. and CITICORP NORTH AMERICA, INC., as co-syndication agents (in such capacity, the “Co-Syndication Agents”), BANC OF AMERICA SECURITIES LLC, J.P. MORGAN SECURITIES INC., CITIGROUP GLOBAL MARKETS INC. and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as joint lead arrangers (in such capacity, the “Joint Lead Arrangers”) and bookrunners (in such capacity, the “Bookrunners”), DEUTSCHE BANK SECURITIES INC. and WACHOVIA CAPITAL MARKETS LLC, as joint bookrunners (in such capacity, the “Joint Bookrunners”), and MERRILL LYNCH CAPITAL CORPORATION, as documentation agent (in such capacity, the “Documentation Agent”).
          WHEREAS, the Parent Borrower, the Subsidiary Borrowers, the several lenders from time to time party thereto (the “Original Lenders”), the Administrative Agent, the Co-Syndication Agents, the Joint Lead Arrangers, the Bookrunners, the Joint Bookrunners and the Documentation Agent originally entered into a credit agreement on November 17, 2006 (the “Original Credit Agreement”), and the parties thereto desire to amend and restate the Original Credit Agreement on and subject to the terms and conditions set forth herein and in the Amendment Agreement dated as of the Amendment and Restatement Date (the “Amendment Agreement”);
          WHEREAS, the parties hereto intend to (i) create a new tranche of revolving credit commitments (the “New Revolving Credit Commitments”) in an aggregate principal amount equal to $2,000,000,000 and (ii) exchange (the “Exchange”) up to $2,000,000,000 of Revolving Credit Commitments (as defined in the Original Credit Agreement) and related outstanding Revolving Credit Loans (as defined in the Original Credit Agreement) of Original Lenders opting to so exchange, for like principal amounts of New Revolving Credit Commitments and related revolving loans (the “New Revolving Credit Loans”) and, for those Original Lenders not opting to participate in the Exchange, terminate the Revolving Credit Commitments and repay in full the Revolving Credit Loans of such non-exchanging Original Lenders (the “Repayment”). After giving effect to the Exchange and Repayment on the effective date of the Agreement, all outstanding Revolving Credit Loans and the Revolving Credit Commitments (each as defined in the Original Credit Agreement) shall be deemed terminated;
          WHEREAS, Parent Borrower and Subsidiary Borrowers intend to prepay their Revolving Credit Loans (as defined in the Original Credit Agreement) with the proceeds from the New Revolving Credit Loans (it being understood that Original Lenders that execute and deliver the Amendment Agreement are exchanging all or a portion of their Revolving Credit Loans (as stipulated therein) under the Original Credit Agreement for New Revolving Credit Loans hereunder);

          WHEREAS, the Borrowers shall pay to each Original Lender all accrued and unpaid interest (including any Reserve Amount) and Commitment Fees to, but not including, the Amendment and Restatement Date.
          WHEREAS, the parties hereto intend that (a) the Obligations under the Original Credit Agreement that remain unpaid and outstanding as of the Amendment and Restatement Date shall continue to exist under this Agreement on the terms set forth herein and in the Amendment Agreement, (b) any letters of credit outstanding under the Original Credit Agreement as of the Amendment and Restatement Date shall be Letters of Credit as defined in this Agreement, (c) the Security Documents shall continue (in accordance with their terms) to secure, guarantee, support and otherwise benefit, as applicable, the Obligations under the Original Credit Agreement as well as the other Obligations of the Parent Borrower, the Subsidiary Borrowers and the other Credit Parties under this Agreement (including, without limitation, Obligations in respect of the New Revolving Credit Loans) and the other Credit Documents and (d) all schedules and exhibits to the Original Credit Agreement shall be incorporated by reference herein, mutatis mutandis, except for and to the extent that Schedule 1.1(c) is being deleted and Exhibits H-1 and K are expressly amended and restated in connection herewith;
          WHEREAS, pursuant to the Agreement and Plan of Merger (as amended from time to time in accordance therewith, the “Acquisition Agreement”), dated as of July 24, 2006, by and among HCA, Holdings and Merger Sub, Merger Sub will merge with and into HCA (the “Merger”), with HCA surviving the Merger as a wholly-owned Subsidiary of Holdings;
          WHEREAS, to fund, in part, the Merger, the Sponsors and certain other investors (including the Management Investors) contributed an amount in cash to Holdings and/or a direct or indirect parent thereof in exchange for Stock and Stock Equivalents (which cash has been contributed to the Parent Borrower in exchange for common Stock of the Parent Borrower), which together with the amount of any rollover equity issued to existing shareholders of the Parent Borrower (such contribution and rollover, collectively, the “Equity Investments”) was approximately 15% of the aggregate pro forma capitalization of the Parent Borrower on the Original Closing Date;
          WHEREAS, to consummate the transactions contemplated by the Acquisition Agreement, (a) the Parent Borrower issued under the Junior Lien Notes Indenture $1,000,000,000 aggregate principal amount of 9 1/8% senior secured notes due 2014 (the “2014 Cash Pay Notes”), $3,200,000,000 aggregate principal amount of 9 1/4% senior secured notes due 2016 (the “2016 Cash Pay Notes” and together with the 2014 Cash Pay Notes, the “Cash Pay Notes”) and $1,500,000,000 aggregate principal amount of 9 5/8%/10 3/8% senior secured toggle notes due 2016 (the “Toggle Notes,” and together with the Cash Pay Notes, the “Junior Lien Notes”) in sales pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Junior Lien Notes Offering”), generating aggregate gross proceeds of $5,700,000,000 and (b) the Parent Borrower and the European Subsidiary Borrower (as defined in the CF Agreement) entered into the CF Facilities to borrow (i) tranche A term loans on the Original Closing Date in an aggregate principal amount of $2,750,000,000, (ii) tranche B term loans on the Original Closing Date in an aggregate principal amount of $8,800,000,000, (iii) European tranche term loans on the Original Closing Date in an aggregate principal amount of €1,00,000,000, and (iv) revolving credit loans made available to the Parent Borrower at any time and from time to time in accordance with the terms of the CF Agreement in an aggregate principal amount at any time outstanding not in excess of $2,000,000,000 less the sum of (A) the aggregate letters of credit outstanding thereunder at such time and (B) the aggregate principal amount of all swingline loans outstanding thereunder at such time;
          WHEREAS, the proceeds of New Revolving Credit Loans and Swingline Loans will be used by the Borrowers on or after the Amendment and Restatement Date for general corporate purposes (including Permitted Acquisitions). Letters of Credit will be used by the Borrowers for general corporate purposes; and
          WHEREAS, the Lenders and Letter of Credit Issuer are willing to make available to the Borrowers such revolving credit and letter of credit facilities upon the terms and subject to the conditions set forth herein;
          NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:
          SECTION 1. Definitions
          1.1. Defined Terms
          (a) As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):
          “ABL Entity” shall mean a direct Restricted Subsidiary of a 1993 Indenture Restricted Subsidiary, substantially all of the business of which consists of financing the acquisition or disposition of accounts receivable and related assets.
          “ABR” shall mean for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Effective Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate.” The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the ABR due to a change in such rate announced by the Administrative Agent or in the Federal Funds Effective Rate shall take effect at the opening of business on the day specified in the public announcement of such change or on the effective date of such change in the Federal Funds Effective Rate, respectively.
          “ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(a) and, in any event, shall include all Swingline Loans.
          “Accommodation Payment” shall have the meaning provided in Section 14.20.
          “Account Debtor” shall mean “account debtor” as defined in Article 9 of the UCC, and any other Person who may become obligated to a Credit Party under, with respect to,

           or on account of an Account of such Credit Party (including without limitation any guarantor or performance of an Account).
          “Accounts” shall mean collectively (a) any right to payment of a monetary obligation arising from the provision of merchandise, goods or services by the Parent Borrower or any of its Subsidiaries in the course of their respective healthcare provision operations, (b) without duplication, any “account” (as that term is defined in the UCC on the Original Closing Date or thereafter in effect), any accounts receivable, any “heath-care-insurance receivables” (as that term is defined in the UCC on the Original Closing Date or thereafter in effect), any “payment intangibles” (as that term is defined in the UCC on the Original Closing Date or thereafter in effect) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, in each case arising in the course of their respective healthcare provision operations, (c) all accounts, contract rights, general intangibles, rights, remedies, guarantees, supporting obligations, letter of credit rights and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under any of the Credit Documents in respect of the foregoing, (d) all information and data compiled or derived by any Secured Party or to which any Secured Party is entitled in respect of or related to the foregoing (other than any such information and data subject to legal restrictions of patient confidentiality), (e) all collateral security of any kind, given by any Account Debtor or any other Person to any Secured Party, with respect to any of the foregoing, and (f) all proceeds of the foregoing.
          “ACH” shall mean automated clearing house transfers.
          “Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Parent Borrower and its Subsidiaries therein were to such Pro Forma Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in a manner not inconsistent with GAAP.
          “Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”
          “Acquisition Agreement” shall have the meaning provided in the preamble to this Agreement.
          “Adjusted Total New Revolving Credit Commitment” shall mean at any time the Total New Revolving Credit Commitment less the aggregate New Revolving Credit Commitments of all Defaulting Lenders.
          “Administrative Agent” shall mean Bank of America, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 13.
          “Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 14.2 to the Original Credit Agreement or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.
          “Administrative Questionnaire” shall have the meaning provided in Section 14.6(b).
          “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.
          “Agent Parties” shall have the meaning provided in Section 14.17(c).
          “Agents” shall mean the Administrative Agent, the Collateral Agent, each Co-Syndication Agent, each Joint Lead Arranger and Bookrunner, each Joint Bookrunner and the Documentation Agent.
          “Aggregate New Revolving Outstandings” shall have the meaning provided in Section 5.2(b).
          “Agreement” shall mean this Amended and Restated Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
          “Allocable Amount” shall have the meaning provided in Section 14.20.
          “Amendment Agreement” shall have the meaning set forth in the recitals hereto.
          “Amendment and Restatement Date” shall mean June 20, 2007.
          “Applicable ABR Margin” shall mean at any date, with respect to each ABR Loan, the applicable percentage per annum set forth below based upon the Status in effect on such date:

Status	Applicable ABR Margin
Level I Status	0.50%
Level II Status	0.25%
Level III Status	0.00%
Notwithstanding the foregoing, Level I Status shall apply during the period from and including the Amendment and Restatement Date to but excluding the Trigger Date.
          “Applicable Amount” shall mean, at any time (the “Reference Time”), an amount equal to (a) the sum, without duplication, of:
     (i) an amount equal to the greater of (x) zero and (y) 50% of Cumulative Consolidated Net Income for the period from October 1, 2006 until the last day of the then most recent fiscal quarter for which Section 9.1 Financials have been delivered; provided that, for the purposes of Sections 10.6(c)(iii) and 10.7(a)(i)(z) only, the amount in this clause (i) shall only be available if the Consolidated Total Debt to Consolidated EBITDA Ratio for the most recently ended Test Period is less than 6.00:1.00, determined on a Pro Forma Basis after giving effect to any dividend or prepayment, repurchase or redemption actually made pursuant to Section 10.6(c)(iii) or 10.7(a)(i)(z); and
     (ii) the amount of any capital contributions (other than (A) the Equity Investments, (B) any Cure Amount, (C) any amount added back in the definition of Consolidated EBITDA pursuant to clause (a)(ix) thereof, (D) any contributions in respect of Disqualified Equity Interests, (E) any amount applied to redeem Stock or Stock Equivalents of the Parent Borrower pursuant to Section 10.6(a) and (F) any amount received by the Parent Borrower in satisfaction of the requirements of the first sentence of Section 10.7(d)) made in cash to, or any proceeds of an equity issuance received by, the Parent Borrower from and including the Business Day immediately following the Original Closing Date through and including the Reference Time, including proceeds from the issuance of Stock or Stock Equivalents of any direct or indirect parent of the Parent Borrower, minus (b) the sum, without duplication, of:
     (i) the aggregate amount of Investments made pursuant to Section 10.5(g)(ii)(y) or 10.5(i)(ii)(y) following the Original Closing Date and prior to the Reference Time;
     (ii) the aggregate amount of dividends pursuant to Section 10.6(c)(iii) following the Original Closing Date and prior to the Reference Time; and
     (iii) the aggregate amount of prepayments, repurchases and redemptions of Junior Indebtedness pursuant to Section 10.7(a)(i)(z) following the Original Closing Date and prior to the Reference Time.
          “Applicable Date” shall mean (i) with respect to any fiscal quarter commencing on January 1 of any year, the last Business Day of April of such year, (ii) with respect to any fiscal quarter commencing on April 1 of any year, the last Business Day of June of such year, (iii) with respect to any fiscal quarter commencing on July 1 of any year, the last Business Day of September of such year and (iv) with respect to any fiscal quarter commencing on October 1 of any year, the last Business Day of December of such year.
          “Applicable LIBOR Margin” shall mean, at any date, with respect to each LIBOR Loan, the percentage per annum set forth below based upon the Status in effect on such date:

Status	Applicable LIBOR Margin
Level I Status	1.50%
Level II Status	1.25%
Level III Status	1.00%
Notwithstanding the foregoing, Level I Status shall apply during the period from and including the Amendment and Restatement Date to but excluding the Trigger Date.
          “Applicable Quarter” shall have the meaning provided in Section 2.8(d).
          “Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit J to the Original Credit Agreement, or such other form as may be approved by the Administrative Agent.
          “Authorized Officer” shall mean the President, the Chief Financial Officer, the Treasurer, the Vice President-Finance or any other senior officer of the Parent Borrower (or, if expressly used with reference to a Subsidiary Borrower, of such Subsidiary Borrower) designated as such in writing to the Administrative Agent by the applicable Borrower.
          “Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(d).
          “Auto-Reinstatement Letter of Credit” shall have the meaning provided in Section 3.2(e).
          “Availability Reserves” shall mean, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves, subject to Section 2.15, as the Administrative Agent, in its Permitted Discretion, determines as being appropriate to reflect any impediments to the realization upon the Collateral consisting of Eligible Accounts included in the Borrowing Base (including claims that the Administrative Agent determines will need to be satisfied in connection with the realization upon such Collateral).
          “Available Commitment” shall mean an amount equal to the excess, if any, of (a) the amount of the Total New Revolving Credit Commitment over (b) the sum of (i) the aggregate principal amount of all New Revolving Credit Loans (but not Swingline Loans) then outstanding and (ii) the aggregate Letters of Credit Outstanding at such time.
          “Bain” shall mean Bain Capital Partners LLC.
          “Bank of America” shall mean Bank of America, N.A. and its successors.
          “Bankruptcy Code” shall have the meaning provided in Section 11.5.

          “Blocked Account Agreement” shall have the meaning provided in Section 9.15(a).
          “Blocked Accounts” shall have the meaning provided in Section 9.15(a).
          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).
          “Borrower Materials” shall have the meaning provided Section 14.17(b).
          “Borrowers” shall mean the Parent Borrower and the Subsidiary Borrowers, jointly, severally and collectively.
          “Borrowing” shall mean and include (a) the incurrence of Swingline Loans from the Swingline Lender on a given date, (b) the incurrence of one Type of New Revolving Credit Loan on a given date (or resulting from conversions on a given date) having, in the case of LIBOR Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans) and (c) the incurrence of any Protective Advance.
          “Borrowing Base” shall mean, on any date, a dollar amount equal to (x) 85% multiplied by the book value of Eligible Accounts plus (y) 85% multiplied by the book value of Eligible Credit Card Receivables (without duplication) minus (z) any Reserves; provided that the portion of the Borrowing Base attributable to (i) Self-Pay Accounts shall not exceed the lesser of (a) $80.0 million and (b) the aggregate amount of cash collections received in respect of Self-Pay Accounts during the three calendar month period then most recently completed for which internal financial statements are available and (ii) Potential Medicaid Accounts shall not exceed the lesser of (a) $75.0 million and (b) the aggregate amount of Potential Medicaid Accounts that have been converted into Medicaid Accounts during the three calendar month period then most recently completed for which internal financial statements are available. The Administrative Agent, in its Permitted Discretion, may adjust the Borrowing Base by applying percentages (known as “liquidating factors”) to Eligible Accounts by payor class based upon the applicable Borrower’s actual recent collection history for each such payor class (i.e., Medicare, Medicaid, commercial insurance, etc.) in a manner consistent with the Administrative Agent’s underwriting practices and procedures.
          “Borrowing Base Certificate” shall mean a certificate, duly executed by a Financial Officer or controller of the Parent Borrower, appropriately completed and substantially in the form of Exhibit A to the Original Credit Agreement.
          “Business Day” shall mean any day excluding Saturday, Sunday and any day that in the jurisdiction where the Administrative Agent’s Office for Loans is located shall be a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close; provided, however, if such day relates to any interest rate settings as to a LIBOR Loan, any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits are conducted by and between banks in the London interbank eurodollar market.

          “Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.
          “Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.
          “Cash Collateralize” shall have the meaning provided in Section 3.8(d).
          “Cash Dominion Event” shall mean either (i) the occurrence and continuance of any Event of Default under Section 11.1 or 11.5, or (ii) the Parent Borrower has failed to maintain Excess Global Availability of at least $250.0 million for five (5) consecutive Business Days, and in the case of this clause (ii), the Administrative Agent has notified the Parent Borrower thereof. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing at the Administrative Agent’s option (x) if the Cash Dominion Event arises under clause (i) above, so long as such Event of Default is continuing, or (y) if the Cash Dominion Event arises as a result of the Parent Borrower’s failure to achieve and maintain Excess Global Availability as required hereunder, until Excess Global Availability has exceeded $250.0 million for thirty (30) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing (even if such an Event of Default is no longer continuing and/or Excess Global Availability exceeds the required amount for thirty (30) consecutive days) at all times in any four fiscal quarter period after a Cash Dominion Event has occurred and been discontinued on two occasions in such four fiscal quarter period.
          “Cash Management Agreement” shall mean any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.
          “Cash Management Bank” shall mean any Person that, either (x) at the time it enters into a Cash Management Agreement or (y) on the Original Closing Date, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.
          “Cash Management Systems” shall have the meaning provided in Section 9.15(a).
          “Cash Pay Notes” shall have the meaning provided in the preamble to this Agreement.
          “CF Agreement” shall mean the Credit Agreement, dated as of November 17, 2006, among the Parent Borrower, the European subsidiary borrowers party thereto, the lending institutions from time to time parties thereto, Bank of America, N.A., as administrative agent, swingline lender and letter of credit issuer, JPMorgan Chase Bank, N.A. and Citicorp North America, Inc., as co-syndication agents, Banc of America Securities LLC, J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and bookrunners, Deutsche Bank Securities Inc. and Wachovia Capital Markets LLC, as joint bookrunners, and Merrill Lynch Capital Corporation, as documentation agent as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.
          “CF Collateral Agent” shall mean the collateral agent under the CF Facilities.
          “CF Documents” shall mean the CF Agreement, any guaranties issued thereunder and the collateral and security documents (and intercreditor agreements) entered into in connection therewith.
          “CF Facilities” shall mean the credit facilities under the CF Agreement, including any guarantees, collateral documents and account control agreements, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.
          “CF Revolving Credit Facility” shall mean the revolving credit facility under the CF Agreement.
          “CHAMPVA” shall mean, collectively, the Civilian Health and Medical Program of the Department of Veteran Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veteran Affairs, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including, without limitation, (a) all federal statutes (whether set forth in 38 U.S.C. § 1713 or elsewhere) affecting such program to the extent applicable to CHAMPVA and (b) all rules, regulations (including 38 C.F.R. § 17.54), manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.
          “CHAMPVA Account” shall mean an Account payable pursuant to CHAMPVA.
          “Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) any guideline, request or directive issued or made after the Original Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) that requires compliance by a Lender.
          “Change of Control” shall mean and be deemed to have occurred if (a) the Sponsors, the Frist Shareholders and the Management Investors shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 35% of the voting power of the outstanding Voting Stock of the Parent Borrower (other than as the result of one or more widely distributed offerings of the common Stock of the Parent Borrower or any direct or indirect parent thereof, in each case whether by the Parent Borrower, such parent, the Sponsors, the Frist Shareholders or the Management Investors); or (b) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of the Parent Borrower that exceeds the percentage of the voting power of such Voting Stock then beneficially owned, in the aggregate, by the Sponsors, the Frist Shareholders and the Management Investors, unless, in the case of either clause (a) or (b) above, the Sponsors, the Frist Shareholders and the Management Investors have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of the Parent Borrower; or (c) Continuing Directors shall not constitute at least a majority of the board of directors of the Parent Borrower; or (d) at any time, a Change of Control (as defined in the Junior Lien Notes Indenture or any agreement governing Subordinated Indebtedness) shall have occurred; or (e) the Parent Borrower shall cease to own directly 100% of the Stock and Stock Equivalents of Healthtrust; provided that no Change of Control shall be deemed to have occurred under this clause (e) solely as a result of the preferred Stock of Healthtrust that is owned by Columbia-SDH and Epic Properties continuing to be owned by such entities so long as Columbia-SDH and Epic Properties are direct or indirect wholly-owned Subsidiaries of Healthtrust.
          “Class,” when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are New Revolving Credit Loans, Protective Advances, Incremental Revolving Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a New Revolving Credit Commitment or a Incremental Revolving Credit Commitment.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.
          “Collateral” shall have the meaning assigned thereto in to the Security Agreement.
          “Collateral Agent” shall mean Bank of America, as collateral agent under the Security Documents, or any successor collateral agent pursuant to Section 13.
          “Collection Account” shall mean the account of the Administrative Agent designated by the Administrative Agent as such in writing. Any funds on deposit in the Collection Account shall at all times constitute Collateral.
          “Columbia-SDH” shall mean Columbia-SDH Holdings, Inc., a Delaware corporation.
          “Commitment Fee” shall have the meaning provided in Section 4.1(a).
          “Commitment Fee Gross-Up Date” shall have the meaning provided in Section 4.1(a).
          “Commitment Fee Payment” shall have the meaning provided in Section 4.1(a).

          “Commitment Fee Rate” shall mean, with respect to the Available Commitment on any day, the rate per annum set forth below opposite the Status in effect on such day:

Status	Commitment Fee Rate
Level I Status	0.375%
Level II Status	0.375%
Level III Status	0.250%
Notwithstanding the foregoing, the term “Commitment Fee Rate” shall mean 0.375% during the period from and including the Original Closing Date to but excluding the Trigger Date.
          “Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s New Revolving Credit Commitment, Incremental Revolving Credit Commitment and commitment to acquire participations in Protective Advances.
          “Communications” shall have the meaning provided in Section 14.17(a).
          “Concentration Account” shall have the meaning provided in Section 9.15(a).
          “Confidential Healthcare Information” shall have the meaning provided in Section 9.2.
          “Confidential Information” shall have the meaning provided in Section 14.16.
          “Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Parent Borrower dated August 2006, the Confidential Information Memorandum of the Parent Borrower dated September 2006, in each case delivered to Lenders in connection with this Agreement, and the Confidential Information Memorandum of the Parent Borrower dated October 2006; provided that in the event and to the extent of any inconsistencies between or among any of the foregoing, “Confidential Information Memorandum” shall refer to the most recent thereof.
          “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus:
     (a) without duplication and to the extent deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for the Parent Borrower and the Restricted Subsidiaries for such period:
     (i) total interest expense and to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income (other than interest income of HCI) and gains on such hedging obligations, and costs of surety bonds in connection with financing activities,
     (ii) provision for taxes based on income, profits or capital, including federal, foreign state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period, including any penalties and interest relating to any tax examinations,
     (iii) depreciation and amortization,
     (iv) Non-Cash Charges,
     (v) extraordinary losses, unusual or non-recurring charges, severance costs, relocation costs, integration and facilities opening costs, signing costs, retention or completion bonuses, transition costs and costs from curtailments or modifications to pension and post-retirement employee benefit plans,
     (vi) restructuring charges or reserves (including restructuring costs related to acquisitions after the Original Closing Date and to closure and/or consolidation of facilities),
     (vii) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Subsidiary deducted (and not added back) in such period to Consolidated Net Income,
     (viii) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors,
     (ix) any costs or expenses pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Parent Borrower or net cash proceeds of an issuance of Stock or Stock Equivalents (other than Disqualified Equity Interests) of the Parent Borrower (provided such capital contributions are not included in the Cure Amount and have not been applied to increase the “Applicable Amount” pursuant to clause (ii) of the definition thereof),
     (x) the amount of net cost savings projected by the Parent Borrower in good faith to be realized as a result of specified actions (i) taken by the Parent Borrower and its Restricted Subsidiaries prior to such date of determination or (ii) expected to be taken on or prior to the third anniversary of the Original Closing Date (in each case, calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) in the case of subclause (ii) above, such actions are taken on or prior to the third anniversary of the Original Closing Date, (C) no cost savings shall be added pursuant to this clause (x) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (vi) above with respect to such period and (D) the aggregate amount of cost savings added pursuant to this clause (x) shall not exceed $200,000,000 for any period consisting of four consecutive quarters,

     (xi) to the extent covered by insurance and actually reimbursed, or, so long as the Parent Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption, and
     (xii) the amount of losses on Dispositions of receivables and related assets in connection with any Permitted Receivables Financing, less
     (b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
     (i) extraordinary gains and unusual or non-recurring gains,
     (ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),
     (iii) gains on asset sales (other than asset sales in the ordinary course of business), and
     (iv) any net after-tax income from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments, in each case, as determined on a consolidated basis for the Parent Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that
     (i) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness or intercompany balances (including the net loss or gain resulting from Hedge Agreements for currency exchange risk),
     (ii) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133,
     (iii) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Parent Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Parent Borrower or such Restricted Subsidiary (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired

Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) other than for purposes of determining the Applicable Amount, the Applicable ABR Margin, the Applicable LIBOR Margin and the Commitment Fee Rate, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a Pro Forma Adjustment Certificate and delivered to the Lenders and the Administrative Agent, and
     (iv) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations by the Parent Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”) based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition or conversion).
Notwithstanding anything to the contrary contained herein and subject to adjustment as provided in clauses (iii) and (iv) of the immediately preceding proviso with respect to acquisitions and dispositions occurring following the Original Closing Date, Consolidated EBITDA shall be deemed to be $1,233,000,000, $1,112,000,000 and $974,000,000, respectively, for the fiscal quarters ended March 31, 2006, June 30, 2006, and September 30, 2006.
          “Consolidated EBITDA to Consolidated Interest Expense Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the relevant Test Period to (b) Consolidated Interest Expense for such Test Period.
          “Consolidated First Lien Debt” shall mean Consolidated Total Debt secured by a Lien on any assets of the Parent Borrower or any of its Restricted Subsidiaries (other than (i) a Lien ranking junior to the Lien securing the Obligations on a basis at least as substantially favorable to the Lenders as the basis on which the Lien securing the Junior Lien Notes ranks junior to the Lien securing the Obligations and (ii) Liens on assets not constituting Collateral permitted pursuant to Section 10.2).
          “Consolidated First Lien Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated First Lien Debt as of such date to (b) Consolidated EBITDA for the Test Period then last ended.
          “Consolidated Interest Expense” shall mean, for any period, the sum of (i) the cash interest expense including that attributable to Capital Leases in accordance with GAAP

(provided that any payment of cash interest pursuant to Section 10.6(e) on the required date of determination of Consolidated Interest Expense for any purpose under this Agreement shall be added to Consolidated Interest Expense for the period for which such determination is being made), net of cash interest income (other than interest income of HCI), of the Parent Borrower and the Restricted Subsidiaries and, solely for purposes of calculating the Consolidated EBITDA to Consolidated Interest Expense Ratio in Section 10.6(e), Holdings, on a consolidated basis in accordance with GAAP with respect to all outstanding Indebtedness of the Parent Borrower and the Restricted Subsidiaries and, solely for purposes of calculating the Consolidated EBITDA to Consolidated Interest Expense Ratio in Section 10.6(e), Holdings, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements (other than currency swap agreements, currency future or option contracts and other similar agreements) and (ii) any cash payments made during such period in respect of obligations referred to in clause (b) below relating to Funded Debt that were amortized or accrued in a previous period (other than any such obligations resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with the Transaction or any Permitted Acquisition), but excluding, however, (a) amortization of deferred financing costs and any other amounts of non-cash interest, (b) the accretion or accrual of discounted liabilities during such period, and (c) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP and excluding, for the avoidance of doubt, any interest in respect of items excluded from Indebtedness in the proviso to the definition thereof, provided that (a) except as provided in clause (b) below, there shall be excluded from Consolidated Interest Expense for any period the cash interest expense (or cash interest income) of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Interest Expense, (b) there shall be included in determining Consolidated Interest Expense for any period the cash interest expense (or income) of any Acquired Entity or Business acquired during such period and of any Converted Restricted Subsidiary converted during such period, in each case based on the cash interest expense (or income) of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) assuming any Indebtedness incurred or repaid in connection with any such acquisition or conversion had been incurred or prepaid on the first day of such period, and (c) there shall be excluded from determining Consolidated Interest Expense for any period the cash interest expense (or income) of any Sold Entity or Business disposed of during such period, based on the cash interest expense (or income) relating to any Indebtedness relieved, retired or repaid in connection with any such disposition of such Sold Entity or Business for such period (including the portion thereof occurring prior to such disposal) assuming such debt relieved, retired or repaid in connection with such disposition had been relieved, retired or repaid on the first day of such period.
          Notwithstanding anything to the contrary contained herein, Consolidated Interest Expense shall be deemed to be $175,000,000, $183,000,000 and $192,000,000, respectively, for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.
          “Consolidated Net Income” shall mean, for any period, the net income (loss) of the Parent Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication,

     (a) extraordinary items for such period,
     (b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income,
     (c) in the case of any period that includes a period ending prior to or during the fiscal quarter ending September 30, 2007, Transaction Expenses,
     (d) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, recapitalization, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Original Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction,
     (e) any income (loss) for such period attributable to the early extinguishment of Indebtedness or to hedging obligations or other derivative instruments,
     (f) accruals and reserves required to be established or adjusted as a result of the Transactions in accordance with GAAP or changes as a result of adoption of or modification of accounting policies, in each case, within twelve months after the Original Closing Date; and
     (g) the income (loss) for such period of any Unrestricted Subsidiary, except to the extent distributed to the Parent Borrower or any Restricted Subsidiary.
There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to inventory, property, equipment and intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Parent Borrower and the Restricted Subsidiaries), as a result of the Transactions, any consummated acquisition whether consummated before or after the Original Closing Date, or the amortization or write-off of any amounts thereof.
          “Consolidated Persons” shall mean, at any time, each of the Persons listed on Schedule 1.1(h) to the Original Credit Agreement so long as (i) such Person’s financial results are consolidated with the financial results of the Parent Borrower in accordance with GAAP at such time and (ii) no Sponsor or Frist Shareholder (or any controlling affiliate of any Sponsor or of any Frist Shareholder) holds any Stock or Stock Equivalents of such Person at such time.
          “Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Parent Borrower and the Restricted Subsidiaries at such date.
          “Consolidated Total Debt” shall mean, as of any date of determination, (a) the sum of all Indebtedness of the types described in clause (a), clause (c) (but, in the case of clause (c),

only to the extent of any unreimbursed drawings under any letter of credit) and clause (e) of the definition thereof actually owing by the Parent Borrower and the Restricted Subsidiaries on such date to the extent appearing on the balance sheet of the Parent Borrower determined on a consolidated basis in accordance with GAAP (provided that the amount of any Capitalized Lease Obligations or any such Indebtedness issued at a discount to its face value shall be determined in accordance with GAAP) minus (b) the aggregate cash and cash equivalents included in the cash and cash equivalents accounts listed on the balance sheet of the Parent Borrower and the Restricted Subsidiaries as at such date determined on a consolidated basis in accordance with GAAP excluding (x) all cash of HCI and (y) any cash subject to a Lien other than nonconsensual Liens permitted by Section 10.2 and Liens permitted by Section 10.2(m), (n) and (o).
          “Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.
          “Continuing Director” shall mean, at any date, an individual (a) who is a member of the board of directors of the Parent Borrower Original Closing Date, (b) who, as of the date of determination, has been a member of such board of directors for at least the twelve preceding months, (c) who has been nominated to be a member of such board of directors, directly or indirectly, by a Sponsor or Persons nominated by a Sponsor or (d) who has been nominated to be a member of such board of directors by a majority of the other Continuing Directors then in office.
          “Contractual Requirement” shall have the meaning provided in Section 8.3.
          “Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”
          “Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”
          “Co-Syndication Agents” shall mean JPMorgan Chase Bank, N.A. and Citicorp North America, Inc., together with their respective affiliates, as co-syndication agents for the Lenders under this Agreement and the other Credit Documents.
          “Covenant Compliance Event” shall mean Excess Facility Availability at any time is less than or equal to 10% of the Borrowing Base. For purposes hereof, the occurrence of a Covenant Compliance Event shall be deemed continuing until Excess Facility Availability has exceeded 10% of the Borrowing Base for thirty (30) consecutive days, in which case a Covenant Compliance Event shall no longer be deemed to be continuing for purposes of this Agreement.
          “Credit Card Notifications” shall have the meaning provided in Section 9.15(e).
          “Credit Documents” shall mean this Agreement (including the Original Credit Agreement), the Amendment Agreement, the Security Documents, each Letter of Credit and any promissory notes issued by a Borrower hereunder.

          “Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.
          “Credit Facilities” shall mean, collectively, each category of Commitments and each extension of credit hereunder.
          “Credit Party” shall mean the Parent Borrower and each of the Subsidiary Borrowers.
          “Cumulative Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period, taken as a single accounting period. Cumulative Consolidated Net Income may be a positive or negative amount.
          “Cure Amount” shall have the meaning provided in Section 12.
          “Cure Right” shall have the meaning provided in Section 12.
          “Debt Repayment” shall mean the repayment, prepayment, repurchase or defeasance of the Indebtedness of the Parent Borrower under the 1993 Indenture that is identified on Schedule 1.1(g) to the Original Credit Agreement and that was repaid, prepaid, repurchased or defeased on the Original Closing Date (or such later date as may be necessary to effect the Debt Repayment in accordance with the tender offers therefor).
          “Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.
          “Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.
          “Delayed Equity Arrangements” shall have the meaning provided in Section 8.17.
          “Delayed Equity Amount” means an amount, in Dollars, equal to the lesser of (x) $100,000,000 and (y) the amount by which the Equity Investment actually made on the Original Closing Date would have to have been increased (assuming (I) a corresponding decrease in the amount of consolidated Indebtedness of the Parent Borrower and its Subsidiaries outstanding on the Original Closing Date and (II) that such consolidated Indebtedness had been further reduced by the Option Note Amount) in order for the sum of (i) the Equity Investment actually made on the Original Closing Date and (ii) the Option Note Amount to have constituted 15% of the aggregate pro forma capitalization of the Parent Borrower on the Original Closing Date. For the avoidance of doubt, no amount deemed received by the Parent Borrower in respect of the Option Note Amount for purposes of the first sentence of Section 10.7(d) shall also be deemed received by the Parent Borrower in respect of the Delayed Equity Amount for purposes of such sentence.
          “Designated Non-Borrower Subsidiary” shall mean any Restricted Subsidiary of the Parent Borrower that is designated as a Designated Non-Borrower Subsidiary by the Parent Borrower in a written notice to the Administrative Agent, provided that (a) each of (i) an amount equal to the Parent Borrower’s direct or indirect equity ownership percentage of the net worth of such Restricted Subsidiary immediately prior to such designation (such net worth to be calculated without regard to any guarantee provided by such designated Restricted Subsidiary) and (ii) without duplication of any amount included in the preceding clause (i), the aggregate principal amount of any Indebtedness owed by such designated Restricted Subsidiary to the Parent Borrower or any other Credit Party immediately prior to such designation, shall be deemed to be an Investment by the Parent Borrower, on the date of such designation, in a Restricted Subsidiary that is not a Credit Party, all calculated, except as set forth in the parenthetical to clause (i) above, on a consolidated basis in accordance with GAAP and (b) no Default or Event of Default would result from such designation after giving effect thereto. The Parent Borrower may, by written notice to the Administrative Agent, re-designate any Designated Non-Borrower Subsidiary as a Borrower, and thereafter, such Subsidiary shall no longer constitute a Designated Non-Borrower Subsidiary, but only if (x) no Default or Event of Default would result from such re-designation and (y) such Subsidiary becomes a party to this Agreement by executing a joinder hereto and to the applicable Security Documents in order to become a Borrower and pledgor, as applicable, thereunder.
          “Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Parent Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 10.4(b) or Section 10.4(c) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Parent Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).
          “Disbursement Account” shall have the meaning provided in Section 9.15(a).
          “Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Parent Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business or Converted Unrestricted Subsidiary and its respective Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as the case may be.
          “Disposition” shall have the meaning provided in Section 10.4(b).
          “Disqualified Equity Interests” shall mean any Stock or Stock Equivalent which, by its terms (or by the terms of any security or other Stock or Stock Equivalent into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except (i) as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments or (ii) pursuant to any put option with respect to any Stock or Stock Equivalent of a Subsidiary granted in favor of any Facility Syndication Partner in connection with syndications of ambulatory surgery centers, outpatient diagnostic or imaging centers, hospitals or other healthcare businesses operated or conducted by such Subsidiary (collectively, “Syndications”)), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for scheduled payments of dividends in cash (other than, in the case of Stock or Stock Equivalents of a Subsidiary issued to a Facility Syndication Partner in connection with a Syndication or held by a Restricted Subsidiary, periodic distributions of available cash (determined in good faith by the Parent Borrower) to the holders of such class of Stock or Stock Equivalents on a pro rata basis), or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Stock or Stock Equivalent that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Final Maturity Date.
          “Dividends” or “dividends” shall have the meaning provided in Section 10.6.
          “Documentation Agent” shall mean Merrill Lynch Capital Corporation.
          “Dollars” and “$” shall mean dollars in lawful currency of the United States of America.
          “Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such other currency.
          “Domestic Subsidiary” shall mean each Subsidiary of the Parent Borrower that is organized under the laws of the United States, any state or territory thereof, or the District of Columbia.
          “Drawing” shall have the meaning provided in Section 3.4(b).
          “Eligible Accounts” shall mean, at any date of determination thereof, the aggregate amount of all Accounts at such date due to a Borrower except to the extent that (determined without duplication):
     (a) such Account does not arise from the sale of goods or the performance of services by such Borrower (or, in the case of an ABL Entity, does not arise from the sale of goods or the performance of services by a 1993 Indenture Restricted Subsidiary) in the ordinary course of its business;
     (b) (i) such Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever (other than the preparation and delivery of an invoice) or (ii) as to which such Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;
     (c) any defense, counterclaim, set-off or dispute exists as to such Account, but only to the extent of such defense, counterclaim, setoff or dispute;

     (d) such Account is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor (or, in the event that the Account Debtor is a Third Party Payor, merchandise sold to or services rendered and accepted by the intended beneficiary);
     (e) an invoice, reasonably acceptable to the Administrative Agent in form and substance or otherwise in the form otherwise required by any Account Debtor, has not been sent to the applicable Account Debtor in respect of such Account within 30 days after the earlier of (i) the date the patient as to which such Account relates has been discharged or (ii) the date as of which such Account is first included in the Borrowing Base Certificate or otherwise reported to the Administrative Agent as Collateral;
     (f) such Account (i) is not owned by such Borrower or (ii) is subject to any Lien, other than Liens permitted hereunder pursuant to Sections 10.2(a), (b), (c) and (d);
     (g) such Account is the obligation of an Account Debtor that is a director, officer, other employee or Affiliate of any Borrower (other than Accounts arising from the provision of medical care delivered to such Account Debtor in the ordinary course of business), or to any entity (other than Third Party Payor) that has any common officer or director with any Borrower;
     (h) except for Government Accounts that are otherwise Eligible Accounts, such Account is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or department, agency or instrumentality thereof unless the Administrative Agent, in its sole discretion, has agreed to the contrary in writing and such Borrower, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting assignment thereof;
     (i) [Reserved];
     (j) such Borrower is liable for goods sold or services rendered by the applicable Account Debtor to such Borrower but only to the extent of the potential offset;
     (k) upon the occurrence of any of the following with respect to such Account:
     (i) the Account is not paid within 180 days following the original invoice date (it being understood that with respect to Medicaid Accounts that were formerly Potential Medicaid Accounts, the 180-day period begins on the date of the first invoice sent to Medicaid);
     (ii) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due;
     (iii) any Account Debtor obligated upon such Account is a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign

(including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors; provided that Potential Medicaid Accounts shall not be excluded from Eligible Accounts solely as a result of this clause (k)(iii);
     (l) such Account is the obligation of an Account Debtor from whom 50% or more of the dollar amount of all Accounts owing by that Account Debtor are ineligible under the criteria set forth in this definition;
     (m) such Account in one as to which the Collateral Agent’s Lien thereon, on behalf of itself and the Lenders, is not a first priority perfected Lien, subject to Permitted Liens;
     (n) any of the representations or warranties in the Credit Documents with respect to such Account are untrue in any material respect with respect to such Account (or, with respect to representations or warranties that are qualified by materiality, any of such representations and warranties are untrue);
     (o) such Account is evidenced by a judgment, Instrument or Chattel Paper (each such term as defined in the UCC) (other than Instruments or Chattel Paper that are held by any Borrower or that have been delivered to the Collateral Agent);
     (p) except with respect to Government Accounts that are otherwise Eligible Accounts, such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination, exceeds 20% of all Eligible Accounts (but only the extent of such excess);
     (q) such Account is payable in any currency other than Dollars;
     (r) such Account is otherwise unacceptable to the Administrative Agent in its Permitted Discretion;
     (s) such Account has been redated, extended, compromised, settled or otherwise modified or discounted, except (i) discounts or modifications that are granted by a Borrower in the ordinary course of business and that are reflected in the calculation of the Borrowing Base and (ii) Medicaid Accounts converted from Potential Medicaid Accounts;
     (t) if such Borrower is or has been audited by any Third Party Payor either (i) any of such audits provides for adjustments in reimbursable costs or asserts claims for reimbursement or repayment by such Borrower of costs and/or payments theretofore made by such Third Party Payor that, if adversely determined, in the aggregate could reasonably be expected to have a Material Adverse Effect or (ii) such Borrower has had requests or assertions of claims for reimbursement or repayment by it of costs and/or payments theretofore made by any Third Party Payor that, if adversely determined, in the aggregate could reasonably be expected to have a Material Adverse Effect;
     (u) such Account exceeds the amount such Borrower is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to such Person’s usual charges (to the extent of such excess);
     (v) such Account is of an Account Debtor that is located in a state requiring the filing of a notice of business activities report or similar report in order to permit a Borrower to seek judicial enforcement in such state of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a notice of business activities report or equivalent report for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;
     (w) such Accounts were acquired or originated by a Person acquired in a Permitted Acquisition (until such time as the Administrative Agent has completed a customary due diligence investigation as to such Accounts and such Person, which investigation may, at the sole discretion of the Administrative Agent, include a field examination, and the Administrative Agent is reasonably satisfied with the results thereof); or
     (x) such Borrower is subject to an event of the type described in Section 11.5.
          “Eligible Credit Card Receivables” shall mean, as of any date of determination, Accounts due to a Borrower from major credit card and debit card processors (including, but not limited to, VISA, Mastercard, American Express, Diners Club, DiscoverCard, Interlink, NYCE, Star/Mac, Tyme, Pulse, Accel, AFF, Shazam, CU244, Alaska Option and Maestro) that arise in the ordinary course of business and which have been earned by performance and that are not excluded as ineligible by virtue of one or more of the criteria set forth below. None of the following shall be deemed to be Eligible Credit Card Receivables:
     (a) Accounts that have been outstanding for more than five (5) Business Days from the date of sale, or for such longer period(s) as may be approved by the Administrative Agent in its reasonable discretion;
     (b) Accounts with respect to which a Borrower does not have good, valid and marketable title, free and clear of any Lien (other than Liens permitted hereunder pursuant to Sections 10.2(a), (b), (c) and (d));
     (c) Accounts as to which the Collateral Agent’s Lien attached thereon on behalf of itself and the Lenders, is not a first priority perfected Lien, subject to Permitted Liens;
     (d) Accounts which are disputed, or with respect to which a claim, counterclaim, offset or chargeback (other than chargebacks in the ordinary course by the credit card processors) has been asserted, by the related credit card processor (but only to the extent of such dispute, counterclaim, offset or chargeback);
     (e) Except as otherwise approved by the Administrative Agent, Accounts as to which the credit card processor has the right under certain circumstances to require a Borrower to repurchase the Accounts from such credit card or debit card processor;

     (f) Except as otherwise approved by the Administrative Agent, Accounts arising from any private label credit card program of the Borrower; and
     (g) Accounts due from major credit card and debit card processors (other than JCB, Visa, Mastercard, American Express, Diners Club, DiscoverCard, Interlink, NYCE, Star/Mac, Tyme, Pulse, Accel, AFF, Shazam, CU244, Alaska Option and Maestro) which the Administrative Agent in its Permitted Discretion determines to be unlikely to be collected.
          “Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by the Parent Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.
          “Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law in effect on the Original Closing Date or thereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.
          “Epic Properties” shall mean Epic Properties, Inc., a Texas corporation.
          “Equity Investments” shall have the meaning provided in the preamble to this Agreement.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.
          “ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Parent Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “Event of Default” shall have the meaning provided in Section 11.
          “Excess Amount” shall have the meaning provided in Section 2.14.
          “Excess Facility Availability” shall mean, as of any date of determination thereof by the Administrative Agent, (x) the lesser of (1) the Borrowing Base and (2) the aggregate New Revolving Credit Commitment, minus (y) the aggregate New Revolving Exposure.
          “Excess Global Availability” shall mean, as of any date of determination thereof by the Administrative Agent, the sum of:
          (A) (x) the lesser of (1) the Borrowing Base and (2) the aggregate New Revolving Credit Commitment hereunder minus (y) the aggregate New Revolving Exposure hereunder, plus
          (B) the aggregate Revolving Credit Commitment (as defined in the CF Agreement) under the CF Revolving Credit Facility minus the aggregate Revolving Credit Exposure (as defined in the CF Agreement) under the CF Revolving Credit Facility.
          “Exchange” shall have the meaning provided in the recitals hereto.
          “Excluded Subsidiary” shall mean (a) each Domestic Subsidiary listed on Schedule 1.1(d) to the Original Credit Agreement and each future Domestic Subsidiary, in each case, for so long as any such Subsidiary does not (on a consolidated basis with its Restricted Subsidiaries) have property, plant and equipment with a book value in excess of $5,000,000 or a contribution to Consolidated EBITDA for any four fiscal quarter period that includes any date on or after the Original Closing Date in excess of $5,000,000 (provided that no Domestic Subsidiary listed on Schedule 1.1(d) to the Original Credit Agreement that is identified on such Schedule as a Subsidiary with respect which the Parent Borrower intends to conduct a Syndication shall cease to be an Excluded Subsidiary pursuant to this clause (a) for so long as the Parent Borrower intends to conduct such Syndication), (b) each Domestic Subsidiary that is not a wholly-owned Subsidiary on any date such Subsidiary would otherwise be required to become a Subsidiary Borrower pursuant to the requirements of Section 9.11 (for so long as such Subsidiary remains a non-wholly-owned Restricted Subsidiary), (c) each Domestic Subsidiary that is prohibited by any applicable Contractual Requirement or Requirement of Law from guaranteeing or incurring, directly or indirectly, the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect), (d) each Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (e) each other Domestic Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 10.1(j) or Section 10.1(k) and permitted by the proviso to subclause (y) of such Sections and each Restricted Subsidiary thereof that guarantees such Indebtedness to the extent and so long as the financing documentation relating to such Permitted Acquisition to which such Restricted Subsidiary is a party prohibits such Restricted Subsidiary from guaranteeing, or granting a Lien on any of its assets to secure, the Obligations, (f) any other Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Parent Borrower), the cost or other consequences (including any adverse tax consequences) of providing a guarantee of or incurring, directly or indirectly, the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (g) each Unrestricted Subsidiary, (h) each 1993 Indenture Restricted Subsidiary for so long as the 1993 Indenture is in effect and such Subsidiary is a “Restricted Subsidiary” under the 1993 Indenture, (i) any Designated Non-Borrower Subsidiary and (k) HCA Health Services of New Hampshire, Inc., a New Hampshire corporation.
          “Excluded Taxes” shall mean, with respect to any Agent or any Lender, (a) (i) net income taxes and franchise and excise taxes (imposed in lieu of net income taxes) imposed on such Agent or Lender and, to the extent not duplicative, any Taxes imposed on such Agent or Lender where that Tax is imposed upon or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by such Agent or Lender and (ii) any Taxes imposed on any Agent or any Lender as a result of any current or former connection between such Agent or Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from such Agent or Lender having executed, delivered or performed its obligations or received a payment under, or having been a party to or having enforced, this Agreement or any other Credit Document) and (b) in the case of a Non-U.S. Lender, (i) any U.S. federal withholding tax that is imposed on amounts payable to such Non-U.S. Lender under the law in effect at the time such Non-U.S. Lender becomes a party to this Agreement (or, in the case of a Non-U.S. Participant, on the date such Non-U.S. Participant became a Participant hereunder); provided that this subclause (b)(i) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this subclause (b)(i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer or (y) any Tax is imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 14.8(a) or that such Lender acquired pursuant to Section 14.7 (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Non-U.S. Lender as a result of a Change in Law occurring after the time such Non-U.S. Lender became a party to this Agreement (or designates a new lending office) shall not be an Excluded Tax) or (ii) any Tax to the extent attributable to such Non-U.S. Lender’s failure to comply with Section 5.4(d).
          “Facility Syndication Partners” shall mean, with respect to any Subsidiary, a Physician or employee performing services with respect to a facility operated by such Subsidiary or a not-for-profit entity.
          “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
          “Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.
          “Final Maturity Date” shall mean November 16, 2012, or, if such date is not a Business Day, the next preceding Business Day.
          “Financial Officer” shall mean the Chief Financial Officer, the Vice President-Finance, the Treasurer, Assistant Treasurer, the officer in charge of cash management or any other senior financial officer of the Parent Borrower.
          “Foreign Currencies” shall mean any currency other than Dollars.
          “Foreign Subsidiary” shall mean each Subsidiary of the Parent Borrower that is not a Domestic Subsidiary.
          “Frist Shareholders” shall mean (i) Thomas F. Frist, Jr. and any executor, administrator, guardian, conservator or similar legal representative thereof, (ii) any member of the immediate family of Thomas F. Frist, Jr., (iii) any person directly or indirectly controlled by one or more of the immediate family members of Thomas F. Frist, Jr., (iv) any Person acting as agent for any Person described in clauses (i) through (iii) hereof and (v) the HCA Foundation so long as a majority of the members of its board of directors consist of (a) Frist Shareholders, (b) Continuing Directors, (c) Management Investors and/or (d) any other member of management of the Parent Borrower (provided in the case of this subclause (v)(d) that no Change of Control under clause (a) of the definition thereof (with any reference in such clause (a) to the Frist Shareholders determined without regard to this subclause (v)(d)) shall have occurred on the date such person became a member of management of the Parent Borrower).
          “Fronting Fee” shall have the meaning provided in Section 4.1(c).
          “Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
          “Funded Debt” shall mean all indebtedness of the Parent Borrower and the Restricted Subsidiaries (and, solely for purposes of determining Consolidated Interest Expense, Holdings) for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Parent Borrower or any Restricted Subsidiary (and, solely for purposes of determining Consolidated Interest Expense, Holdings), to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of any Borrower, Indebtedness in respect of the Loans.

          “GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if there occurs after the Original Closing Date any change in GAAP that affects in any respect the calculation of any covenant contained in Section 10, the Lenders and the Parent Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Parent Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 10 shall be calculated as if no such change in GAAP has occurred.
          “Government Accounts” shall mean, collectively, any and all Accounts which are (a) Medicare Accounts, (b) Medicaid Accounts, (c) TRICARE Accounts, (d) CHAMPVA Accounts or (e) any other Account payable by a Governmental Authority acceptable to the Administrative Agent in its Permitted Discretion.
          “Government Receivables Bank” shall have the meaning provided in Section 9.15(a).
          “Government Receivables Deposit Account” shall have the meaning provided in Section 9.15(a).
          “Government Receivables Deposit Account Agreement” shall have the meaning ascribed to it in Section 9.15(a).
          “Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.
          “Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Original Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
          “Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.
          “HCA” shall have the meaning provided in the preamble to this Agreement.
          “HCI” shall mean Health Care Indemnity, Inc., an insurance company formed under the laws of the State of Colorado.
          “Healthtrust” shall mean Healthtrust, Inc. — The Hospital Company, a Delaware corporation, and its successors and assigns.
          “Hedge Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements, and other similar agreements entered into by the Parent Borrower or any Restricted Subsidiary in the ordinary course of business (and not for speculative purposes) for the principal purpose of protecting the Parent Borrower or any of the Restricted Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices.
          “Hedge Bank” shall mean any Person that either (x) at the time it enters into a Secured Hedge Agreement or (y) on the Original Closing Date, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Hedge Agreement.
          “HIPAA” shall have the meaning provided in Section 9.2.
          “Historical Financial Statements” shall mean the audited consolidated balance sheets of the Parent Borrower as of December 31, 2004 and December 31, 2005 and the audited consolidated statements of income, stockholders’ equity and cash flows of the Parent Borrower for each of the fiscal years in the three year period ending on December 31, 2005.
          “Holdings” shall mean Hercules Holdings II, LLC, a Delaware limited liability company, and its successors.
          “Increased Amount Date” shall have the meaning provided in Section 2.14.
          “Incremental Revolving Credit Commitments” shall have the meaning provided in Section 2.14.

          “Incremental Revolving Loan Lender” shall have the meaning provided in Section 2.14.
          “Incremental Revolving Loans” shall have the meaning provided in Section 2.14.
          “Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as a liability on the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (e) the principal component of all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements, (g) all obligations of such Person in respect of Disqualified Equity Interests and (h) without duplication, all Guarantee Obligations of such Person, provided that Indebtedness shall not include (i) trade payables and accrued expenses arising in the ordinary course of business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller and (iv) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and incurred in the ordinary course of business.
          “Indemnified Taxes” shall mean all Taxes (including Other Taxes) other than (i) Excluded Taxes and (ii) any interest, penalties or expenses caused by an Agent’s or Lender’s gross negligence or willful misconduct.
          “Intercreditor Agreement” shall mean that certain Receivables Intercreditor Agreement, dated as of the Original Closing Date, among the Collateral Agent, the CF Collateral Agent and the Trustee under the Junior Lien Notes Indenture, as the same may be amended, restated, modified or waived from time to time.
          “Interest Gross-Up Date” shall have the meaning provided in Section 2.8(d).
          “Interest Payment” shall have the meaning provided in Section 2.8(d).
          “Interest Period” shall mean, with respect to any New Revolving Credit Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.
          “Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents (or any other capital contribution), bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit or capital contribution to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 364 days (inclusive of any rollover or extension of terms) arising in the ordinary course of business; or (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness; or (d) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; provided that, in the event that any Investment is made by the Parent Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 10.5.
          “Investors” shall mean the Sponsors, the Management Investors, the Frist Shareholders and each other investor providing a portion of the Equity Investments on the Original Closing Date.
          “ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
          “Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by the Letter of Credit Issuer and the Parent Borrower (or any Restricted Subsidiary) or in favor of the Letter of Credit Issuer and relating to such Letter of Credit.
          “Joinder Agreement” shall mean an agreement substantially in the form of Exhibit L to the Original Credit Agreement.
          “Joint Bookrunners” shall mean Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC.
          “Joint Lead Arrangers and Bookrunners” shall mean Banc of America Securities LLC, J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
          “Junior Indebtedness” shall have the meaning provided in Section 10.7(a).
          “Junior Lien Notes” shall have the meaning set forth in the preamble.
          “Junior Lien Notes Collateral” shall mean the U.S. Collateral (as defined in the CF Agreement) (other than any Principal Properties except to the extent that the 1993 Indenture has ceased to be in effect as a result of a satisfaction and discharge thereof or defeasance thereof in accordance with its terms at any time prior to the repayment in full of the Obligations (as defined in the CF Agreement)).
          “Junior Lien Notes Indenture” shall mean the Indenture dated as of the Original Closing Date, among the Parent Borrower, the guarantors party thereto and The Bank of New York, as trustee, pursuant to which the Junior Lien Notes are issued, as the same may be amended, supplemented or otherwise modified from time to time in accordance therewith.

          “Junior Lien Notes Offering” shall have the meaning provided in the recitals hereto.
          “JV Distribution Amount” means, at any time, the aggregate amount of cash distributed to the Parent Borrower or any Restricted Subsidiary by any joint venture that is not a Subsidiary (regardless of the form of legal entity) since the Original Closing Date and prior to such time (without duplication of any amount treated as a reduction in the outstanding amount of Investments by the Parent Borrower or any Restricted Subsidiary pursuant to clause (d), (i) or (v) of Section 10.5) and only to the extent that neither the Parent Borrower nor any Restricted Subsidiary is under any obligation to repay such amount to such joint venture.
          “KKR” shall mean each of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P.
          “L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. All L/C Borrowings shall be denominated in Dollars.
          “L/C Fee Gross-Up Date” shall have the meaning provided in Section 4.1(b).
          “L/C Fee Payment” shall have the meaning provided in Section 4.1(b).
          “L/C Maturity Date” shall mean the date that is five Business Days prior to the Final Maturity Date.
          “L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
          “L/C Participant” shall have the meaning provided in Section 3.3(a).
          “L/C Participation” shall have the meaning provided in Section 3.3(a).
          “Lender” shall have the meaning provided in the preamble to this Agreement.
          “Lender Default” shall mean (a) the failure (which has not been cured) of a Lender to make available its portion of any Borrowing, to fund its portion of any unreimbursed payment under Section 3.3 or to fund its participation in a Protective Advance or (b) a Lender having notified the Administrative Agent and/or the Parent Borrower that it does not intend to comply with the obligations under Section 2.1(b), 2.1(d) or 3.3, in the case of either clause (a) or (b) above or (c) a Lender becoming the subject of a bankruptcy or insolvency proceeding.
          “Letter of Credit” shall mean each letter of credit issued pursuant to Section 3.1.

          “Letter of Credit Commitment” shall mean $200,000,000, as the same may be reduced from time to time pursuant to Section 3.1.
          “Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (b) such Lender’s New Revolving Credit Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a)).
          “Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).
          “Letter of Credit Issuer” shall mean Bank of America, any of its Affiliates or any replacement or successor pursuant to Section 3.6. The Letter of Credit Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Letter of Credit Issuer, and in each such case the term “Letter of Credit Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.
          “Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate principal amount of all Unpaid Drawings in respect of all Letters of Credit.
          “Letter of Credit Request” shall have the meaning provided in Section 3.2.
          “Level I Status” shall mean, on any date, the circumstance that the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 6.00 to 1.00 as of such date.
          “Level II Status” shall mean, on any date, the circumstance that Level I Status does not exist and the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 4.50 to 1.00 as of such date.
          “Level III Status” shall mean, on any date, the circumstance that the Consolidated Total Debt to Consolidated EBITDA Ratio is less than 4.50 to 1.00 as of such date.
          “LIBOR Loan” shall mean any New Revolving Credit Loan bearing interest at a rate determined by reference to the LIBOR Rate.
          “LIBOR Rate” shall mean, for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
          “Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).
          “Loan” shall mean any New Revolving Credit Loan, Swingline Loan, Incremental Revolving Loan or Protective Advance made by any Lender hereunder.
          “Lock Boxes” shall have the meaning provided in Section 9.15(a).
          “Management Investors” shall mean the directors, management officers and employees of the Parent Borrower and its Subsidiaries on the Original Closing Date.
          “Mandatory Borrowing” shall have the meaning provided in Section 2.1(d).
          “Material Adverse Change” shall mean any event, state of facts, circumstance, development, change, effect or occurrence (an “Effect”) that is materially adverse to the business, financial condition or results of operations of HCA and its Subsidiaries, taken as a whole, other than (i) any Effect resulting from (A) changes in general economic or political conditions or the securities, credit or financial markets in general, (B) general changes or developments in the industries in which HCA and its Subsidiaries operate, including general changes in law or regulation across such industries, (C) the announcement of the Acquisition Agreement or the pendency or consummation of the Merger, including any labor union activities related thereto, (D) the identity of Holdings or any of its Affiliates as the acquirer of HCA, (E) compliance with the terms of, or the taking of any action required by, the Acquisition Agreement or consented to by Holdings, (F) any acts of terrorism or war (other than any of the foregoing that causes any damage or destruction to or renders unusable any facility or property of HCA or any of its Subsidiaries), (G) changes in generally accepted accounting principles or the interpretation thereof, or (H) any weather-related event, except, in the case of the foregoing clauses (A) and (B), to the extent such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on HCA and its Subsidiaries, taken as a whole, relative to other for-profit participants in the industries and in the geographic markets in which HCA conducts its businesses after taking into account the size of HCA relative to such other for-profit participants, or (ii) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure shall be considered in determining whether there is a Material Adverse Change).

          “Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Parent Borrower and the Subsidiaries, taken as a whole, that would materially adversely affect (a) the ability of the Parent Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Credit Documents.
          “Material Subsidiary” shall mean, at any date of determination, (i) each Restricted Subsidiary of the Parent Borrower (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 1% of the consolidated total assets of the Parent Borrower and the Restricted Subsidiaries at such date or (b) whose revenues during such Test Period were equal to or greater than 1% of the consolidated revenues of the Parent Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP and (ii) solely for purposes of Sections 11.5 and 11.9, each other Restricted Subsidiary that is the subject of an Event of Default under one or more of such Sections and that, when such Restricted Subsidiary’s total assets and revenues are aggregated with the total assets or revenues, as applicable, of each other Restricted Subsidiary that is the subject of an Event of Default under one or more of such Sections, would constitute a Material Subsidiary under clause (i) above using a 4% threshold in replacement of the 1% threshold in such clause (i).
          “Medicaid” shall mean, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and any statutes succeeding thereto, and all law, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.
          “Medicaid Account” shall mean an Account payable pursuant to an agreement entered into between a state agency or other entity administering Medicaid in such state and a healthcare facility or physician under which the healthcare facility or physician agrees to provide services or merchandise for Medicaid patients. Any Potential Medicaid Account shall become a Medicaid Account at such time as such agency or entity assigns an identification number to the Account Debtor with respect to such Potential Medicaid Account or otherwise provides documentation confirming that such Account Debtor has qualified for Medicaid benefits.
          “Medicare” shall mean, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations manuals, orders or guidelines (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.
          “Medicare Account” means an Account payable pursuant to an agreement entered into between a state agency or other entity administering Medicare in such state and a healthcare facility or physician under which the healthcare facility or physician agrees to provide services or merchandise for Medicare patients.

          “Merger” shall have the meaning provided in the preamble to this Agreement.
          “Merger Sub” shall mean Hercules Acquisition Corporation, a Delaware corporation.
          “Minimum Borrowing Amount” shall mean (a) with respect to a Borrowing of LIBOR Loans, $10,000,000 (or, if less, the entire remaining Commitments at the time of such Borrowing), (b) with respect to a Borrowing of ABR Loans, $1,000,000 (or, if less, the entire remaining Commitments at the time of such Borrowing), and (c) with respect to a Borrowing of Swingline Loans, $500,000 (or, if less, the entire remaining Commitments at the time of such Borrowing).
          “MLGP” shall mean Merrill Lynch Global Partners.
          “Monthly Borrowing Base Certificate” shall have the meaning provided in Section 9.1(i).
          “Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.
          “New Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is a Lender on the Amendment and Restatement Date, the amount set forth opposite such Lender’s name on Schedule 1 to the Amendment Agreement as such Lender’s “New Revolving Credit Commitment” and (b) in the case of any Lender that becomes a Lender after the Amendment and Restatement Date, the amount specified as such Lender’s “New Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total New Revolving Credit Commitment, in each case of the same may be changed from time to time pursuant to terms hereof. The aggregate amount of the New Revolving Credit Commitment as of the Amendment and Restatement Date is $2,000,000,000.
          “New Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s New Revolving Credit Commitment at such time by (b) the amount of the Total New Revolving Credit Commitments at such time, provided that at any time when the Total New Revolving Credit Commitment shall have been terminated, each Lender’s New Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (a) such Lender’s New Revolving Exposure at such time by (b) the New Revolving Exposure of all Lenders at such time.
          “New Revolving Credit Loans” shall have the meaning provided in Section 2.1(b).
          “New Revolving Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the New Revolving Credit Loans of such Lender then outstanding, (b) such Lender’s Letter of Credit Exposure at such time, (c) such Lender’s New Revolving Credit Commitment Percentage of the aggregate principal amount of all outstanding Swingline Loans and (d) with respect to Protective Advances, such Lender’s New Revolving Credit Commitment Percentage of the aggregate principal amount of all outstanding Protective Advances; provided that clause (d) of this definition shall be disregarded with respect to any Protective Advance solely for purposes of calculating Excess Global Availability and Excess Facility Availability and solely to the extent that the making of such Protective Advance would result in the occurrence of a Cash Dominion Event or a Covenant Compliance Event.
          “New Revolving Lender” shall mean, at any time, any Lender that has a New Revolving Credit Commitment at such time.
          “New Revolving Termination Date” shall mean the date on which the New Revolving Credit Commitments shall have terminated, no New Revolving Credit Loans shall be outstanding and the Letters of Credit Outstanding shall have been reduced to zero or Cash Collateralized.
          “1993 Indenture” shall mean the Indenture dated as of December 16, 1993 between HCA and First National Bank of Chicago, as Trustee, as may be amended, supplemented or modified from time to time.
          “1993 Indenture Restricted Subsidiary” shall mean any Subsidiary that on the Original Closing Date constitutes a Restricted Subsidiary under (and as defined in) the 1993 Indenture, as in effect on the Original Closing Date.
          “Non-Cash Charges” shall mean (a) losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, including any such charges arising from stock options, restricted stock grants or other equity incentive grants, and any cash compensation charges associated with the rollover or acceleration of stock-based awards or payment of stock options in connection with the Transactions, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent).
          “Non-Consenting Lender” shall have the meaning provided in Section 14.7(b).
          “Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.
          “Non-Extension Notice Date” shall have the meaning provided in Section 3.2(d).
          “Non-Reinstatement Deadline” shall have the meaning provided in Section 3.2(e).
          “Non-U.S. Lender” shall mean any Agent or Lender that is not, for United States federal income tax purposes, (a) an individual who is a citizen or resident of the United States, (b) a corporation, partnership or entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.
          “Non-U.S. Participant” shall mean any Participant that if it were a Lender would qualify as a Non-U.S. Lender.
          “Notice of Borrowing” shall have the meaning provided in Section 2.3(b).
          “Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.
          “Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Commitment, Loan or Letter of Credit or under any Secured Cash Management Agreement or Secured Hedge Agreement, in each case, entered into with the Parent Borrower or any of its Domestic Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, existing on the Original Closing Date or thereafter existing and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
          “Option Note” shall mean the promissory note, dated as of November 14, 2006, in a principal amount equal to the Option Note Amount issued by The Community Foundation of Middle Tennessee in favor of the Parent Borrower.
          “Option Note Amount” shall mean $63,160,680.
          “Original Closing Date” shall mean November 17, 2006.
          “Original Credit Agreement” shall have the meaning set forth in the recitals hereto.
          “Original Lenders” shall have the meaning set forth in the recitals hereto.
          “Other Taxes” shall mean any and all present or future stamp, registration, documentary or any other excise, property or similar taxes (including interest, fines, penalties, additions to tax and related expenses with regard thereto) arising from any payment made or required to be made under this Agreement or any other Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document.
          “Overnight Rate” shall mean, for any day, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, the Letter of Credit Issuer, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

          “Parent Borrower” shall have the meaning set forth in the preamble hereto.
          “Participant” shall have the meaning provided in Section 14.6(c).
          “Patriot Act” shall have the meaning provided in Section 14.18.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
          “Perfection Certificate” shall mean a certificate of each Borrower in the form of Exhibit D to the Original Credit Agreement or any other form approved by the Administrative Agent.
          “Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Parent Borrower or any of the Restricted Subsidiaries of assets or Stock or Stock Equivalents, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law; (b) such acquisition shall result in the issuer of such Stock or Stock Equivalents becoming a Restricted Subsidiary and a Subsidiary Borrower, to the extent required by Section 9.11; (c) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; (d) the aggregate fair market value (as determined in good faith by the Parent Borrower) of all Investments funded or financed in any Persons that do not become Guarantors (as defined in the CF Agreement as in effect on the Original Closing Date) in connection with all such acquisitions following the Original Closing Date in reliance on Section 10.5(h) shall not exceed $1,500,000,000 (it being understood that additional Investments in Persons that are not Credit Parties (as defined in the CF Agreement) may be made in connection with Permitted Acquisitions in reliance on any exception in Section 10.5 other than clause (h) thereof); and (e) the Parent Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Sections 10.1(j) and 10.1(k), respectively, and any related Pro Forma Adjustment), with the covenant set forth in Section 10.9 of the CF Agreement for the most recently ended Test Period under such section as if such acquisition had occurred on the first day of such Test Period.
          “Permitted Additional Debt” shall mean senior unsecured or senior subordinated notes or other Indebtedness or, subject to compliance with Section 10.2, junior lien secured notes or other junior lien secured Indebtedness, issued by the Parent Borrower or a U.S. Guarantor (as defined in the CF Agreement), (a) the terms of which (i) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date on which the final maturity of the Junior Lien Notes occurs (as in effect on the Original Closing Date) (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and (ii) to the extent the same are senior subordinated notes, provide for customary subordination to the Obligations under the Credit Documents, (b) the covenants, events of default, guarantees, collateral and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Parent Borrower and the Subsidiaries than those in the Junior Lien Notes; provided that a certificate of an Authorized Officer of the Parent Borrower is delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree)

prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Parent Borrower prior to such incurrence that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), and (c) of which no Subsidiary of the Parent Borrower (other than U.S. Guarantor (as defined in the CF Agreement)) is an obligor.
          “Permitted Discretion” shall mean, the Administrative Agent’s commercially reasonable judgment, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor, event, condition or other circumstance arising after the Original Closing Date or based on facts not known to the Administrative Agent as of the Original Closing Date which the Administrative Agent reasonably determines: (a) will or reasonably could be expected to adversely affect in any material respect the value of any Eligible Accounts, the enforceability or priority of the Collateral Agent’s Liens thereon or the amount which the Administrative Agent, the Lenders or the Letter of Credit Issuer would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Eligible Accounts or (b) evidences that any collateral report or financial information delivered to the Administrative Agent by any Person on behalf of the Parent Borrower is incomplete, inaccurate or misleading in any material respect. In exercising such judgment, the Administrative Agent may consider, without duplication, factors already included in or tested by the definition of Eligible Accounts, and any of the following: (i) changes after the Original Closing Date in any material respect in any concentration of risk with respect to Eligible Accounts and (ii) any other factors arising after the Original Closing Date that change in any material respect the credit risk of lending to the Borrowers on the security of the Eligible Accounts.
          “Permitted Investments” shall mean:
     (a) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;
     (b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);
     (c) commercial paper issued by any Lender or any bank holding company owning any Lender;
     (d) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either

S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);
     (e) domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of domestic banks and $100,000,000 (or the Dollar Equivalent thereof) in the case of foreign banks;
     (f) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing;
     (g) marketable short-term money market and similar funds (x) either having assets in excess of $250,000,000 or (y) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);
     (h) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (g) above;
     (i) in the case of Investments by any Restricted Foreign Subsidiary, other customarily utilized high-quality Investments in the country where such Restricted Foreign Subsidiary is located or in which such Investment is made; and
     (j) investments made by HCI that are permitted or required by any Requirement of Law or otherwise consistent with past practice, including without limitation investments in exchange-traded funds, common stocks and bonds.
          “Permitted Junior Lien Debt” shall mean the Junior Lien Notes and any other Indebtedness secured by a Lien on the Junior Lien Notes Collateral permitted by Section 10.2(c) or (r).
          “Permitted Liens” shall mean:
     (a) Liens for taxes, assessments or governmental charges or claims not yet delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP;
     (b) Liens in respect of property or assets of the Parent Borrower or any of the Subsidiaries imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

     (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.11;
     (d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business;
     (e) ground leases in respect of real property on which facilities owned or leased by the Parent Borrower or any of its Subsidiaries are located;
     (f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Parent Borrower and its Subsidiaries, taken as a whole;
     (g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement;
     (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
     (i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Parent Borrower or any of its Subsidiaries, provided that such Lien secures only the obligations of the Parent Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1;
     (j) leases or subleases granted to others not interfering in any material respect with the business of the Parent Borrower and its Subsidiaries, taken as a whole;
     (k) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Parent Borrower or any of its Subsidiaries; and
     (l) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Parent Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business.
          “Permitted Receivables Financing” shall mean any customary accounts receivable financing facility (including customary back-to-back intercompany arrangements in respect thereof) to the extent (i) the amount thereof does not exceed the amount permitted by Section 10.1(a) and (ii) either (x) the Accounts contributed, sold or otherwise financed thereby are Accounts that immediately prior to being contributed, sold or otherwise financed thereunder did not constitute Collateral or (y) after giving effect thereto, any Borrower that shall have contributed, sold or otherwise financed any of its Accounts in connection therewith shall thereafter cease to be a Borrower for all purposes hereunder and no Accounts originated or owned by such Borrower shall thereafter be included in the Borrowing Base at any time.
          “Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Parent Borrower or any of the Restricted Subsidiaries after the Original Closing Date, provided that any such Sale Leaseback not between (i) a Credit Party and another Credit Party, (ii) a Restricted Subsidiary that is not a Credit Party or a 1993 Indenture Restricted Subsidiary to another Restricted Subsidiary that is not a Credit Party or a 1993 Indenture Restricted Subsidiary or (iii) a 1993 Indenture Restricted Subsidiary to another 1993 Indenture Restricted Subsidiary is consummated for fair value as determined at the time of consummation in good faith by the Parent Borrower or such Restricted Subsidiary and, in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $250,000,000 the board of directors of the Parent Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Parent Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).
          “Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.
          “Physician” shall mean a doctor of medicine or osteopathy, a doctor of dental surgery or dental medicine, a doctor of podiatric medicine, a doctor of optometry or a chiropractor.
          “PIK Interest Amount” shall mean the aggregate principal amount of all increases in outstanding principal amount of Toggle Notes and issuances of PIK Notes (as defined in the Junior Lien Notes Indenture) in connection with an election by the Parent Borrower to pay interest on the Toggle Notes in kind.
          “Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the Parent Borrower or an ERISA Affiliate.
          “Platform” shall have the meaning provided in Section 14.17(b).
          “Post-Acquisition Period” shall mean, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.
          “Potential Medicaid Account” shall mean any Account for which the Account Debtor is a natural person and for which the Borrowers in good faith and consistent with past practice, have submitted an application to have such Accounts of such Account Debtor made eligible to become a valid Medicaid Account. Once an identification number has been obtained for the patient or the applicable State agency or other entity administering Medicaid in such State has provided documentation confirming that such Account Debtor has qualified for Medicaid benefits, such patient’s Accounts shall no longer be Potential Medicaid Accounts.

          “Prime Rate” shall mean the “prime rate” referred to in the definition of ABR.
          “Principal Properties” shall mean each acute care hospital providing general medical and surgical services (excluding equipment, personal property and hospitals that primarily provide specialty medical services, such as psychiatric and obstetrical and gynecological services) owned solely by the Parent Borrower and/or one or more of its Subsidiaries (as defined in the 1993 Indenture as in effect on the Original Closing Date) and located in the United States of America for so long as the 1993 Indenture is in effect and such acute care hospital is a “Principal Property” under the 1993 Indenture.
          “Private Accounts” shall mean, collectively, any and all Accounts that are not Government Accounts.
          “Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Parent Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Parent Borrower in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of the Parent Borrower and the Restricted Subsidiaries; provided that (i) at the election of the Parent Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business to the extent the aggregate consideration paid in connection with such acquisition was less than $100,000,000 and (ii) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that the applicable amount of such cost savings will be realizable during the entirety of such Test Period, or the applicable amount of such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.
          “Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the Parent Borrower delivered pursuant to Section 9.1(h) or Section 9.1(d).
          “Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable and other than for purposes of determining the Applicable Amount, the Applicable ABR Margin, the Applicable LIBOR Margin and the Commitment Fee Rate, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all Capital Stock in any Subsidiary of the Parent Borrower or any division, product line, or facility used for operations of the Parent Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness, and (c) any incurrence or assumption of Indebtedness by the Parent Borrower or any of the Restricted Subsidiaries in connection therewith (it being agreed that if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Parent Borrower and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.
          “Protective Advance” shall have the meaning provided in Section 2.1(e).
          “Public Lender” shall have the meaning provided in Section 14.17(b).
          “Qualified Equity Interest” shall mean any Stock or Stock Equivalent that does not constitute a Disqualified Equity Interest.
          “Qualified Holdings Debt” shall mean (1) any Indebtedness issued by Holdings (a) that does not provide for any cash interest payments thereon prior to the fifth anniversary of the date of issuance thereof, (b) that does not have any scheduled payment of principal prior to the Final Maturity Date (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), and (c) that is not guaranteed by, or secured by a Lien on any assets of, the Parent Borrower or any of the Restricted Subsidiaries.
          “Real Estate” shall have the meaning provided in Section 9.1(f).
          “Receivables Reserves” shall mean, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves, subject to Section 2.15, as the Administrative Agent in the Administrative Agent’s Permitted Discretion determines as being appropriate with respect to the determination of the collectability in the ordinary course of business of Eligible Accounts, including, without limitation, on account of bad debts and dilution.
          “Register” shall have the meaning provided in Section 14.6(b)(iv).
          “Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          “Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
          “Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
          “Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
          “Reimbursement Date” shall have the meaning provided in Section 3.4(a).
          “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.
          “Related Person” shall have the meaning provided in Section 9.15(a).
          “Repayment” shall have the meaning provided in the recitals hereto.
          “Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder, other than any event as to which the thirty day notice period has been waived.
          “Reports” shall have the meaning ascribed to it in Section 13.11(a).
          “Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the Adjusted Total New Revolving Credit Commitment at such date or (b) if the Total New Revolving Credit Commitment has been terminated or for the purposes of acceleration pursuant to Section 11, Non-Defaulting Lenders having or holding a majority of the outstanding principal amount of the Loans (other than Protective Advances) and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.
          “Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
          “Reserve Amount” shall mean:
     (a) with respect to any New Revolving Credit Loan or Swingline Loan, for any period, (i) if Level I Status is in effect as of the beginning of such period, an amount equal to 0.50% per annum on the average daily principal amount of such Loan over such period, (ii) if Level II Status is in effect as of the beginning of such period, an amount equal to 0.25% per annum on the average daily principal amount of such Loan over such period and (iii) if Level III Status is in effect as of the beginning of such period, zero;
     (b) with respect to any Letter of Credit Fee on any Letter of Credit for any period, (i) if Level I Status is in effect as of the beginning of such period, an amount equal to 0.50% per annum on the average daily Stated Amount of such Letter of Credit during such period, (ii) if Level II Status is in effect as of the beginning of such period, an amount equal to 0.25% per annum on the average daily Stated Amount of such Letter of Credit during such period and (iii) if Level III Status is in effect as of the beginning of such period, zero;
     (c) with respect to any Commitment Fee on any Available Commitment for any period, (i) if Level I Status or Level II Status is in effect as of the beginning of such period, an amount equal to 0.125% per annum on the average daily amount of such Available Commitment over such period and (ii) if Level III Status is in effect at the beginning of such period, zero;
provided that notwithstanding the foregoing, during the fiscal quarter during which the Final Maturity Date is scheduled to occur, the Reserve Amount for such Loan, Letter of Credit Fee or Commitment Fee, as applicable, shall be zero.
For the avoidance of doubt, the per annum rate to be used in the determination of the Reserve Amount for any interest, Letter of Credit Fee or Commitment Fee shall be determined in the same manner as the underlying interest or fee in accordance with Section 5.5.
          “Reserves” shall mean all (if any) Availability Reserves and Receivables Reserves it being understood that Reserves on the Original Closing Date were equal to $0.
          “Restricted Subsidiary” shall mean any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary; provided that, solely for purposes of calculating any financial definition set forth in this agreement for the Parent Borrower and its Restricted Subsidiaries on a consolidated basis and clauses (a), (b) and (d) of Section 9.1, each Consolidated Person shall be deemed to be a Restricted Subsidiary.
          “Retained Indebtedness” shall mean the debt securities issued under the 1993 Indenture that are identified on Schedule 1.1(f) to the Original Credit Agreement.
          “S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.
          “Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Parent Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether owned as of the Original Closing Date or thereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

          “SEC” shall mean the Securities and Exchange Commission or any successor thereto.
          “Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).
          “Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between the Parent Borrower or any of its Subsidiaries and any Cash Management Bank.
          “Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between the Parent Borrower or any of its Subsidiaries and any Hedge Bank.
          “Secured Parties” shall mean the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer, each Lender, each Hedge Bank that is party to any Secured Hedge Agreement with the Parent Borrower or any Domestic Subsidiary, each Cash Management Bank that is party to a Secured Cash Management Agreement with the Parent Borrower or any Domestic Subsidiary and each sub-agent pursuant to Section 13 appointed by the Administrative Agent with respect to matters relating to the Credit Facilities or the Collateral Agent with respect to matters relating to any Security Document.
          “Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns of securities or notes which represent an interest in, or which are collateralized, in whole or in part, by the Loans and the Lenders’ rights under the Credit Documents.
          “Security Agreement” shall mean the Security Agreement dated as of November 17, 2006 entered into by the Borrowers, any other grantors party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit F to the Original Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
          “Security Documents” shall mean, collectively, (a) the Security Agreement, (b) the Intercreditor Agreement, (c) Government Receivables Deposit Account Agreements, (d) Blocked Account Agreements, (e) Credit Card Notifications and (f) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11 or 9.14 or pursuant to any other such Security Documents to secure all of the Obligations.
          “Self-Pay Account” shall mean any Account for which a Third Party Payor is not the Account Debtor other than Potential Medicaid Accounts and other than Accounts for which the Account Debtor is a credit card or debit card processor.
          “Shared Receivables Collateral” shall have the definition set forth in the Intercreditor Agreement.
          “Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

          “Solvent” shall mean, with respect to any Person, that as of the Original Closing Date, (a) (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Original Closing Date; and (iii) such Person has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
          “Specified Subsidiary” shall mean, at any date of determination (a) any Material Subsidiary or (b) any Unrestricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 6% of the consolidated total assets of the Parent Borrower and the Subsidiaries at such date, or (ii) whose revenues during such Test Period were equal to or greater than 6% of the consolidated revenues of the Parent Borrower and the Subsidiaries for such period, in each case determined in accordance with GAAP, and (c) each other Unrestricted Subsidiary that is the subject of an Event of Default under Section 11.5 and that, when such Subsidiary’s total assets or revenues are aggregated with the total assets or revenues, as applicable, of each other Subsidiary that is the subject of an Event of Default under Section 11.5, would constitute a Specified Subsidiary under clause (b) above using a 10% threshold in replacement of the 6% threshold in such clause (b).
          “Specified Transaction” shall mean, with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Dividend, Subsidiary designation, Incremental Revolving Credit Commitment or other event that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.
          “Sponsor” shall mean any of KKR, Bain and MLGP and their respective Affiliates but excluding portfolio companies of any of the foregoing.
          “Spot Rate” for a currency shall mean the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if it does not have as of the date of determination a spot buying rate for any such currency.
          “Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met; provided, however, that with respect to any Letter of Credit that by its terms or the terms of any Issuer Document provides for one or more automatic increases in the stated amount thereof, the Stated Amount shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
          “Status” shall mean, as to the Parent Borrower as of any date, the existence of Level I Status, Level II Status or Level III Status, as the case may be, on such date. Changes in Status resulting from changes in the Consolidated Total Debt to Consolidated EBITDA Ratio shall become effective as of the first day following each date that (a) Section 9.1 Financials are delivered to the Lenders under Section 9.1 and (b) an officer’s certificate is delivered by the Parent Borrower to the Lenders setting forth, with respect to such Section 9.1 Financials, the then-applicable Status, and shall remain in effect until the next change to be effected pursuant to this definition, provided that each determination of the Consolidated Total Debt to Consolidated EBITDA Ratio pursuant to this definition shall be made as of the end of the Test Period ending at the end of the fiscal period covered by the relevant Section 9.1 Financials.
          “Stock” shall mean shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.
          “Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.
          “Subordinated Indebtedness” shall mean Indebtedness of any Borrower that is by its terms subordinated in right of payment to the obligations of such Borrower, under this Agreement.
          “Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity of which such Person (i) directly or indirectly through Subsidiaries owns or controls more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partner interests and (ii) is a controlling general partner or otherwise controls such entity at such time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Parent Borrower.
          “Subsidiary Borrowers” shall mean (a) each Domestic Subsidiary that was a party to the Original Credit Agreement as of the Original Closing Date, (b) each Domestic Subsidiary that became party to the Original Credit Agreement after the Original Closing Date and prior to the Amendment and Restatement Date pursuant to Section 9.11 of the Original Credit

Agreement and (c) each Domestic Subsidiary that becomes a party to this Agreement on or after the Amendment Restatement Date pursuant to Section 9.11 or otherwise.
          “Successor Borrower” shall have the meaning provided in Section 10.3(a).
          “Successor Parent Borrower” shall have the meaning provided in Section 10.3(a).
          “Supermajority Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding at least 75% of the Adjusted Total New Revolving Credit Commitment at such date or (b) if the Total New Revolving Credit Commitment has been terminated, Non-Defaulting Lenders having or holding at least 75% of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.
          “Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “Swingline Commitment” shall mean $100,000,000.
          “Swingline Lender” shall mean Bank of America, in its capacity as lender of Swingline Loans hereunder.
          “Swingline Loans” shall have the meaning provided in Section 2.1(c).
          “Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is five Business Days prior to the Final Maturity Date.
          “Syndications” shall have the meaning provided in the definition of Disqualified Equity Interests.
          “Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

          “Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Parent Borrower then last ended.
          “Third Party Payor” shall mean any governmental entity, insurance company, health maintenance organization, professional provider organization or similar entity that is obligated to make payments on any Account.
          “Toggle Notes” shall have the meaning set forth in the preamble hereto.
          “Total New Revolving Exposure” shall mean, at any date, the Total New Revolving Credit Commitment at such date (or, if the Total New Revolving Credit Commitment shall have terminated on such date, the aggregate New Revolving Exposure of all Lenders at such date).
          “Total New Revolving Credit Commitment” shall mean the sum of the New Revolving Credit Commitments of all the Lenders.
          “Transaction Expenses” shall mean any fees or expenses incurred or paid by the Parent Borrower or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Credit Documents (including fees and expenses related to the Amendment Agreement and the amendment and restatement of this Agreement) and the transactions contemplated hereby and thereby.
          “Transactions” shall mean, collectively, the transactions contemplated by (i) this Agreement to be made on the Amendment and Restatement Date, and (ii) the transactions contemplated by the Original Credit Agreement, the CF Agreement, the Junior Lien Notes Indenture, the Debt Repayment, the Merger and the Equity Investments and the intercompany transfers of the proceeds of the CF Facilities, Junior Lien Notes and Loans made on the Original Closing Date.
          “Transferee” shall have the meaning provided in Section 14.6(e).
          “TRICARE” shall mean, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly know as the Civilian Health and Medical Program of the Uniformed Services (CHAMPUS), and all laws, rules, regulations, manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.
          “TRICARE Account” shall mean an Account payable pursuant to TRICARE.
          “Trigger Date” shall mean the day following the date on which Section 9.1 Financials are delivered to the Lenders for the fiscal year ending on December 31, 2007.
          “2014 Cash Pay Notes” shall have the meaning provided in the preamble to this Agreement.

          “2016 Cash Pay Notes” shall have the meaning provided in the preamble to this Agreement.
          “Type” shall mean as to any New Revolving Credit Loan, its nature as an ABR Loan or a LIBOR Loan.
          “UCC” shall mean the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.
          “UFCA” shall have the meaning provided in Section 14.20.
          “UFTA” shall have the meaning provided in Section 14.20.
          “Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the Original Closing Date, exceeds the fair market value of the assets allocable thereto.
          “Unpaid Drawing” shall have the meaning provided in Section 3.4(a).
          “Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Parent Borrower that is formed or acquired after the Original Closing Date, provided that at such time (or promptly thereafter) the Parent Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary subsequently designated as an Unrestricted Subsidiary by the Parent Borrower in a written notice to the Administrative Agent, provided that in the case of (b), no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it previously had been designated as an Unrestricted Subsidiary; and provided further in the case of (a) and (b), (x) such designation shall be deemed to be an Investment (or reduction in an outstanding Investment, in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary), on the date of such designation in an amount equal to the sum of (i) the Parent Borrower’s direct or indirect equity ownership percentage of the net worth of such designated Restricted Subsidiary immediately prior to such designation (such net worth to be calculated without regard to any guarantee provided by such designated Restricted Subsidiary) and (ii) without duplication, the aggregate principal amount of any Indebtedness owed by such designated Restricted Subsidiary to the Parent Borrower or any other Restricted Subsidiary immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP and (y) no Default or Event of Default would result from such designation after giving Pro Forma Effect thereto and the Parent Borrower shall be in compliance with the covenant set forth in Section 10.9 determined on a Pro Forma Basis after giving effect to such designation and (c) each Subsidiary of an Unrestricted Subsidiary. The Parent Borrower may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary, and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if no Default or Event of Default would result from such re-designation. On or promptly after the date of its formation, acquisition, designation or re-designation, as applicable, each Unrestricted Subsidiary (other than an

Unrestricted Subsidiary that is a Foreign Subsidiary) shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits.
          “Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of directors of such Person under ordinary circumstances.
          1.2. Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
     (b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.
     (c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.
     (d) The term “including” is by way of example and not limitation.
     (e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
     (f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
     (g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.
          1.3. Accounting Terms.
          (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.
          (b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Total Debt to Consolidated EBITDA Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

          1.4. Rounding. Any financial ratios required to be maintained by the Parent Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
          1.5. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document; and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.
          1.6. Exchange Rates. For purposes of determining compliance under Sections 10.4, 10.5 and 10.6 with respect to any amount in a currency other than Dollars (other than with respect to (x) any amount derived from the financial statements of Holdings, the Parent Borrower or its Subsidiaries, or (y) any Indebtedness denominated in a currency other than Dollars), such amount shall be deemed to equal the Dollar Equivalent thereof based on the average Spot Rate for such currency other than Dollars for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the related period. For purposes of determining compliance with Sections 10.1, 10.2 and 10.5, with respect to any amount of Indebtedness denominated in a currency other than Dollars, compliance will be determined at the time of incurrence or advancing thereof using the Dollar Equivalent thereof at the Spot Rate in effect at the time of such incurrence or advancement.
          1.7. Reserve Amounts. The provisions of Section 2.8 and Section 4.1 relating to the establishment of Reserve Amounts are intended to give the Borrowers, the Lenders and the L/C Participants the practical benefits of any change in Status (whether resulting in an increase or decrease in the fees payable hereunder from time to time) resulting from delivery of Section 9.1 Financials with respect to the immediately preceding fiscal quarter within certain time periods following the commencement of a fiscal quarter as though any such change of Status had occurred on the first day of such fiscal quarter. The Administrative Agent and the Borrowers may amend the provisions of Section 2.8 and Section 4.1 without the consent of any Lender in any manner reasonably believed by the Administrative Agent and the Borrowers to be not materially adverse the Lenders in order to better effectuate the provisions set forth therein for achieving such benefits.
          SECTION 2. Amount and Terms of Credit
          2.1. Commitments.
          (a) [Reserved].

          (b) (i) Subject to and upon the terms and conditions herein set forth, each Lender having a New Revolving Credit Commitment severally agrees to make a loan or loans denominated in Dollars (each a “New Revolving Credit Loan” and, collectively, the “New Revolving Credit Loans”) to the Parent Borrower on behalf of the Borrowers, which New Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Amendment and Restatement Date and prior to the Final Maturity Date, (B) may, at the option of the Parent Borrower on behalf of the Borrowers be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans, provided that all New Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of New Revolving Credit Loans of the same Type, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s New Revolving Exposure at such time exceeding such Lender’s New Revolving Credit Commitment at such time and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ New Revolving Exposures at such time exceeding the lesser of the Borrowing Base and the Total New Revolving Credit Commitment, in each case as then in effect (subject to Section 2.1(e)).
          (ii) Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (A) any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrowers resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply). On the Final Maturity Date, all New Revolving Credit Loans shall be repaid in full.
          (c) Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Original Closing Date and prior to the Swingline Maturity Date, to make a loan or loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Parent Borrower on behalf of the Borrowers, which Swingline Loans (i) shall be ABR Loans, (ii) shall have the benefit of the provisions of Section 2.1(d), (iii) shall not exceed at any time outstanding the Swingline Commitment, (iv) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ New Revolving Exposures at such time exceeding the lesser of the Borrowing Base and the Total New Revolving Credit Commitment then in effect and (v) may be repaid and reborrowed in accordance with the provisions hereof. Each outstanding Swingline Loan shall be repaid in full on the earlier of (a) 15 Business Days after such Swingline Loan is initially Borrowed and (b) the Swingline Maturity Date. The Swingline Lender shall not make any Swingline Loan after receiving a written notice from the Parent Borrower on behalf of the Borrowers or any Lender stating that a Default or Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice or (ii) the waiver of such Default or Event of Default in accordance with the provisions of Section 14.1.

          (d) On any Business Day, the Swingline Lender may, in its sole discretion, give notice to each New Revolving Lender that all then-outstanding Swingline Loans shall be funded with a Borrowing of New Revolving Credit Loans, in which case New Revolving Credit Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by each New Revolving Lender pro rata based on each Lender’s New Revolving Credit Commitment Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each New Revolving Lender hereby irrevocably agrees to make such New Revolving Credit Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the Total New Revolving Credit Commitment or the Borrowing Base after any such Swingline Loans were made. In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of any Borrower), each New Revolving Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective New Revolving Credit Commitment Percentages, provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to such Lender purchasing same from and after such date of purchase.
          (e) Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 2.1(b)(i)(E) or in Section 7) the Administrative Agent is authorized by the Parent Borrower on behalf of the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation), to make New Revolving Credit Loans that are ABR Loans on behalf of all Lenders to the Parent Borrower on behalf of the Borrowers, at any time that any condition precedent set forth in Section 7 has not been satisfied or waived, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (x) to preserve or protect the Collateral, or any portion thereof or (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations (each such loan, a “Protective Advance”). Any Protective Advance may be made in a principal amount that would cause the aggregate amount of the Lenders’ New Revolving Exposures to exceed the Borrowing Base; provided that no Protective Advance may be made to the extent that, after giving effect to such Protective Advance (together with the outstanding principal amount of any outstanding Protective Advances) the aggregate principal amount of all Protective Advances outstanding hereunder would exceed 5% of the Borrowing Base as determined on the date of such proposed Protective Advance; provided further that the aggregate amount of outstanding Protective Advances plus the aggregate New Revolving Exposures at such time shall not exceed the Total New Revolving Credit Commitment as then in effect. Each Protective Advance shall be secured by the Liens in favor of the Collateral Agent on behalf of the Secured Parties in and to the Collateral and shall constitute Obligations hereunder. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and will become effective prospectively upon the Administrative Agent’s receipt thereof. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion and under no circumstance shall the Parent Borrower have the right to require that a Protective Advance be made. At any time that the conditions precedent set forth in Section 7 have been satisfied or waived, the Administrative Agent may request the New Revolving Lenders to make a New Revolving Credit Loan to repay a Protective Advance. At any other time, the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.1(f).
          (f) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or an Event of Default), each Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its New Revolving Credit Commitment Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s New Revolving Credit Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.
          2.2. Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of (i) each Borrowing of New Revolving Credit Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $1,000,000 in excess thereof and (ii) Swingline Loans shall be in a minimum amount of $500,000 and in a multiple of $100,000 in excess thereof (except that Mandatory Borrowings and Protective Advances shall be made in the amounts required by Sections 2.1(d) and 2.1(e), respectively, and New Revolving Credit Loans to reimburse the Letter of Credit Issuer with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or Section 3.4, as applicable). More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than 30 Borrowings of LIBOR Loans under this Agreement.
          2.3. Notice of Borrowing.
          (a) [Reserved].
          (b) Whenever any Borrower desires to incur New Revolving Credit Loans (other than Mandatory Borrowings or borrowings to repay Unpaid Drawings), the Parent Borrower on behalf of the Borrowers shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 12:00 Noon (New York City Time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of LIBOR Loans (or prior to 9:00 a.m. (New York City time) two Business Days’ prior written notice in the case of a Borrowing of New Revolving Credit Loans to be made on the Amendment and Restatement Date initially as LIBOR Loans) and (ii) prior to 10:00 a.m. (New York City time) on the date of such Borrowing prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of New Revolving Credit Loans that are ABR Loans. Each such notice (together with each notice of a Borrowing of Swingline Loans pursuant to Section 2.3(c), a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall specify (i) the aggregate principal amount of the New Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of ABR Loans or LIBOR Loans and, if LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each New Revolving Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of New Revolving Credit Loans, of such Lender’s New Revolving Credit Commitment Percentage thereof and of the other matters covered by the related Notice of Borrowing.
          (c) Whenever any Borrower desires to incur Swingline Loans hereunder, the Parent Borrower on behalf of the Borrowers shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Swingline Loans prior to 2:30 p.m. (New York City time) on the date of such Borrowing. Each such notice shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day). The Administrative Agent shall promptly give the Swingline Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Swingline Loans and of the other matters covered by the related Notice of Borrowing.
          (d) Mandatory Borrowings shall be made upon the notice specified in Section 2.1(d), with the Parent Borrower on behalf of the Borrowers irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.
          (e) Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).
          (f) Without in any way limiting the obligation of any Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of such Borrower.
          2.4. Disbursement of Funds.
          (a) No later than 2:00 p.m. (New York City time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings), each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below, provided that all Swingline Loans shall be made available in the full amount thereof by the Swingline Lender no later than 3:00 p.m. (New York City time) on the date requested.
          (b) Each Lender shall make available all amounts it is to fund to the Parent Borrower on behalf of the Borrowers under any Borrowing for its applicable Commitments, and in immediately available funds to the Administrative Agent at the Administrative Agent’s Office

and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings) make available to the Parent Borrower on behalf of the Borrowers, by depositing to an account designated by the Parent Borrower on behalf of the Borrowers to the Administrative Agent the aggregate of the amounts so made available. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Parent Borrower on behalf of the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Parent Borrower on behalf of the Borrowers, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrowers and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrowers interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate or (ii) if paid by the Borrowers, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.
          (c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).
          2.5. Repayment of Loans; Evidence of Debt.
          (a) The Parent Borrower on behalf of the Borrowers shall repay to the Administrative Agent, for the benefit of the applicable Lenders, on the Final Maturity Date, the then-outstanding New Revolving Credit Loans made to the Borrowers. The Parent Borrower on behalf of the Borrowers shall repay to the Administrative Agent, for the account of the Swingline Lender, on the Swingline Maturity Date, the then-outstanding Swingline Loans.
          (b) The Parent Borrower on behalf of the Borrowers shall repay to the Administrative Agent the then unpaid amount of each Protective Advance on the Final Maturity Date.
          (c) [Reserved].
          (d) [Reserved].
          (e) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.
          (f) The Administrative Agent shall maintain the Register pursuant to Section 14.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a New Revolving Credit Loan, Protective Advance or Swingline Loan, as applicable, the Type of each Loan made, and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender or the Swingline Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.
          (g) The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (e) and (f) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the applicable Borrower to repay (with applicable interest) the Loans made to the Borrowers by such Lender in accordance with the terms of this Agreement.
          2.6. Conversions and Continuations
          (a) Subject to the penultimate sentence of this clause (a), the Parent Borrower on behalf of the Borrowers shall have the option on any Business Day to convert all or a portion equal to at least $10,000,000 of the outstanding principal amount of New Revolving Credit Loans made to the Parent Borrower on behalf of the Borrowers of one Type into a Borrowing or Borrowings of another Type and the Parent Borrower, on behalf of the Borrowers, shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period, provided that (i) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2 and (v) Swingline Loans and Protective Advances may not be converted to LIBOR Loans under any circumstances. Each such conversion or continuation shall be effected by the Parent Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 12:00 Noon (New York City time) at least three Business Days’ (or one Business Day’s in the case of a conversion into ABR Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the New Revolving Credit Loans to be so converted or continued, the Type of New Revolving Credit Loans to be converted or continued and, if such New Revolving Credit Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its New Revolving Credit Loans.
          (b) If any Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Parent Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) above, the Parent Borrower shall be deemed to have elected to continue such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.
          2.7. Pro Rata Borrowings. Each Borrowing of New Revolving Credit Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable New Revolving Credit Commitment Percentages. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.
          2.8. Interest.
          (a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR, in each case, in effect from time to time.
          (b) The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable LIBOR Margin plus the relevant LIBOR Rate, in each case, in effect from time to time.
          (c) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (the “Default Rate”) (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).
          (d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Loan, (A) on any prepayment (on the amount prepaid but excluding in any event prepayments of ABR Loans), (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand. Notwithstanding the foregoing, with respect to any fiscal quarter of the Parent Borrower beginning on or after January 1, 2008 (each, an “Applicable Quarter”), on any date during such Applicable Quarter (I) that is prior to the date on which Section 9.1 Financials are due with respect to the fiscal quarter immediately preceding such Applicable Quarter and (II) on which interest is payable on any Loan pursuant to this subclause (d) (other than pursuant to subclause (iii)(B) above) in respect of any period (including any portion of an Interest Period) included in such Applicable Quarter (commencing on the first day of such Applicable Quarter), the amount of such interest required to be paid on such date in respect of any Loan for such period (as to any Loan, an “Interest Payment”) shall be reduced by an amount equal to the Reserve Amount with respect to such Loan for such period; provided that, if the amount of any Interest Payment on any Loan shall have been reduced during any Applicable Quarter pursuant to the foregoing provisions, then, on the date (the “Interest Gross-Up Date”) that is the earlier of (x) the Applicable Date in respect of such Applicable Quarter and (y) the Final Maturity Date, the applicable Borrower shall pay additional interest on such Loan in an amount equal to the aggregate of the Reserve Amounts for such Loan so deducted during such Applicable Quarter unless:
     (1) the Parent Borrower shall have delivered, at least four Business Days prior to such Interest Gross-Up Date, Section 9.1 Financials for the fiscal quarter immediately preceding such Applicable Quarter and
     (2) either:
     (A) such Section 9.1 Financials reveal a change in Status that results in a decrease in the Applicable ABR Margin and Applicable LIBOR Margin for such Loan, in which case, in lieu of paying the aggregate of the Reserve Amounts for such Loan for such period as provided above, such Borrower shall pay on such Interest Gross-Up Date an amount equal to the excess (if any) of (I) the aggregate amount of interest that would have been payable on such Loan during such Applicable Quarter in respect of any period included therein if such change of Status had taken effect on the first day of such Applicable Quarter over (II) the aggregate amount of all interest payments actually made on such Loan during such Applicable Quarter in respect of any period included therein; or
     (B) such Section 9.1 Financials reveal a change in Status that results in an increase in the Applicable ABR Margin and Applicable LIBOR Margin for such Loan, in which case, such Borrower shall pay the aggregate of the Reserve Amounts for such Loan for such period as provided above, and shall also pay additional interest in respect of such Loan on such Interest Gross-Up Date in an amount equal to the amount (if any) by which (I) the sum of (x) the aggregate amount of all interest payments actually made on such Loan during such Applicable

Quarter in respect of any period included therein plus (y) the aggregate of the Reserve Amounts for such Loan for such Applicable Quarter is less than (II) the aggregate amount of interest that would have been payable on such Loan during such Applicable Quarter in respect of any period included therein if such change of Status had taken effect on the first day of such Applicable Quarter.
          (e) All computations of interest hereunder shall be made in accordance with Section 5.5.
          (f) The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Parent Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.
          2.9. Interest Periods. At the time the Parent Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Parent Borrower shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Parent Borrower be a one, two, three, six or (in the case of New Revolving Credit Loans, if available to all the Lenders making such loans as determined by such Lenders in good faith based on prevailing market conditions) a nine or twelve month period (or such other period of less than six months as to which the Administrative Agent may consent). Notwithstanding anything to the contrary contained above:
     (a) the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
     (b) if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
     (c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and
     (d) no Borrower shall be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Final Maturity Date.

          2.10. Increased Costs, Illegality, Etc.
          (a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):
     (i) on any date for determining the LIBOR Rate for any Interest Period that (x) Dollar deposits in the principal amounts of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Original Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or
     (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (other than any increase or reduction attributable to Taxes) because of (x) any change since the Original Closing Date in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank LIBOR market or the position of such Lender in such market; or
     (iii) at any time, that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Original Closing Date that materially and adversely affects the interbank LIBOR market;
then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Parent Borrower on behalf of the Borrowers and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Parent Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Parent Borrower, (y) in the case of clause (ii) above, the Borrowers shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Parent Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of subclause (iii) above, the Borrowers shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.
          (b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Parent Borrower on behalf of the Borrowers may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Parent Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).
          (c) If, after the Original Closing Date, any Change in Law relating to capital adequacy of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy occurring after the Original Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Original Closing Date. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Parent Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrowers’ obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.
          (d) It is understood that this Section 2.10 shall not apply to (i) Taxes indemnifiable under Section 5.4, (ii) net income taxes and franchise and excise taxes (imposed in lieu of net income taxes) imposed on any Agent or Lender or (iii) Taxes included under clause (b) of the definition of “Excluded Taxes”.
          2.11. Compensation. If (a) any payment of principal of any LIBOR Loan is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 14.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrowers shall, after the Parent Borrower’s receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.
          2.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Parent Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Section 2.10, 3.5 or 5.4.
          2.13. Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 120 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 121st day prior to the giving of such notice to the Parent Borrower.
          2.14. Incremental Facilities.
          (a) The Parent Borrower on behalf of the Borrowers may by written notice to Administrative Agent elect to request the establishment of one or more increases in New Revolving Credit Commitments (the “Incremental Revolving Credit Commitments”), by an aggregate amount not in excess of (when taken together with the aggregate amount (the “Excess Amount”) of New Loan Commitments (as defined in the CF Agreement as in effect on the Original Closing Date) under the CF Facility on the date such Incremental Revolving Credit Commitments become effective) $1,500,000,000 in the aggregate and not less than $100,000,000 individually (or such lesser amount as (x) may be approved by the Administrative Agent or (y) shall constitute the difference between $1,500,000,000 and all such Incremental Revolving Credit Commitments (when taken together with the Excess Amount on the date such Incremental Revolving Credit Commitments become effective) obtained on or prior to such date). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Parent Borrower on behalf of the Borrowers proposes that the Incremental Revolving Credit Commitments shall be effective, which shall be a date not less than ten Business Days after the date on which such notice is delivered to the Administrative Agent. The Parent Borrower may approach any Lender or any other Person (other than a natural person) to provide all or a portion of the Incremental Revolving Credit Commitments; provided that any Lender offered or approached to provide all or a portion of the Incremental Revolving Credit Commitments may elect or decline, in its sole discretion, to provide a Incremental Revolving Credit Commitment. In each case, such Incremental Revolving Credit Commitments shall become effective, as of the applicable Increased Amount Date; provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Incremental Revolving Credit Commitments, as applicable; (ii) both before and after giving effect to the making of any Incremental Revolving Loans, each of the conditions set forth in Section 7 shall be satisfied; (iii) the Parent Borrower and its Restricted Subsidiaries shall be in Pro Forma Compliance with the covenant set forth in Section 10.9 of the CF Agreement as of the last day of the most recently ended fiscal quarter after giving effect to such Incremental Revolving Credit Commitments and any Investment to be consummated in connection therewith; (iv) the Incremental Revolving Credit Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrowers and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Sections 5.4(d) and (e); (v) the Parent Borrower on behalf of the Borrowers shall make any payments required pursuant to Section 2.11 in connection with the Incremental Revolving Credit Commitments, as applicable; and (vi) the Parent Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction. The Parent Borrower on behalf of the Borrowers shall give the Administrative Agent prompt written notice of any increase in the aggregate amount committed in respect of the CF Facility.
          (b) On any Increased Amount Date on which Incremental Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Lenders with New Revolving Credit Commitments shall assign to each Lender with a Incremental Revolving Credit Commitment (each, a “Incremental Revolving Loan Lender”) and each of the Incremental Revolving Loan Lenders shall purchase from each of the Lenders with New Revolving Credit Commitments, at the principal amount thereof (together with accrued interest), such interests in the New Revolving Credit Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such New Revolving Credit Loans will be held by existing New Revolving Lenders and Incremental Revolving Loan Lenders ratably in accordance with their New Revolving Credit Commitments after giving effect to the addition of such Incremental Revolving Credit Commitments to the New Revolving Credit Commitments, (b) each Incremental Revolving Credit Commitment shall be deemed for all purposes a New Revolving Credit Commitment and each Loan made thereunder (a “Incremental Revolving Loan”) shall be deemed, for all purposes, a New Revolving Credit Loan and (c) each Incremental Revolving Loan Lender shall become a Lender with respect to the Incremental Revolving Loan Commitment and all matters relating thereto.
          (c) [Reserved].
          (d) The terms and provisions of the Incremental Revolving Loans and Incremental Revolving Credit Commitments shall be identical to the New Revolving Credit Loans and the New Revolving Credit Commitments.

          (e) Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.14.
          2.15. Reserves. Notwithstanding anything to the contrary, the Administrative Agent may at any time and from time to time in the exercise of its Permitted Discretion establish and increase or decrease Reserves; provided that the Administrative Agent shall have provided the Parent Borrower at least 3 Business Days’ prior written notice of any such establishment or increase; and provided further that the Administrative Agent may only establish or increase a Reserve after the Original Closing Date based on an event, condition or other circumstance arising after the Original Closing Date or based on facts not known to the Administrative Agent as of the Original Closing Date. The amount of any Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition, other circumstance or new fact that is the basis for the Reserve. Upon delivery of such notice, the Administrative Agent shall be available to discuss the proposed Reserve or increase, and the Borrowers may take such action as may be required so that the event, condition, circumstance or new fact that is the basis for such Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Administrative Agent to establish or change such Reserve, unless the Administrative Agent shall have determined in its Permitted Discretion that the event, condition, other circumstance or new fact that is the basis for such new Reserve or such change no longer exists or has otherwise been adequately addressed by the Borrowers.
          SECTION 3. Letters of Credit.
          3.1. Letters of Credit.
          (a) Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Amendment and Restatement Date and prior to the L/C Maturity Date, the Letter of Credit Issuer agrees, in reliance upon the agreements of the New Revolving Lenders set forth in this Section 3, to issue from time to time from the Amendment and Restatement Date through the L/C Maturity Date upon the request of the Parent Borrower, and for the direct or indirect benefit of, the Borrowers and the Restricted Subsidiaries, a letter of credit or letters of credit (the “Letters of Credit” and each, a “Letter of Credit”) in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion; provided that the Parent Borrower shall be a co-applicant, and jointly and severally liable with respect to, each Letter of Credit issued for the account of a Restricted Subsidiary that is not a Borrower.
          (b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect; (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Lenders’ New Revolving Exposures at such time to exceed the lesser of the Borrowing Base and the New Revolving Credit Commitment then in effect; (iii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer, provided that in no event shall such expiration date occur later than the L/C Maturity Date; (iv) each Letter of Credit shall be denominated in Dollars; (v) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; and (vi) no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a written notice from any Credit Party or any Lender stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 14.1.
          (c) Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), the Parent Borrower on behalf of the Borrowers shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part, provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment.
          (d) [Reserved].
          (e) The Letter of Credit Issuer shall not be under any obligation to issue any Letter of Credit if:
     (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Original Closing Date, or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Original Closing Date and which the Letter of Credit Issuer in good faith deems material to it;
     (ii) the issuance of such Letter of Credit would violate one or more policies of the Letter of Credit Issuer applicable to letters of credit generally;
     (iii) except as otherwise agreed by the Administrative Agent and the Letter of Credit Issuer, such Letter of Credit is in an initial Stated Amount less than $100,000, in the case of a commercial Letter of Credit, or $10,000, in the case of a standby Letter of Credit;
     (iv) such Letter of Credit is to be denominated in a currency other than Dollars;
     (v) such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or

     (vi) a default of any New Revolving Lender’s obligations to fund under Section 3.3 exists or any New Revolving Lender is at such time a Defaulting Lender hereunder, unless, in each case, the Letter of Credit Issuer has entered into satisfactory arrangements with the Parent Borrower or such New Revolving Lender to eliminate the Letter of Credit Issuer’s risk with respect to such New Revolving Lender.
          (f) The Letter of Credit Issuer shall not amend any Letter of Credit if the Letter of Credit Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
          (g) The Letter of Credit Issuer shall be under no obligation to amend any Letter of Credit if (A) the Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
          (h) The Letter of Credit Issuer shall act on behalf of the New Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Letter of Credit Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 13 with respect to any acts taken or omissions suffered by the Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 13 included the Letter of Credit Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Letter of Credit Issuer.
          3.2. Letter of Credit Requests.
          (a) Whenever any Borrower desires that a Letter of Credit be issued for its account or amended, the Parent Borrower on behalf of such Borrower shall give the Administrative Agent and the Letter of Credit Issuer a Letter of Credit Request by no later than 11:00 a.m. (New York City time) at least two (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days prior to the proposed date of issuance or amendment. Each notice shall be executed by the Parent Borrower and shall be in the form of Exhibit G to the Original Credit Agreement (each a “Letter of Credit Request”).
          (b) In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail satisfactory to the Letter of Credit Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the Stated Amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail satisfactory to the Letter of Credit Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Letter of Credit Issuer may reasonably require. Additionally, the Parent Borrower shall furnish to the Letter of Credit Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Letter of Credit Issuer or the Administrative Agent may require.
          (c) Promptly after receipt of any Letter of Credit Request, the Letter of Credit Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Request from the Parent Borrower on behalf of the applicable Borrower and, if not, the Letter of Credit Issuer will provide the Administrative Agent with a copy thereof. Unless the Letter of Credit Issuer has received written notice from any New Revolving Lender, the Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Sections 6 and 7 shall not then be satisfied, then, subject to the terms and conditions hereof, the Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the Letter of Credit Issuer’s usual and customary business practices.
          (d) If the Parent Borrower on behalf of any Borrower so requests in any applicable Letter of Credit Request, the Letter of Credit Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Letter of Credit Issuer, the Parent Borrower shall not be required to make a specific request to the Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Maturity Date; provided, however, that the Letter of Credit Issuer shall not permit any such extension if (A) the Letter of Credit Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) or (e) of Section 3.1 or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Parent Borrower that one or more of the applicable conditions specified in Sections 6 and 7 are not then satisfied, and in each such case directing the Letter of Credit Issuer not to permit such extension.
          (e) If the Parent Borrower on behalf of any Borrower so requests in any applicable Letter of Credit Request, the Letter of Credit Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the Letter of Credit Issuer, the Parent Borrower shall not be required to make a specific request to the Letter of Credit Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the Letter of Credit Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the Letter of Credit Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Parent Borrower that one or more of the applicable conditions specified in Sections 6 and 7 are not then satisfied (treating such reinstatement as the issuance of a Letter of Credit for purposes of this clause) and, in each case, directing the Letter of Credit Issuer not to permit such reinstatement.
          (f) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Letter of Credit Issuer will also deliver to the Parent Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On the last Business Day of each March, June, September and December, each Letter of Credit Issuer shall provide the Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time.
          (g) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the applicable Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).
          3.3. Letter of Credit Participations.
          (a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each New Revolving Lender (each such New Revolving Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s New Revolving Credit Commitment Percentage, in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrowers under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto; provided that the Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees.
          (b) In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.
          (c) In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrowers shall not have repaid such amount in full to the respective Letter of Credit Issuer pursuant to Section 3.4(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent and each L/C Participant of such failure, and each such L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s New Revolving Credit Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its New Revolving Credit Commitment Percentage of such unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under any such Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer. If the Letter of Credit Issuer so notifies, prior to 11:00 a.m. (New York City time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, such L/C Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such L/C Participant’s New Revolving Credit Commitment Percentage of the amount of such payment no later than 1:00 p.m. (New York City time) on such Business Day in immediately available funds. If and to the extent such L/C Participant shall not have so made its New Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees customarily charged by the Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its New Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its New Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s New Revolving Credit Commitment Percentage of any such payment.
          (d) Whenever the Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its New Revolving Credit Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.
          (e) The obligations of the L/C Participants to make payments to the Administrative Agent for the account of a Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:
     (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;
     (ii) the existence of any claim, set-off, defense or other right that a Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between a Borrower and the beneficiary named in any such Letter of Credit);
     (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or
     (v) the occurrence of any Default or Event of Default;
provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its New Revolving Credit Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.
          3.4. Agreement to Repay Letter of Credit Drawings.
          (a) The Borrowers hereby agree to reimburse the Letter of Credit Issuer, by making payment in Dollars to the Administrative Agent in immediately available funds for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) no later than the date that is one Business Day after the date on which the Parent Borrower receives notice of such payment or disbursement (the “Reimbursement Date”), with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York City time) on the Reimbursement Date, from the Reimbursement Date to the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR as in effect from time to time, provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Parent Borrower shall have notified the Administrative

Agent and the relevant Letter of Credit Issuer prior to 12:00 noon (New York City time) on the Reimbursement Date that the Parent Borrower on behalf of the Borrowers intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Parent Borrower on behalf of the Borrowers shall be deemed to have given a Notice of Borrowing requesting that, with respect to Letters of Credit, the Lenders with New Revolving Credit Commitments make New Revolving Credit Loans (which shall be ABR Loans) on the Reimbursement Date in the amount of such drawing and (ii) the Administrative Agent shall promptly notify each relevant L/C Participant of such drawing and the amount of its New Revolving Credit Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a New Revolving Credit Loan to the Parent Borrower on behalf of the Borrowers in the manner deemed to have been requested in the amount of its New Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 2:00 p.m. (New York City time) on such Reimbursement Date by making the amount of such New Revolving Credit Loan available to the Administrative Agent. Such New Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent shall use the proceeds of such New Revolving Credit Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing. In the event that the Parent Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the Final Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that the Letter of Credit Issuer shall hold the proceeds received from the L/C Participants as contemplated above as cash collateral for such Letter of Credit to reimburse any Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Drawings made in respect of such Letter of Credit following the L/C Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any New Revolving Credit Loans that have not paid at such time and third, to the Parent Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Parent Borrower’s obligation to repay all outstanding New Revolving Credit Loans when due in accordance with the terms of this Agreement.
          (b) The obligations of the Borrowers under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that any Borrower or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, provided that the Borrowers shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.
          3.5. Increased Costs.
          If after the Original Closing Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by the Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the Original Closing Date (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (b) impose on the Letter of Credit Issuer or any L/C Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder (other than any such increase or reduction attributable to (i) taxes indemnified under Section 5.4, (ii) net income taxes and franchise and excise taxes (imposed in lieu of net income taxes) imposed on any Agent or Lender and, to the extent not duplicative, any Taxes imposed on any Agent or Lender where that Tax is imposed upon or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by such Agent or Lender or (iii) Taxes included under clause (b) of the definition of “Excluded Taxes”) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the Parent Borrower by the Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), the Borrowers shall pay to the Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or an L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Original Closing Date. A certificate submitted to the Parent Borrower by the relevant Letter of Credit Issuer or an L/C Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrowers absent clearly demonstrable error.
          3.6. New or Successor Letter of Credit Issuer.
          (a) The Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders and the Parent Borrower. The Parent Borrower may replace the Letter of Credit Issuer for any reason upon written notice to the Administrative Agent and the Letter of Credit Issuer. The Parent Borrower may add Letter of Credit Issuers at any time upon notice to the Administrative Agent. If the Letter of Credit Issuer shall resign or be replaced, or if the Parent Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Parent Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld), another successor or new issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder, and the term “Letter of Credit Issuer” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, the Parent Borrower, on behalf of the Borrowers, shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(c) and 4.1(d). The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form satisfactory to the Parent Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a “Letter of Credit Issuer” hereunder. After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Parent Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Parent Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall have a face amount equal to the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to a Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.
          (b) To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Parent Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.
          3.7. Role of Letter of Credit Issuer. Each Lender and the Parent Borrower agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable or responsible for any of the matters described in Section 3.3(e); provided that anything in such Section to the contrary notwithstanding, the Borrowers may have a claim against the Letter of Credit Issuer, and the Letter of Credit Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the any Borrower which any Borrower proves were caused by the Letter of Credit Issuer’s willful misconduct or gross negligence or the Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
          3.8. Cash Collateral.
          (a) Upon the request of the Administrative Agent, (A) if the Letter of Credit Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the L/C Maturity Date, there are any Letters of Credit Outstanding, the Parent Borrower, on behalf of the Borrowers, shall, in each case, immediately Cash Collateralize the then Letters of Credit Outstanding.
          (b) The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.
          (c) If any Event of Default shall occur and be continuing, the Administrative Agent or New Revolving Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter of Credit Exposure may require that the L/C Obligations be Cash Collateralized.
          (d) For purposes of this Section 3.8, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Letter of Credit Issuer and the Lenders, as collateral for the applicable L/C Obligations, cash or deposit account balances in an amount equal to the amount of the Letters of Credit Outstanding required to be Cash Collateralized pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Letter of Credit Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Parent Borrower hereby grants to the Administrative Agent, for the benefit of the Letter of Credit Issuer and the L/C Participants, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent.
          3.9. Applicability of ISP and UCP. Unless otherwise expressly agreed by the Letter of Credit Issuer and the Parent Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.
          3.10. Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
          3.11. Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary that is not a Borrower, the Parent Borrower shall be obligated to reimburse the Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. The Parent Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries that are not Borrowers inures to the benefit of the Parent Borrower, and that the Parent Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.
          SECTION 4. Fees; Commitments
          4.1. Fees.
          (a) The Borrowers agree to pay to the Administrative Agent in Dollars, for the account of each New Revolving Lender (in each case pro rata according to the respective New Revolving Credit Commitments of all such Lenders), a commitment fee (the “Commitment Fee”) for each day from the Amendment and Restatement Date to the New Revolving Termination Date. Except as set forth below, each Commitment Fee shall be payable by the Parent Borrower on behalf of the Borrowers (x) quarterly in arrears on the last Business Day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (y) on the New Revolving Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitment in effect on such day. Notwithstanding the foregoing, with respect to any Applicable Quarter, on any date during such Applicable Quarter (I) that is prior to the date on which Section 9.1 Financials are due with respect to the fiscal quarter immediately preceding such Applicable Quarter and (II) on which any Commitment Fee is payable on any Available Commitment pursuant to this subclause (a) (other than pursuant to subclause (y) above) in respect of any period included in such Applicable Quarter, the amount of such Commitment Fee required to be paid on such date in respect of such Available Commitment and such period (as to any Available Commitment, a “Commitment Fee Payment”) shall be reduced by an amount equal to the Reserve Amount with respect to such Commitment Fee for such period; provided that, if the amount of any Commitment Fee Payment on any Available Commitment shall have been reduced during any Applicable Quarter pursuant to the foregoing provisions, then, on the date (the “Commitment Fee Gross-Up Date”) that is the earlier of (x) the Applicable Date in respect of such Applicable Quarter and (y) the date on which all New Revolving Credit Commitments have been terminated in full, the Parent Borrower shall pay an additional commitment fee on such Available Commitment in an amount equal to the aggregate of the Reserve Amounts for such Available Commitment so deducted during such Applicable Quarter unless:
     (1) the Parent Borrower shall have delivered, at least four Business Days prior to such Commitment Fee Gross-Up Date, Section 9.1 Financials for the fiscal quarter immediately preceding such Applicable Quarter and
     (2) either:
     (A) such Section 9.1 Financials reveal a change in Status that results in a decrease in the Commitment Fee Rate, in which case, no payment of any such Reserve Amounts for such Available Commitment shall be required; or
     (B) such Section 9.1 Financials reveal a change in Status that results in an increase in the Commitment Fee Rate, in which case, the Parent Borrower shall pay the aggregate of the Reserve Amounts for such Available Commitment for such period as provided above, and shall also pay an additional commitment fee in respect of such Available Commitment on such Commitment Fee Gross-Up Date in an amount equal to the amount (if any) by which (I) the sum of (x) the aggregate amount of all Commitment Fees actually paid during such Applicable Quarter in respect of such Available Commitment for any period included therein plus (y) the aggregate of the Reserve Amounts for such Available Commitment for such Applicable Quarter is less than (II) the aggregate amount of Commitment Fees that would have been payable on such Available Commitment during such Applicable Quarter in respect of any period included therein if such change of Status had taken effect on the first day of such Applicable Quarter.
          (b) The Borrowers agree to pay to the Administrative Agent in Dollars for the account of the Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable LIBOR Margin for New Revolving Credit Loans minus 0.125% per annum on the average daily Stated Amount of such Letter of Credit. Except as provided below, such Letter of Credit Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each March, June, September and December and (y) on the date upon which the Total New Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero. Notwithstanding the foregoing, with respect to any Applicable Quarter, on any date during such Applicable Quarter (I) that is prior to the date on which Section 9.1 Financials are due with respect to the fiscal quarter immediately preceding such Applicable Quarter and (II) on which any Letter of Credit Fee is payable on any Letter of Credit pursuant to this subclause (b) (other than pursuant to subclause (y) above) in respect of any period included in such Applicable Quarter, the amount of such Letter of Credit Fee required to be paid on such date in respect of such Letter of Credit for such period (as to any Letter of Credit, an “L/C Fee Payment”) shall be reduced by an amount equal to the Reserve Amount with respect to such Letter of Credit Fee for such period; provided that, if the amount of any L/C Fee Payment on any Letter of Credit shall have been reduced during any Applicable Quarter pursuant to the foregoing provisions, then, on the date (the “L/C Fee Gross-Up Date”) that is the earlier of (x) the Applicable Date in respect of such Applicable Quarter and (y) the New Revolving Termination Date, the Parent Borrower shall pay an additional letter of credit fee on such Letter of Credit in an amount equal to the aggregate of the Reserve Amounts for such Letter of Credit so deducted during such Applicable Quarter unless:
     (1) the Parent Borrower shall have delivered, at least four Business Days prior to such L/C Fee Gross-Up Date, Section 9.1 Financials for the fiscal quarter immediately preceding such Applicable Quarter and
     (2) either:
     (A) such Section 9.1 Financials reveal a change in Status that results in a decrease in the Letter of Credit Fee rate with respect to such Letter of Credit, in which case, in lieu of paying the aggregate of the Reserve Amount for such Letter of Credit for such period as provided above, the Parent Borrower shall pay on such L/C Fee Gross-Up Date an amount equal to the excess (if any) of (I) the aggregate amount of Letter of Credit Fees that would have been payable on such Letter of Credit during such Applicable Quarter in respect of any period included therein if such change of Status had taken effect on the first day of such Applicable Quarter over (II) the aggregate amount of all Letter of Credit Fee payments actually made on such Letter of Credit during such Applicable Quarter in respect of any period included therein; or
     (B) such Section 9.1 Financials reveal a change in Status that results in an increase in the Letter of Credit Fee rate, in which case, the Parent Borrower shall pay the aggregate of the Reserve Amounts for such Letter of Credit for such period as provided above, and shall also pay additional letter of credit fees in respect of such Letter of Credit on such L/C Fee Gross-Up Date in an amount equal to the amount (if any) by which (I) the sum of (x) the aggregate amount of all Letter of Credit Fees actually paid during such Applicable Quarter in respect of such Letter of Credit for any period included therein plus (y) the aggregate of the Reserve Amounts for such Letter of Credit for such Applicable Quarter is less than (II) the aggregate amount of Letter of Credit Fees that would have been payable on such Letter of Credit during such Applicable Quarter in respect of any period included therein if such change of Status had taken effect on the first day of such Applicable Quarter.

          (c) The Borrowers agree to pay to each Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum on the average daily Stated Amount of such Letter of Credit. Such Fronting Fees shall be due and payable by the Parent Borrower on behalf of the Borrowers (x) quarterly in arrears on the last Business Day of each March, June, September and December and (y) on the date upon which the Total New Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.
          (d) The Parent Borrower on behalf of the Borrowers agrees to pay directly to the Letter of Credit Issuer upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the Letter of Credit Issuer and the Parent Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.
          (e) Notwithstanding the foregoing, the Borrowers shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.
          4.2. Voluntary Reduction of New Revolving Credit Commitments. Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Parent Borrower (on behalf of itself) shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the New Revolving Credit Commitments in whole or in part, provided that (a) any such reduction shall apply proportionately and permanently to reduce the New Revolving Credit Commitment of each of the Lenders, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $10,000,000 and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement (including pursuant to Section 5.2(b)(i)), the aggregate amount of the Lenders’ New Revolving Exposures shall not exceed the Total New Revolving Credit Commitment.
          4.3. Mandatory Termination of Commitments.
          (a) The New Revolving Credit Commitment shall terminate at 5:00 p.m. (New York City time) on the Final Maturity Date.
          (b) The Swingline Commitment shall terminate at 5:00 p.m. (New York City time) on the Swingline Maturity Date.
          SECTION 5. Payments
          5.1. Voluntary Prepayments . The Borrowers shall have the right to prepay New Revolving Credit Loans and Swingline Loans, in each case, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (a) the Parent Borrower, on behalf of the Borrowers, shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Parent Borrower, on behalf of the Borrowers, no later than 12:00 noon (New York City time) (i) in the case of LIBOR Loans, three Business Days prior to, (ii) in the case of ABR Loans (other than Swingline Loans and Protective Advances), one Business Day prior to or (iii) in the case of Swingline Loans and Protective Advances, on, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders or the Swingline Lender, as the case may be; (b) each partial prepayment of (i) any Borrowing of LIBOR Loans shall be in a minimum amount of $10,000,000 and in multiples of $1,000,000 in excess thereof, (ii) any ABR Loans (other than Swingline Loans and Protective Advances) shall be in a minimum amount of $1,000,000 and in multiples of $1,000,000 in excess thereof and (iii) Swingline Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof, provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for LIBOR Loans and (c) any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Parent Borrower with the applicable provisions of Section 2.11. At the Parent Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any New Revolving Credit Loan of a Defaulting Lender.
          5.2. Mandatory Prepayments.
          (a) [Reserved].
          (b) Repayment of New Revolving Credit Loans. (i) If on any date the aggregate amount of the Lenders’ New Revolving Exposures (collectively, the “Aggregate New Revolving Outstandings”) for any reason exceeds 100% of the Total New Revolving Credit Commitment then in effect, the Borrowers shall forthwith repay on such date the principal amount of any Protective Advances and after all Protective Advances have been paid in full, Swingline Loans and, after all Swingline Loans have been paid in full, New Revolving Credit Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Protective Advances, Swingline Loans and New Revolving Credit Loans, the Aggregate New Revolving Outstandings exceed the Total New Revolving Credit Commitment then in effect, the Borrowers shall Cash Collateralize the L/C Obligations to the extent of such excess.
          (ii) Except for Protective Advances, if on any date the Aggregate New Revolving Outstandings for any reason exceed 100% of the Borrowing Base then in effect, the Borrowers shall forthwith repay on such date the principal amount of Swingline Loans and, after all Swingline Loans have been paid in full, New Revolving Credit Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and New Revolving Credit Loans, the Aggregate New Revolving Outstandings exceed the Borrowing Base then in effect, the Borrowers shall Cash Collateralize the L/C Obligations to the extent of such excess.
          (c) At all times following the establishment of the Cash Management Systems pursuant to Section 9.15(a) and after the occurrence and during the continuation of a Cash Dominion Event and notification thereof by the Administrative Agent to the Parent Borrower (subject to the provisions of the Security Agreement and the Intercreditor Agreement), on each Business Day, at or before 1:00 p.m. New York City time, the Administrative Agent shall apply all immediately available funds credited to the Collection Account, first to pay any fees or expense reimbursements then due to the Administrative Agent, the Letter of Credit Issuer and the Lenders (other than in connection with Secured Cash Management Agreements or Secured Hedge Agreements), pro rata, second to pay interest due and payable in respect of any Loans (including Swingline Loans and Protective Advances) that may be outstanding, pro rata, third to prepay the principal of any Protective Advances that may be outstanding, pro rata, fourth to prepay the principal of the New Revolving Credit Loans and Swingline Loans and to Cash Collateralize outstanding Letter of Credit Exposure, pro rata and fifth to pay any fees or expense reimbursements then due to any Cash Management Bank or Hedge Bank, pro rata.
          (d) [Reserved].
          (e) Application to New Revolving Credit Loans. With respect to each prepayment of New Revolving Credit Loans required by Section 5.2(b), the Parent Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the New Revolving Credit Loans to be prepaid, provided that (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (z) notwithstanding the provisions of the preceding clause (y), no prepayment of New Revolving Credit Loans shall be applied to the New Revolving Credit Loans of any Defaulting Lender unless otherwise agreed in writing by the Parent Borrower. In the absence of a designation by the Parent Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.
          (f) LIBOR Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any LIBOR Loan other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Parent Borrower at its option may deposit on behalf of the Borrowers with the Administrative Agent an amount equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute cash collateral for the LIBOR Loans to be so prepaid, provided that the Parent Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.
          5.3. Method and Place of Payment.
          (a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Parent Borrower on behalf of the Borrowers, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, the Letter of Credit Issuer or the Swingline Lender entitled thereto, as the case may be, not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Parent Borrower, it being understood that written or facsimile notice by the Parent Borrower to the Administrative Agent to make a payment from the funds in the Parent Borrower’s account at the

Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All payments under each Credit Document shall, unless otherwise specified in such Credit Document be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day), in like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.
          (b) Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
          5.4. Net Payments.
          (a) Any and all payments made by or on behalf of any Borrower under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes; provided that if any Borrower shall be required by applicable Requirements of Law to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.4) the Administrative Agent, the Collateral Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Borrower shall make such deductions or withholdings and (iii) the applicable Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirements of Law. Whenever any Indemnified Taxes are payable by any Borrower, as promptly as possible thereafter, such Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by such Borrower showing payment thereof.
          (b) The Borrowers shall timely pay and shall indemnify and hold harmless the Administrative Agent, each Collateral Agent and each Lender (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority) with regard to any Other Taxes.
          (c) The Borrowers shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Administrative Agent, the Collateral Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder or under any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental

Authority. A certificate setting forth in reasonable detail the amount of such payment or liability delivered to the Parent Borrower by a Lender, the Administrative Agent or the Collateral Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.
          (d) Each Non-U.S. Lender shall, to the extent it is legally entitled to do so:
     (i) deliver to the Parent Borrower and the Administrative Agent two copies of either (x) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” United States Internal Revenue Service Form W-8BEN (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Parent Borrower and is not a controlled foreign corporation related to the Parent Borrower (within the meaning of Section 864(d)(4) of the Code)), or (y) Internal Revenue Service Form W-8BEN or Form W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Parent Borrower under this Agreement; and
     (ii) deliver to the Parent Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Parent Borrower;
unless in any such case any Change in Law has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Non-U.S. Lender from duly completing and delivering any such form with respect to it and such Non-U.S. Lender promptly so advises the Parent Borrower and the Administrative Agent. Each Person that shall become a Participant pursuant to Section 14.6 or a Lender pursuant to Section 14.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(d), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.
          (e) Each Lender and Agent that is entitled to an exemption from or reduction of non-U.S. withholding tax under the laws of the jurisdiction in which any Borrower is organized, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Credit Document by such Borrower shall deliver to such Borrower (with a copy to the applicable Administrative Agent), as applicable, at the time or times prescribed by applicable law and as reasonably requested by such Borrower, as applicable, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without such withholding or at such reduced rate, provided that such Lender or Agent is legally entitled to complete, execute and deliver such documentation and such documentation is necessary in order for such exemption or reduction to apply.

          (f) If any Lender, the Administrative Agent or the Collateral Agent, as applicable, determines, in its sole discretion, that it had received and retained a refund of an Indemnified Tax or Other Tax for which a payment has been made by any Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender, the Administrative Agent or the Collateral Agent, as the case may be, is attributable to such payment made by such Borrower, then the Lender, the Administrative Agent or the Collateral Agent, as the case may be, shall reimburse such Borrower for such amount (together with any interest received thereon) as the Lender, Administrative Agent or the Collateral Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required; provided that such Borrower, upon the request of the Lender, the Administrative Agent or the Collateral Agent, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender, the Administrative Agent or the Collateral Agent in the event the Lender, the Administrative Agent or the Collateral Agent is required to repay such refund to such Governmental Authority. A Lender, the Administrative Agent or the Collateral Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. Neither the Lender, the Administrative Agent nor the Collateral Agent shall be obliged to disclose any information regarding its tax affairs or computations to any Credit Party in connection with this clause (f) or any other provision of this Section 5.4.
          (g) If the Parent Borrower determines that a reasonable basis exists for contesting a Tax, each Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrowers as the Parent Borrower may reasonably request in challenging such Tax. Subject to the provisions of Section 2.12, each Lender and Agent agrees to use reasonable efforts to cooperate with the Borrowers as the Parent Borrower may reasonably request to minimize any amount payable by any Borrower or Guarantor pursuant to this Section 5.4. The Borrowers shall indemnify and hold each Lender and Agent harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by the Parent Borrower pursuant to this Section 5.4(g). Nothing in this Section 5.4(g) shall obligate any Lender or Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.
          (h) Each Lender and Agent that is a United States person under Section 7701(a)(30) of the Code shall, at the reasonable request of the Parent Borrower or the Administrative Agent, deliver to the Parent Borrower and the Administrative Agent two United States Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such Lender or Agent is exempt from United States backup withholding; provided that, for the avoidance of doubt, the failure to deliver such forms shall not subject any Lender that may be treated as an exempt recipient based on the indicators described in Treasury Regulation 1.6049-4(c)(i)(ii) to backup withholding.
          (i) The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          5.5. Computations of Interest and Fees.
          (a) Interest on LIBOR Loans and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Administrative Agent’s prime rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.
          (b) Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.
          5.6. Limit on Rate of Interest.
          (a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrowers shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.
          (b) Payment at Highest Lawful Rate. If any Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), such Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.
          (c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate any Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by such Borrower to the affected Lender under Section 2.8.
          Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from any Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then such Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to such Borrower.
          SECTION 6. Conditions Precedent to Amendment and Restatement
          The initial Borrowing under this Agreement on the Amendment and Restatement Date is subject to the satisfaction of the following conditions precedent, except as otherwise agreed between the Parent Borrower and the Administrative Agent.

          6.1. Credit Documents. The Administrative Agent shall have received:
     (a) this Agreement, executed and delivered by a duly authorized officer of the Parent Borrower, each Subsidiary Borrower and each Lender;
     (b) a Borrowing Base Certificate, certified as complete and correct in all material respects, which calculates the Borrowing Base as of the last Business Day of the most recent month ended at least 25 days prior to the Amendment and Restatement Date.
          6.2. Amendment Agreement Conditions. All conditions in Section 4 of the Amendment Agreement shall have been satisfied or waived.
          SECTION 7. Conditions Precedent to All Credit Events
          The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Mandatory Borrowings, Protective Advances and New Revolving Credit Loans to be made by the New Revolving Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4) and the obligation of the Letter of Credit Issuer to issue Letters of Credit on any date is subject to the satisfaction of the following conditions precedent:
          7.1. No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).
          7.2. Notice of Borrowing; Letter of Credit Request.
          (a) Prior to the making of each New Revolving Credit Loan (other than any New Revolving Credit Loan made pursuant to Section 3.4(a) or 2.1(e)) and each Swingline Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.
          (b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).
          The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.
          SECTION 8. Representations, Warranties and Agreements
          In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, each Borrower makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit (it being understood that the following representations and warranties shall be deemed made with respect to any Foreign Subsidiary only to the extent relevant under applicable law):
          8.1. Corporate Status. Each of the Parent Borrower and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
          8.2. Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.
          8.3. No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Merger and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents or Liens subject to the Intercreditor Agreement) pursuant to the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) or (c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Credit Party or any of the Restricted Subsidiaries.
          8.4. Litigation. Except as set forth on Schedule 8.4 to the Original Credit Agreement, there are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of the Parent Borrower, threatened with respect to the Parent Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.
          8.5. Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

          8.6. Governmental Approvals. The execution, delivery and performance of the Acquisition Agreement or any Credit Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Agreement and (iii) such licenses, approvals, authorizations or consents the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.
          8.7. Investment Company Act. No Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
          8.8. True and Complete Disclosure.
          (a) None of the written factual information and written data (taken as a whole) furnished by or on behalf of the Parent Borrower on or before the Original Closing Date, any of the Subsidiaries or any of their respective authorized representatives to the Administrative Agent, any Joint Lead Arranger and/or any Lender on or before the Original Closing Date (including all such information and data contained in (i) the Confidential Information Memorandum (as updated prior to the Original Closing Date) and (ii) the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.
          (b) The projections (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in clause (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.
          8.9. Financial Condition; Financial Statements. (a) The unaudited historical consolidated financial information of HCA as set forth in the Confidential Information Memorandum, and (b) the Historical Financial Statements, in each case present fairly in all material respects the consolidated financial position of HCA at the respective dates of said information, statements and results of operations for the respective periods covered thereby. The financial statements referred to in clause (b) of this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements. After the Original Closing Date, there has been no Material Adverse Effect since December 31, 2005.
          8.10. Tax Matters. Each of the Parent Borrower and the Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and all such tax returns are true and correct in all material respects and has paid all material taxes payable by it that have become due, other than those (a) not yet delinquent or (b) contested in good faith as to which adequate reserves have been provided to the extent required by law and in accordance with GAAP and which could not reasonably be expected to result in a Material Adverse Effect. Each Borrower and each of the Subsidiaries have paid, or have provided adequate reserves to the extent required by law and in accordance with GAAP for the payment of, all material federal, state, provincial and foreign taxes applicable for the current fiscal year to the Original Closing Date.
          8.11. Compliance with ERISA. Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to the Parent Borrower or any ERISA Affiliate; no Plan (other than a multiemployer plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); none of the Parent Borrower or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to the Parent Borrower or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of the Parent Borrower or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Parent Borrower or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of the Parent Borrower or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect. With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11, other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of each Borrower.
          8.12. Subsidiaries. Schedule 8.12 to the Original Credit Agreement lists each Subsidiary of the Parent Borrower (and the direct and indirect ownership interest of the Parent Borrower therein), in each case existing on the Original Closing Date and the Amendment and Restatement Date. Each Material Subsidiary (under clause (i) of the definition thereof) and each 1993 Indenture Restricted Subsidiary as of the Original Closing Date has been so designated on Schedule 8.12 to the Original Credit Agreement.
          8.13. Intellectual Property. The Parent Borrower and each of the Restricted Subsidiaries have obtained all intellectual property, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.

          8.14. Environmental Laws.
          (a) Except as could not reasonably be expected to have a Material Adverse Effect: (i) the Parent Borrower and each of the Subsidiaries and all Real Estate are in compliance with all Environmental Laws; (ii) neither the Parent Borrower nor any Subsidiary is subject to any Environmental Claim or any other liability under any Environmental Law; (iii) neither the Parent Borrower nor any Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) no underground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by the Parent Borrower or any of its Subsidiaries.
          (b) Neither the Parent Borrower nor any of the Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Real Estate or facility in a manner that could reasonably be expected to have a Material Adverse Effect.
          8.15. Properties. The Parent Borrower and each of the Subsidiaries have good and marketable title to or leasehold interests in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.
          8.16. Solvency. On the Original Closing Date (after giving effect to the Transactions described in clause (ii) of the definition thereof), immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, the Parent Borrower on a consolidated basis with its Subsidiaries will be Solvent.
          8.17. Delayed Equity Arrangements. On the Original Closing Date, (i) the Parent Borrower received a written commitment from Holdings to contribute the Delayed Equity Amount to the Parent Borrower, to the extent not otherwise received by the Parent Borrower, on or prior to March 31, 2007 and (ii) Holdings has received written commitments from certain of the Investors to provide the Delayed Equity Amount to Holdings, to the extent not otherwise received on or prior to March 31, 2007 (the commitments referred to in subclauses (i) and (ii) being referred to collectively as the “Delayed Equity Arrangements”).
          SECTION 9. Affirmative Covenants.
          Each Borrower hereby covenants and agrees that on the Original Closing Date and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:
          9.1. Information Covenants. The Parent Borrower will furnish to the Administrative Agent (which shall make such information available to the Lenders in accordance with its customary practice):

     (a) Annual Financial Statements. As soon as available and in any event within 5 days after the date on which such financial statements are required to be filed with the SEC or, if earlier, on the date such financial statements are delivered to the holders of Junior Lien Notes (or, if such financial statements are not required to be filed with the SEC or delivered to the holders of the Junior Lien Notes, on or before the date that is 90 days (or, in the case of the fiscal year ending December 31, 2006, 120 days) after the end of each such fiscal year), the consolidated balance sheets of the Parent Borrower and the Subsidiaries and, if different, the Parent Borrower and the Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years (or, in lieu of such audited financial statements of the Parent Borrower and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Parent Borrower and the Restricted Subsidiaries, on the one hand, and the Parent Borrower and the Subsidiaries, on the other hand), and certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Parent Borrower or any of the Material Subsidiaries (or group of Subsidiaries that together would constitute a Material Subsidiary) as a going concern, together in any event with a certificate of such accounting firm stating that in the course of either (i) its regular audit of the consolidated business of the Parent Borrower, which audit was conducted in accordance with generally accepted auditing standards or (ii) performing certain other procedures permitted by professional standards, such accounting firm has obtained no knowledge of any Event of Default relating to Section 10.9 that has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof.
     (b) Periodic Financial Statements. As soon as available and in any event within 5 days after the date on which such financial statements are required to be filed with the SEC or, if earlier, on the date on which such financial statements are delivered to the holders of the Junior Lien Notes with respect to each of the first three quarterly accounting periods in each fiscal year of the Parent Borrower (or, if such financial statements are not required to be filed with the SEC or delivered to the holders of the Junior Lien Notes, on or before the date that is 45 days after the end of each such quarterly accounting period), the consolidated balance sheets of the Parent Borrower and the Subsidiaries and, if different, the Parent Borrower and the Restricted Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statements of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year (or, in lieu of such unaudited financial statements of the Parent Borrower and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Parent Borrower and the Restricted Subsidiaries, on the one hand, and the Parent Borrower and the Subsidiaries, on the other hand), all of which shall be certified by an Authorized Officer of the Parent Borrower, subject to changes resulting from audit and normal year-end audit adjustments.

     (c) Budgets. Within 90 days after the commencement of each fiscal year of the Parent Borrower, a budget of the Parent Borrower in reasonable detail for such fiscal year as customarily prepared by management of the Parent Borrower for their internal use consistent in scope with the financial statements provided pursuant to Section 9.1(a), setting forth the principal assumptions upon which such budget is based.
     (d) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Parent Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Parent Borrower and the Subsidiaries were in compliance with the provisions of Section 10.9 (whether or not such covenant is then applicable) as at the end of such fiscal year or period, as the case may be, (ii) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Original Closing Date or the most recent fiscal year or period, as the case may be, (iii) the then applicable Status and (iv) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor. At the time of the delivery of the financial statements provided for in Section 9.1(a), (i) a certificate of an Authorized Officer of the Parent Borrower setting forth in reasonable detail the Applicable Amount as at the end of the fiscal year to which such financial statements relate and (ii) a certificate of an Authorized Officer of the Parent Borrower setting forth the information required pursuant to Section 1(a) of the Perfection Certificate or confirming that there has been no change in such information since the Original Closing Date or the date of the most recent certificate delivered pursuant to this clause (d), as the case may be.
     (e) Notice of Default or Litigation. Promptly after an Authorized Officer of the Parent Borrower or any of the Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Parent Borrower proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against the Parent Borrower or any of the Subsidiaries that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.
     (f) Environmental Matters. Promptly after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:
     (i) any pending or threatened Environmental Claim against any Credit Party or any Real Estate;

     (ii) any condition or occurrence on any Real Estate that (x) could reasonably be expected to result in noncompliance by any Credit Party with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against any Credit Party or any Real Estate;
     (iii) any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and
     (iv) the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any Real Estate.
All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto. The term “Real Estate” shall mean land, buildings and improvements owned or leased by any Credit Party, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.
     (g) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Parent Borrower or any of the Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders and the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that the Parent Borrower or any of the Subsidiaries shall send to the holders of any publicly issued debt of the Parent Borrower and/or any of the Subsidiaries (including the Junior Lien Notes (whether publicly issued or not)) and lenders and agents under the CF Facility, in each case in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Lenders and the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.
     (h) Pro Forma Adjustment Certificate. Not later than any date on which financial statements are delivered with respect to any Test Period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by the Parent Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of the Parent Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.
     (i) Borrowing Base Certificate. On the 25th day of each calendar month, a Borrowing Base Certificate showing the Borrowing Base and the calculation of Excess

Facility Availability in each case as of the close of business on the last day of the immediately preceding calendar month, each such Borrowing Base Certificate to be certified as complete and correct in all material respects on behalf of the Parent Borrower by a Financial Officer of the Parent Borrower (each a “Monthly Borrowing Base Certificate”). In addition, solely (i) during the continuance of a Cash Dominion Event or (ii) if any Event of Default has occurred and is continuing, a Borrowing Base Certificate showing the Parent Borrower’s reasonable estimate (which shall be based on the most current accounts receivable aging reasonably available and shall be calculated in a consistent manner with the most recent Monthly Borrowing Base Certificates delivered pursuant to this Section) of the Borrowing Base (but not the calculation of Excess Facility Availability) as of the close of business on the last day of the immediately preceding calendar week, unless the Administrative Agent otherwise agrees, shall be furnished on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day).
     (j) Collateral Reporting.
     (i) At the time of the delivery of the financial statements provided for in Section 9.1(b), a certificate of an Authorized Officer setting forth (x) the amount of Potential Medicaid Accounts at the end of such period and the aggregate amount of Potential Medicaid Accounts that became Medicaid Accounts during such period and (y) the collection history of Self-Pay Accounts for the immediately preceding 12 month period.
     (ii) At the time of the delivery of the Monthly Borrowing Base Certificate provided for in Section 9.1(i), the Parent Borrower shall provide a current accounts receivable aging for the Borrowers along with a reconciliation between the amounts that appear on such aging and the amount of accounts receivable presented on the concurrently delivered balance sheet.
     (k) Change of Name, Locations, Etc. Not later than 60 days following the occurrence of any change referred to in subclauses (i) through (iv) below, written notice of any change (i) in the legal name of any Credit Party, (ii) in the jurisdiction of organization or location of any Credit Party for purposes of the Uniform Commercial Code, (iii) in the identity or type of organization of any Credit Party or (iv) in the Federal Taxpayer Identification Number or organizational identification number of any Credit Party. The Parent Borrower shall also promptly provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the first sentence of this clause (k).
          Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 9.1 may be satisfied with respect to financial information of the Parent Borrower and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Parent Borrower or (B) the Parent Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of subclauses (A) and (B) of this paragraph, to the extent such information relates to a parent of the Parent Borrower, such information is accompanied by consolidating or other information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Parent Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand.
          9.2. Books, Records and Inspections.
          (a) The Parent Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Parent Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine the books and records of the Parent Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Parent Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2 and only one such visit shall be at the Parent Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Parent Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Parent Borrower the opportunity to participate in any discussions with the Parent Borrower’s independent public accountants. During the course of the above-described visits, inspections, examinations and discussions, representatives of the Agents and the Lenders may encounter individually identifiable healthcare information as defined under the Administrative Simplification (including privacy and security) regulations promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996, as amended (collectively, “HIPAA”), or other confidential information relating to healthcare patients (collectively, the “Confidential Healthcare Information”). The Parent Borrower or the Restricted Subsidiary maintaining such Confidential Healthcare Information shall, consistent with HIPAA’s “minimum necessary” provisions, permit such disclosure for their “healthcare operations” purposes. Unless otherwise required by law, the Agents, the Lenders and their respective representatives shall not require or perform any act that would cause the Parent Borrower or any of its Subsidiaries to violate any laws, regulations or ordinances intended to protect the privacy rights of healthcare patients, including, without limitation, HIPAA.
          (b) Independently of or in connection with the visits and inspections provided for in clause (a) above, but not more than twice a year (unless required by applicable law or an Event of Default has occurred and is continuing in which case the Administrative Agent may cause additional appraisals and field examinations to be undertaken at the expense of the Borrowers) upon the request of the Administrative Agent after reasonable prior notice, the Parent Borrower will, and will cause each Subsidiary Borrower to, permit the Administrative Agent or professionals reasonably acceptable to the Parent Borrower (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Administrative Agent to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, (i) of the Parent Borrower’s practices in the computation of the Borrowing Base, and (ii)

inspecting, verifying and auditing the Collateral. The Borrowers shall pay the fees and expenses of the Administrative Agent or such professionals with respect to such evaluations and appraisals.
          9.3. Maintenance of Insurance. The Parent Borrower will, and will cause each Material Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Parent Borrower believes (in the good faith judgment of the management of the Parent Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.
          9.4. Payment of Taxes. The Parent Borrower will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Parent Borrower or any of the Restricted Subsidiaries, provided that neither the Parent Borrower nor any of the Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto to the extent required by law and in accordance with GAAP and the failure to pay could not reasonably be expected to result in a Material Adverse Effect.
          9.5. Consolidated Corporate Franchises. The Parent Borrower will do, and will cause each Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Parent Borrower and its Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.
          9.6. Compliance with Statutes, Regulations, Etc. The Parent Borrower will, and will cause each Subsidiary to, comply with all applicable laws, rules, regulations and orders applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
          9.7. ERISA. Promptly after the Parent Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Parent Borrower will deliver to the Administrative Agent and each of the Lenders a certificate of an Authorized Officer or any other senior officer of the Parent Borrower setting forth details as to such occurrence and the action, if any, that the Parent Borrower or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Parent Borrower such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Parent Borrower or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified the Parent Borrower or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Parent Borrower or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Parent Borrower or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.
          9.8. Maintenance of Properties. The Parent Borrower will, and will cause each of the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect.
          9.9. Transactions with Affiliates. The Parent Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than the Parent Borrower and the Restricted Subsidiaries) on terms that are substantially as favorable to the Parent Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, provided that the foregoing restrictions shall not apply to (a) the payment of customary fees to the Sponsors for management, consulting and financial services rendered to the Parent Borrower and the Subsidiaries and customary investment banking fees paid to the Sponsors for services rendered to the Parent Borrower and the Subsidiaries in connection with divestitures, acquisitions, financings and other transactions, (b) transactions permitted by Section 10.6, (c) the payment of the Transaction Expenses, (d) the issuance of Stock or Stock Equivalents of Holdings to the management of the Parent Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries in connection with the Transactions or pursuant to arrangements described in clause (f) of this Section 9.9, (e) loans, advances and other transactions between or among the Parent Borrower, any Subsidiary or any joint venture (regardless of the form of legal entity) in which the Parent Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Parent Borrower but for the Parent Borrower’s or a Subsidiary’s ownership of Stock or Stock Equivalents in such joint venture or Subsidiary) to the extent permitted under Section 10, (f) employment and severance arrangements between the Parent Borrower and the Subsidiaries and their respective officers and employees in the ordinary course of business, (g) payments by the

Parent Borrower (and any direct or indirect parent thereof) and the Subsidiaries pursuant to the tax sharing agreements among the Parent Borrower (and any such parent) and the Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Parent Borrower and the Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Parent Borrower and its Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Parent Borrower and its Restricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity, (h) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Parent Borrower and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Parent Borrower and the Subsidiaries and (i) transactions pursuant to permitted agreements in existence on the Original Closing Date and set forth on Schedule 9.9 to the Original Credit Agreement or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect. The Parent Borrower will not permit any Consolidated Entity to engage in any transaction with any Sponsor or any Frist Shareholder (or any controlling Affiliate of any Sponsor or Frist Shareholder), to the extent that such Consolidated Entity would be prohibited from engaging in such transaction if it was a Restricted Subsidiary for purposes of this Section 9.9.
          9.10. End of Fiscal Years; Fiscal Quarters. The Parent Borrower will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (b) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the Parent Borrower’s past practice; provided, however, that the Parent Borrower may, upon written notice to the Administrative Agent change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Parent Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.
          9.11. Additional Borrowers. Except as otherwise provided in Section 10.1(j) or 10.1(k) and subject to any applicable limitations set forth in the Security Documents, the Parent Borrower will cause each direct or indirect Domestic Subsidiary (excluding any Excluded Subsidiary) formed or otherwise purchased or acquired after the Original Closing Date (including pursuant to a Permitted Acquisition) and each other Domestic Subsidiary that ceases to constitute an Excluded Subsidiary), to execute a joinder to this Agreement in order to become a Subsidiary Borrower and a supplement to the Security Agreement in order to become a grantor under the Security Agreement or, to the extent reasonably requested by the Collateral Agent, enter into a new Security Document substantially consistent with the analogous existing Security Documents and otherwise in form and substance reasonably satisfactory to such Collateral Agent and take all other action reasonably requested by the Collateral Agent to grant a perfected security interest in its assets to substantially the same extent as the Credit Parties on the Original Closing Date.
          9.12. [Reserved].
          9.13. Use of Proceeds. The Borrowers will use Letters of Credit, New Revolving Credit Loans and Swingline Loans for general corporate purposes (including Permitted Acquisitions).

The Borrowers will also use the proceeds of the New Revolving Credit Loans to effect the Exchange and the Repayment and to pay fees and expenses related thereto.
          9.14. Further Assurances. The Parent Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents) that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Agreement, all at the expense of the Parent Borrower and the Restricted Subsidiaries.
          9.15. Cash Management Systems.
          (a) The Credit Parties will establish and maintain the cash management systems described below (the “Cash Management Systems”):
     (i) Within 60 calendar days after the Original Closing Date (or such later date as the Administration Agent may, in its sole reasonable discretion, consent to in writing), (x) the Parent Borrower will, or will cause each of the applicable Subsidiaries to, request in writing and otherwise take reasonable steps to provide that all Account Debtors in respect of Governmental Accounts that constitute Collateral forward payment directly to an account of a Borrower designated as a Government Receivables Deposit Account on Schedule 9.15(a) to the Original Credit Agreement (such schedule to be delivered to the Administrative Agent on or before the 60th calendar day after the Original Closing Date (or such later date as the Administration Agent may, in its sole reasonable discretion, consent to in writing)) (each a “Government Receivables Deposit Account”), (y) the Credit Parties will, or will cause each of their Subsidiaries to, establish lock boxes (“Lock Boxes”) or, at the Administrative Agent’s discretion, blocked accounts (“Blocked Accounts”) listed on Schedule 9.15(c) to the Original Credit Agreement (such schedule to be delivered to the Administrative Agent on or before the 60th calendar day after the Original Closing Date (or such later date as the Administrative Agent may, in its sole reasonable discretion, consent to in writing)) at one or more banks that are reasonably acceptable to the Collateral Agent, and shall request in writing and otherwise take reasonable steps to provide that all Account Debtors with respect to Private Accounts that constitute Collateral forward payments directly to such Lock Boxes or Blocked Accounts and (z) each Borrower will deposit and cause its Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a Lock Box) into the Blocked Accounts. Until so deposited, all such payments shall be held in trust by each Borrower and any of its Subsidiaries for the Administrative Agent and shall not be commingled with any other funds or property of any Borrower. Within 60 calendar days after the Original Closing Date (or such later date as the Administrative Agent may, in its sole reasonable discretion, consent to in writing), the Parent Borrower shall have established a concentration account in its name (the “Concentration Account”) (with a bank reasonably acceptable to the Administrative Agent (it being agreed that Wachovia Bank is acceptable to the Administrative Agent)) that shall be designated as the Concentration Account for the Parent Borrower listed on Schedule 9.15(a) to the Original Credit Agreement.
     (ii) The Parent Borrower may maintain, in its name, one or more accounts (any such account, a “Disbursement Account”) at any bank reasonably acceptable to the Administrative Agent into which the Administrative Agent shall, from time to time, deposit proceeds of Loans made to the Parent Borrower pursuant to Section 2.1 for use by the Parent Borrower solely in accordance with the provisions of Section 9.13 (it being understood that the Administrative Agent may also deposit or wire proceeds of Loans into any other account designated by the Parent Borrower at any time other than during the continuance of any Cash Dominion Event). The Parent Borrower may also maintain, in its name, one or more accounts that (x) do not contain any funds that are proceeds of Accounts that otherwise constitute Collateral or (y) include funds that are proceeds of Accounts that otherwise constitute Collateral and that are neither Government Receivables Deposit Accounts nor subject to a Blocked Account Agreement ,but solely (in the case of this clause (y) only) to the extent that any such accounts are not subject to a blocked account or control agreement with any other party (each a “Non-Controlled Account”).
     (iii) Within 60 calendar days after the Original Closing Date (or such later date as the Administrative Agent may, in its sole discretion, consent to in writing), each Borrower that owns or originates Government Accounts shall deliver to the Collateral Agent (x) for each Government Receivables Deposit Account established or maintained by such Borrower, a tri-party deposit account agreement between the Collateral Agent, the bank at which such Government Receivables Deposit Account (each a “Government Receivables Bank”) is maintained and such Borrower, in form and substance reasonably satisfactory to the Collateral Agent (each a “Government Receivables Deposit Account Agreement”), and (y) for the accounts of any Borrower designated as a Blocked Account on Schedule 9.15(c) to the Original Credit Agreement and for the Concentration Account and any Disbursement Accounts, a tri-party blocked account agreement or lockbox account agreement between the Collateral Agent, the bank at which each such Blocked Account, Concentration Account or Disbursement Account is maintained and the relevant Borrowers, in form and substance reasonably satisfactory to the Collateral Agent (each a “Blocked Account Agreement”). Each such Blocked Account Agreement with respect to any Blocked Account shall provide, among other things, that from and after the date thereof the bank at which any such Blocked Account is maintained, agrees to forward immediately all amounts in each such account to the Concentration Account. In addition, any such Blocked Account Agreement shall provide, among other things, that at all times following the establishment of the Cash Management Systems pursuant to this Section 9.15(a), upon the occurrence and during the continuation of a Cash Dominion Event, the bank at which such Blocked Account, Concentration Account or Disbursement Account is maintained shall, upon receipt of notice by the Collateral Agent of such Cash Dominion Event, commence the process of daily sweeps from such accounts into the Collection Account (it being understood that any such daily sweep in respect of any cash or other amount in a Disbursement Account shall be subject to the rights of the Borrowers to transfer, apply or otherwise use the proceeds of any Loans hereunder for any purpose in accordance with Section 9.13 by moving any cash or other amount on deposit in any Disbursement Account out of such account for any such purpose); provided that any amounts in the Concentration Accounts reasonably identified (with reasonably detailed written support) to the Administrative Agent as not constituting Collateral will be distributed as directed by the Administrative Agent as requested by the Parent Borrower, including to one or more Non-Controlled Accounts. Notwithstanding anything to the contrary herein or in any other Credit Document, no cash or other amount that is disbursed or otherwise transferred from the Disbursement Account (other than to the extent swept back into the Collection Account) shall constitute Collateral.
     (iv) Following the establishment of the Cash Management Systems pursuant to Section 9.15(a), by 10:00 a.m. (New York time) on each Business Day, each Borrower will cause the entire available balance in each Government Receivables Deposit Account to be transferred by ACH or book entry transfer to the Concentration Account. The Borrowers will not transfer any funds out of the Government Receivables Deposit Account or any Blocked Account except to the Concentration Account. The balance from time to time standing to the credit of the Blocked Accounts shall be distributed as directed in accordance with the provisions of the Blocked Account Agreements. Prior to the occurrence of any first Cash Dominion Event, the balance from time to time standing to the credit of the Concentration Account shall be distributed as directed by the Parent Borrower, including to one or more Non-Controlled Accounts. The Parent Borrower shall not, and shall not cause or permit any Subsidiary thereof to, accumulate or maintain cash (other than cash that is not proceeds of any Collateral) in disbursement accounts or payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of the date and amounts necessary to meet minimum balance, near-term funding requirements or near-term operating requirements. Notwithstanding anything to the contrary, cash held in overnight deposit or investment accounts shall be deemed to be in the Concentration Account overnight.
     (v) So long as no Default or Event of Default has occurred and is continuing, the Parent Borrower, following the establishment of the Cash Management Systems pursuant to Section 9.15 and the delivery of the applicable schedules related thereto, may amend Schedules 9.15(a) and (c) to the Original Credit Agreement to add or replace a bank, any Government Receivables Deposit Account, the Concentration Account, any Blocked Account or any Disbursement Account; provided that (x) the Administrative Agent shall have consented in writing in advance to the opening of such new or replacement account with the relevant bank (which consent shall not be unreasonably withheld) and (y) prior to the time of the opening of such account, the applicable Borrower and such bank shall have executed and delivered to the Collateral Agent a tri-party agreement, in form and substance reasonably satisfactory to the Collateral Agent in it sole discretion. Each Borrower shall cease using any account to hold proceeds of Collateral promptly and in any event within 30 days (or such later date as the Administrative Agent may, in its sole reasonable discretion, consent to in writing) following notice from the Administrative Agent to the Parent Borrower that the creditworthiness of the bank holding such account is no longer acceptable in the Administrative Agent’s reasonable credit judgment, or as promptly as practicable and in any event within 60 days (or such later date as the Administrative Agent may, in its sole reasonable discretion, consent to in writing) following notice from the Administrative Agent to the Parent Borrower that the operating performance, funds transfer or availability procedures or performance with respect to accounts or lockboxes of the bank holding such account or Agent’s liability under any tri-party blocked account agreement with such bank is no longer acceptable in the Administrative Agent’s reasonable credit judgment.
     (vi) The Government Receivables Deposit Accounts, the Concentration Account, the Blocked Accounts and the Disbursement Accounts (subject to the last two sentences of Section 9.15(a)(iii)) shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts (to the extent constituting proceeds of Accounts otherwise constituting Collateral) securing payment of the Loans and all other Obligations, and in which the applicable Borrower shall have granted a Lien to the Collateral Agent, on behalf of itself and Lenders, pursuant to the Security Agreement. The Borrowers shall use commercially reasonable efforts to ensure that all cash, checks and other similar items of payment in the Government Receivables Deposit Accounts, the Concentration Account and the Blocked Accounts are solely in respect of Accounts that otherwise constitute Collateral; provided that following the establishment of the Cash Management Systems pursuant to Section 9.15(a) credit card, debit card and internet bill inquiry and payment system (IBIP) payments received in the Concentration Account that do not constitute proceeds of Accounts otherwise constituting Collateral shall be permitted in the Concentration Account so long as the Borrowers use their commercially reasonable efforts to distribute such amounts to a Non-Controlled Account within three (3) Business Days of receipt thereof.
     (vii) All amounts deposited in the Collection Account shall be deemed received by the Administrative Agent in accordance with Section 5 and shall be applied (and allocated) by the Administrative Agent in accordance with Section 5. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.
     (viii) The Borrowers shall and shall cause their respective Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with a Borrower (each a “Related Person”) to (x) hold in trust for the Administrative Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment received by a Borrower or by a Related Person on behalf of a Borrower in respect of Accounts that constitute Collateral, and (y) following the establishment of the Cash Management Systems pursuant to Section 9.15(a), within 1 Business Day after receipt by a Borrower or by a Related Person on behalf of a Borrower of any checks, cash or other items of payment in respect of Accounts that constitute Collateral, deposit the same into a Blocked Account or the Concentration Account. Each Borrower and each Related Person thereof acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral. Following the establishment of the Cash Management Systems pursuant to Section 9.15(a), all proceeds of the sale or other disposition of any Collateral, shall be deposited directly into a Blocked Account or the Concentration Account (or if proceeds of Government Accounts, into a Government Receivables Deposit Account).

          (b) (i) During the continuance of a Cash Dominion Event following the establishment of the Cash Management Systems pursuant to Section 9.15(a), the Borrowers shall provide the Collateral Agent with an accounting of the contents of the Government Receivables Deposit Accounts, the Blocked Accounts and the Concentration Account, which shall identify, to the reasonable satisfaction of the Collateral Agent, the proceeds from the Collateral which were deposited into a Blocked Account and swept to the Concentration Account.
          (ii) Within 1 Business Day of the occurrence of a Cash Dominion Event following the establishment of the Cash Management Systems pursuant to Section 9.15(a), the Borrowers shall deposit into the Collection Account an amount equal to the entire amount of cash constituting Collateral held in any Non-Controlled Account.
          (c) Upon the occurrence and during the continuance of a Cash Dominion Event following the establishment of the Cash Management Systems pursuant to Section 9.15(a), the Concentration Account and each Blocked Account shall at all times be under the sole dominion and control of the Collateral Agent. The Borrowers hereby acknowledge and agree that during the continuance of a Cash Dominion Event following the establishment of the Cash Management Systems pursuant to Section 9.15(a), (i) the Borrowers have no right of withdrawal from the Concentration Account (subject to the proviso to the last sentence of Section 9.15(a)(iii)), (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations (other than to the extent such funds do not constitute proceeds of Accounts that are otherwise Collateral) and (iii) the funds on deposit in the Concentration Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 9.15, any Borrower receives or otherwise has dominion and control of any proceeds or collections of Accounts that otherwise constitute Collateral outside of the Government Receivables Deposit Accounts, the Concentration Account, any Blocked Account and any Disbursement Account, such proceeds and collections shall be held in trust by such Borrower for the Collateral Agent and shall, not later than the Business Day after receipt thereof, be deposited into the Concentration Account or dealt with in such other fashion as such Borrower may be instructed by the Collateral Agent.
          (d) [Intentionally Omitted].
          (e) (i) Annexed as Schedule 9.15(e) to the Original Credit Agreement (such schedule to be delivered to the Administrative Agent on or before the 60th calendar day after the Original Closing Date (or such later date as the Administration Agent may, in its sole reasonable discretion, consent to in writing)) is a list as of the date such Schedule is or was delivered, of all arrangements to which any Borrower is a party with respect to the payment to such Borrower of the proceeds of all credit card charges for services by such Borrower.
          (ii) Within 60 calendar days after the Original Closing Date (or such later date as the Administrative Agent may, in its sole discretion, consent in writing), each Borrower shall deliver to the Collateral Agent notifications (each, a “Credit Card Notification”) in form and substance reasonably satisfactory to the Collateral Agent which have been executed on behalf of such Borrower and addressed to such Borrower’s credit card clearinghouses and processors listed on Schedule 9.15(e) to the Original Credit Agreement. Each Credit Card Notification shall provide, among other things, that from and after the date thereof, all amounts owing to a Borrower and constituting proceeds of Collateral shall be forwarded immediately to the Concentration Account.
          (iii) Unless consented to in writing by the Collateral Agent, after the delivery of Schedule 9.15(e) to the Original Credit Agreement the Borrowers shall not enter into any agreements with credit card processors other than the ones expressly contemplated herein unless contemporaneously therewith, a Credit Card Notification, is executed and delivered to the Collateral Agent.
          (f) After the occurrence of any first Cash Dominion Event following the establishment of the Cash Management Systems pursuant to Section 9.15(a), the Borrowers will be prohibited from depositing cash constituting Collateral in any deposit account other than Government Receivables Deposit Accounts, Blocked Accounts, the Concentration Account, Disbursement Accounts and the Collection Account.
          SECTION 10. Negative Covenants.
          The Parent Borrower hereby covenants and agrees that on the Original Closing Date (immediately after consummation of the Merger) and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:
          10.1. Limitation on Indebtedness. The Parent Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
     (a) (w) Indebtedness arising under the Credit Documents, (x) Indebtedness arising under any Permitted Receivables Financing in an aggregate principal amount not to exceed, together with Indebtedness arising under the Credit Documents, $2,000,000,000, (y) Indebtedness arising under the CF Facility in an aggregate principal amount not to exceed $14,800,000,000 at any time outstanding (plus additional Indebtedness under subclauses (x) or (y) above or under any amendment thereto, which together with any Incremental Revolving Credit Commitments incurred pursuant to Section 2.14 of this Agreement, do not exceed $1,500,000,000 in aggregate principal amount) and (z) intercompany Indebtedness of Restricted Subsidiaries, and any Guarantee Obligations in respect thereof, to allocate the Parent Borrower’s cost of borrowing with respect to Indebtedness referred to in subclauses (w), (x) and (y) to such Subsidiaries;
     (b) Subject to compliance with Section 10.5, Indebtedness of the Parent Borrower or any Restricted Subsidiary owed to the Parent Borrower or any Restricted Subsidiary; provided that, in each case, all such Indebtedness of any Credit Party owed to any Person that is not a Credit Party shall be subordinated to the Obligations of such Credit Party on customary terms;
     (c) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);
     (d) subject to compliance with Section 10.5, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the Parent Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement (except to the extent of any express restriction on Guarantee Obligations relating to such Indebtedness provided for herein) and (ii) the Parent Borrower in respect of Indebtedness of Restricted Subsidiaries that is permitted to be incurred under this Agreement, provided that, except as provided in clauses (j) and (k) below, there shall be no guarantee by a Restricted Subsidiary that is not a Subsidiary Borrower of any Indebtedness of a Credit Party;
     (e) Guarantee Obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees or (ii) otherwise constituting Investments permitted by Sections 10.5(g)(ii), 10.5(i), or 10.5(q);
     (f) (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets, (ii) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks and (iii) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the Original Closing Date and Capital Leases entered into pursuant to subclauses (i) and (ii) above, provided that the aggregate amount of Indebtedness incurred pursuant to this subclause (iii) at any time outstanding shall not exceed $300,000,000, and (iv) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i), (ii) or (iii) above, provided that, except to the extent otherwise expressly permitted hereunder, the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension;
     (g) (i) Indebtedness outstanding on the Original Closing Date listed on Schedule 10.1 to the Original Credit Agreement (other than Retained Indebtedness with a stated final maturity (as of the Original Closing Date) prior to the Final Maturity Date), (ii) Indebtedness existing on the Original Closing Date (after giving effect to the Transactions described in clause (ii) of the definition thereof) and owed by the Parent Borrower or any Restricted Subsidiary to the Parent Borrower or any Restricted Subsidiary, and any Guarantee Obligations in respect thereof, but only for so long as such Indebtedness or any refinancing, refunding or renewal thereof permitted by this subclause(ii) is held by the Parent Borrower, such Restricted Subsidiary or a Credit Party and, in the case of each of the preceding subclauses (i) and (ii), any modification, replacement, refinancing, refunding, renewal or extension thereof (or, in the case of this subclause (ii) only, any intercompany transfer of creditor positions in respect thereof pursuant to intercompany debt restructurings); provided that all such Indebtedness arising as a result of any such transfer of creditor positions as contemplated by subclause (ii) of any Credit Party owed to any Person that is not a Credit Party shall be subordinated to the Obligations of such Credit Party on customary terms; provided, further, that, except to the extent otherwise expressly permitted hereunder, in the case of any such modification, replacement, refinancing, refunding, renewal or extension (but not any such transfer or creditor positions), (x) the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension, except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (y) the direct and contingent obligors with respect to such Indebtedness are not changed (except that any refinancing of Retained Indebtedness may provide for guarantees by the Subsidiary Borrowers on a subordinated basis to such Subsidiary Borrowers’ obligations hereunder), and (z) no portion of such Indebtedness matures prior to the Final Maturity Date (except in the case of a refinancing of Indebtedness pursuant to subclause (ii)) and (iii) Retained Indebtedness with a stated final maturity (as of the Original Closing Date) prior to the Final Maturity Date and any modification, refinancing, refunding renewal or extension thereof; provided that (x) the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension, except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (y) no portion of such Indebtedness matures prior to the stated final maturity of such Retained Indebtedness as of the Original Closing Date and (z) no portion of such Indebtedness shall be issued by or guaranteed by any Restricted Subsidiary unless such Restricted Subsidiary is a Subsidiary Borrower;
     (h) Indebtedness in respect of Hedge Agreements;
     (i) Indebtedness in respect of (i) Junior Lien Notes in an aggregate principal amount not to exceed $5,700,000,000 plus, in respect of the Toggle Notes, the PIK Interest Amount, (ii) any modification, replacement, refinancing, refunding, renewal or extension of Indebtedness referred to in the foregoing subclause (i) that constitutes Permitted Junior Lien Debt; provided that the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension, except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension and (z) intercompany Indebtedness of Restricted Subsidiaries, and any Guarantee Obligations in respect thereof, to allocate the Parent Borrower’s cost of borrowing with respect to Indebtedness referred to in subclauses (x) and (y) to such Subsidiaries;
     (j) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary

that survives a merger with such Person) or Indebtedness attaching to assets that are acquired by the Parent Borrower or any Restricted Subsidiary, in each case after the Original Closing Date as the result of a Permitted Acquisition; provided that
     (w) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof,
     (x) such Indebtedness is not guaranteed in any respect by the Parent Borrower or any Restricted Subsidiary (other than by any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries),
     (y) such Person executes a joinder hereto to become a Subsidiary Borrower, a supplement to the Security Agreement (or an alternative security agreement in relation to the Obligations reasonably acceptable to the Collateral Agent) and a supplemental acknowledgement to the Intercreditor Agreement, in each case to the extent required under Section 9.11; provided that the requirements of this subclause (y) shall not apply to (I) an aggregate amount at any time outstanding of up to $600,000,000 of the sum of (1) such Indebtedness (and modifications, replacements, refinancing, refundings, renewals and extensions thereof pursuant to subclause (ii) below) and (2) all Indebtedness as to which the proviso to clause (k)(i)(y) below then applies and (II) any Indebtedness of the type that could have been incurred under subclause (i) or (ii) of Section 10.1(f); and
     (z) (A) after giving Pro Forma Effect to the incurrence of such Indebtedness and the application of proceeds thereof, the Parent Borrower is in compliance with Section 10.9 of the CF Agreement for the most recently ended Test Period and (B) except for Indebtedness consisting of Capital Lease Obligations, revenue bonds, purchase money Indebtedness or mortgages or other Liens on specific assets, (1) no portion of such Indebtedness matures prior to the Final Maturity Date, and (2) except for Indebtedness permitted by the proviso to subclause (y) above, no portion of such Indebtedness is issued or guaranteed by a Person that is, or as a result of such acquisition becomes, a Restricted Subsidiary that is not a Subsidiary Borrower; and
     (ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise expressly permitted hereunder, (x) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (y) the direct and contingent obligors with respect to such Indebtedness are not changed and (z) if the Indebtedness being refinanced, or any guarantee thereof, constituted Subordinated Indebtedness, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated to the Obligations to substantially the same extent;
     (k) (i)(A) Permitted Additional Debt incurred to finance a Permitted Acquisition and (B) Indebtedness of the Parent Borrower or any Restricted Subsidiary to finance a Permitted Acquisition as to which the proviso to subclause (y) below applies and that is not incurred or guaranteed in any respect by any Restricted Subsidiary (other than by any Person acquired as a result of such Permitted Acquisition or the Restricted Subsidiary incurring such Indebtedness) or, in the case of Indebtedness of any Restricted Subsidiary, by the Parent Borrower; provided that
     (x) such acquired Person executes a joinder to this Agreement to become a Subsidiary Borrower and a supplement to the Security Agreement (or an alternative security agreement in relation to the Obligations reasonably acceptable to the Collateral Agent) and a supplemental acknowledgement to the Intercreditor Agreement, in each case to the extent required under Section 9.11; provided that the requirements of this subclause (x) shall not apply to (I) an aggregate amount at any time outstanding of up to $600,000,000 of the sum of (1) such Indebtedness (and modifications, replacements, refinancing, refundings, renewals and extensions thereof pursuant to subclause (ii) below) and (2) all Indebtedness as to which clause (I) of the proviso to clause (j)(i)(y) above then applies, and
     (y) (A) after giving Pro Forma Effect to the incurrence of such Indebtedness and the application of proceeds thereof, the Parent Borrower is in compliance with Section 10.9 of the CF Agreement for the most recently ended Test Period and (B) (1) no portion of such Indebtedness matures prior to the Final Maturity Date, and (2) except for Indebtedness permitted by the proviso to subclause (x) above, no portion of such Indebtedness is issued or guaranteed by a Person that is, or as a result of such acquisition becomes, a Restricted Subsidiary that is not a Subsidiary Borrower; and
     (ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise expressly permitted hereunder, (w) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (x) the direct and contingent obligors with respect to such Indebtedness are not changed, (y) there is no scheduled repayment, mandatory redemption or sinking fund obligation with respect to such Indebtedness prior to the Final Maturity Date (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and (z) if the Indebtedness being refinanced, or any guarantee thereof, constituted Subordinated Indebtedness, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated to the Obligations to substantially the same extent;

     (l) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
     (m) (i) Indebtedness incurred in connection with any Permitted Sale Leaseback (provided that the Net Cash Proceeds (as defined in the CF Agreement) thereof are promptly applied to permanently reduce Indebtedness of one or more Borrowers to the extent required by the CF Agreement and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;
     (n) (i) additional Indebtedness and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (n) shall not at any time exceed $1,500,000,000 (of which amount, no more than $500,000,000 shall be Indebtedness of any Restricted Subsidiary that is not a Borrower);
     (o) Indebtedness in respect of (i) Permitted Additional Debt to the extent that the Net Cash Proceeds (as defined in the CF Agreement) therefrom are, immediately after the receipt thereof, applied to permanently reduce Indebtedness of one or more Borrowers to the extent required by the CF Agreement and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, (y) the direct and contingent obligors with respect to such Indebtedness are not changed and (z) if the Indebtedness being refinanced, or any guarantee thereof, constituted Subordinated Indebtedness, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated to the Obligations to substantially the same extent;
     (p) Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;
     (q) unsecured Indebtedness in respect of obligations of the Parent Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services, provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or Hedge Agreements;

     (r) Indebtedness arising from agreements of the Parent Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case entered into in connection with the disposition of any business, assets or Stock permitted hereunder, other than Guarantee Obligations incurred by any Person acquiring all or any portion of such business, assets or Stock for the purpose of financing such acquisition, provided that such amount is not Indebtedness required to be reflected on the balance sheet of the Parent Borrower or any Restricted Subsidiary in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this proviso);
     (s) Indebtedness of the Parent Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money or Hedge Agreements;
     (t) Indebtedness representing deferred compensation to employees of the Parent Borrower (or any direct or indirect parent thereof) and the Restricted Subsidiaries incurred in the ordinary course of business;
     (u) Indebtedness consisting of promissory notes issued by any Borrower or any Guarantor (as defined in the CF Agreement) to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or Stock Equivalents of the Parent Borrower (or any direct or indirect parent thereof) permitted by Section 10.6(b);
     (v) Indebtedness consisting of obligations of the Parent Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements to officers, employees and directors incurred by such Person in connection with the Transactions described in clause (ii) of the definition thereof and Permitted Acquisitions or any other Investment expressly permitted hereunder;
     (w) additional Indebtedness of Foreign Subsidiaries in an aggregate principal amount that at the time of incurrence does not cause the aggregate principal amount of Indebtedness incurred in reliance on this clause (w) to exceed 2.5% of Consolidated Total Assets at such time; provided that for purposes of this clause (w) only, “Consolidated Total Assets” shall be determined only with reference to the assets of Foreign Subsidiaries; and
     (x) Indebtedness of the Parent Borrower or any Restricted Subsidiary to any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of the Parent Borrower and its Restricted Subsidiaries.

Notwithstanding the foregoing, the Parent Borrower shall not permit any 1993 Indenture Restricted Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except that the 1993 Indenture Restricted Subsidiaries (other than Healthtrust, except in the case of Indebtedness owing to any Credit Party) may create, incur, assume or suffer to exist (x) Indebtedness under clause (b) above that is owed to a Credit Party or another 1993 Indenture Restricted Subsidiary to the extent permitted under section 1107 of the 1993 Indenture and (y) Indebtedness that is otherwise permitted in accordance with an exception set forth above in an aggregate principal amount outstanding at any time that, when aggregated (without duplication) with (i) the aggregate principal amount of all other Indebtedness (other than Indebtedness permitted by subclause (x) above) secured by Liens on any assets of 1993 Indenture Restricted Subsidiaries and (ii) the aggregate principal amount of all Indebtedness (other than the Obligations) secured by Liens on Principal Properties, does not exceed at any time outstanding the lesser of (A) $600,000,000 and (B) 5% of Consolidated Net Tangible Assets (as defined in the 1993 Indenture as in effect on the Original Closing Date) determined as of the date of such incurrence, in each case, to the extent permitted by Section 1107 or 1108 of the 1993 Indenture.
          10.2. Limitation on Liens. The Parent Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Parent Borrower or any Restricted Subsidiary, whether owned as of the Original Closing Date or thereafter acquired, except:
     (a) Liens arising under the Credit Documents;
     (b) Liens securing the CF Facility arising under CF Documents; provided that, with respect to any such Liens on the Shared Receivables Collateral, at the time such Liens are created, the holders of the Indebtedness secured thereby (or a representative thereof on behalf of such holders) shall have entered into the Intercreditor Agreement (it being understood that this condition is satisfied as a result of the receipt by the Administrative Agent of the Intercreditor Agreement pursuant to Section 6.1(d) of the Original Credit Agreement);
     (c) Liens on the Junior Lien Notes Collateral securing the Junior Lien Notes and other Permitted Additional Debt permitted by clauses (i), (k) or (o) of Section 10.1; provided that, with respect to any such Liens on the Shared Receivables Collateral, at the time such Liens are incurred, the holders of the Indebtedness secured thereby (or a representative thereof on behalf of such holders) shall have entered into the Intercreditor Agreement (or, in the case of Permitted Additional Debt that is not of the same series as any Junior Lien Notes, an intercreditor agreement reasonably acceptable to the Collateral Agent providing that the Lien on the Shared Receivables Collateral securing such Indebtedness shall rank junior to the Lien on the Shared Receivables Collateral securing the Obligations on a basis at least as substantially favorable to the Lenders as the basis on which the Lien securing the Junior Lien Notes ranks junior to the Lien on the Shared Receivables Collateral securing the Obligations on the Original Closing Date pursuant to the Intercreditor Agreement) (it being understood that, with respect to the Junior Lien Notes, this condition is satisfied as a result of the receipt by the Administrative Agent of the Intercreditor Agreement pursuant to Section 6.1(d) of the Original Credit Agreement);

     (d) Permitted Liens;
     (e) (i) Liens securing Indebtedness permitted pursuant to Section 10.1(f), provided that (x) such Liens attach at all times only to the assets so financed except for accessions to the property financed with the proceeds of such Indebtedness and the proceeds and the products thereof and (y) that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender, and (ii) Liens on the assets of Restricted Subsidiaries that are Foreign Subsidiaries securing Indebtedness permitted pursuant to Sections 10.1(n), (p) and (w);
     (f) Liens existing on the Original Closing Date and listed on Schedule 10.2 to the Original Credit Agreement;
     (g) the replacement, extension or renewal of any Lien permitted by clauses (d) through (f) and clause (h) of this Section 10.2 upon or in the same assets theretofore subject to such Lien (or upon or in after-acquired property that is affixed or incorporated into the property covered by such Lien) or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness secured thereby;
     (h) Liens existing on the assets of any Person that becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person), or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(j) or other obligations permitted by this Agreement; provided that such Liens attach at all times only to the same assets to which such Liens attached (and after-acquired property that is affixed or incorporated into the property covered by such Lien), and secure only the same Indebtedness or obligations that such Liens secured, immediately prior to such Permitted Acquisition and any modification, replacement, refinancing, refunding, renewal or extension thereof permitted by Section 10.1(j);
     (i) (x) Liens placed upon the Stock and Stock Equivalents of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness incurred pursuant to Section 10.1(k) in connection with such Permitted Acquisition and (y) Liens placed upon the assets of such Restricted Subsidiary to secure Indebtedness of such Restricted Subsidiary or a guarantee by such Restricted Subsidiary of any Indebtedness of the Parent Borrower or any other Restricted Subsidiary incurred pursuant to Section 10.1(k), in each case, in an aggregate amount not to exceed the amount permitted by the proviso to subclause (y) of such Section 10.1(k);
     (j) Liens securing Indebtedness or other obligations (i) of the Parent Borrower or a Restricted Subsidiary in favor of a Credit Party and (ii) of any Restricted Subsidiary that is not either a Credit Party or a 1993 Indenture Restricted Subsidiary in favor of any Restricted Subsidiary that is not a Credit Party;
     (k) Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off);
     (l) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.5 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;
     (m) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Parent Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;
     (n) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
     (o) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Parent Borrower or any Restricted Subsidiary in the ordinary course of business;
     (p) Liens solely on any cash earnest money deposits made by the Parent Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
     (q) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto incurred in the ordinary course of business;
     (r) additional Liens so long as the aggregate principal amount of the obligations secured thereby does not exceed $1,000,000,000 at any time outstanding (including second Liens on the Junior Lien Notes Collateral but only to the extent the holders (or a representative thereof) of the obligations secured by such junior Liens on the Shared Receivable Collateral comply with the proviso to clause (c) above); and
     (s) Liens on accounts receivable and related assets incurred in connection with a Permitted Receivables Financing.
          Notwithstanding the foregoing, (A) the Parent Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any Collateral other than (i) Liens securing the Obligations, (ii) Liens otherwise permitted by Sections 10.2(b), (c), (d), (h), (k) and (o) and (iii) additional Liens permitted hereunder pursuant to any other clause of Section 10.2 (other than clause (s)) attaching to Collateral having an aggregate fair value not to exceed $20.0 million at any time outstanding, and (B) the Parent Borrower will not permit any 1993 Indenture Restricted Subsidiary to create, incur, assume or suffer to exist any Lien on any of its assets other than (i) Liens permitted by the definition of “Permitted Liens,” (ii) Liens in favor of the Credit Parties to the extent permitted under section 1107 of the 1993 Indenture and (iii) additional Liens otherwise permitted by this Section 10.2 so long as the aggregate principal amount of the obligations secured thereby, when aggregated (without duplication) with (I) the aggregate principal amount of Indebtedness of 1993 Indenture Restricted Subsidiaries (other than Indebtedness owing to a U.S. Credit Party (as defined in the CF Agreement) or another 1993 Indenture Restricted Subsidiary to the extent permitted under section 1107 of the 1993 Indenture) and (II) the aggregate principal amount of Indebtedness (other than the Obligations (as defined in the CF Agreement) secured by Liens on Principal Properties, does not exceed at any time outstanding the lesser of (x) $600,000,000 and (y) 5% of Consolidated Net Tangible Assets (as defined in the 1993 Indenture as in effect on the Original Closing Date) determined as of the date of such incurrence.
          10.3. Limitation on Fundamental Changes. Except as expressly permitted by Section 10.4 or 10.5, the Parent Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:
     (a) so long as no Default or Event of Default would result therefrom, any Subsidiary of the Parent Borrower or any other Person may be merged, amalgamated or consolidated with or into the Parent Borrower, provided that (i) except as permitted by subclause (ii) below, the Parent Borrower shall be the continuing or surviving corporation, (ii) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Parent Borrower (such other Person, the “Successor Borrower”), the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Parent Borrower or such Successor Borrower, as the case may be, being herein referred to as the “Successor Parent Borrower”), (iii) any Successor Borrower shall expressly assume all the obligations of the Parent Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iv) each Subsidiary Borrower, unless it is the other party to such merger or consolidation, shall have by a supplement to this Agreement confirmed that its obligation hereunder shall apply to any Successor Borrower’s obligations under this Agreement, (v) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (vi) the Successor Parent Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such merger or consolidation, with the covenant set forth in Section 10.9 of the CF Agreement for the most recent Test Period, and (vii) the Successor Parent Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger or consolidation complies with this Agreement and such supplements (if any) preserve the enforceability of this Agreement and the perfection and priority of the Liens under the applicable Security Documents and (y) if reasonably requested by the Administrative Agent, an opinion of counsel to the effect that the merger and consolidation does not violate this Agreement or any other Credit Document (it being understood that if the foregoing are satisfied, the Successor Parent Borrower will succeed to, and be substituted for, the Parent Borrower under this Agreement);
     (b) any Subsidiary of the Parent Borrower or any other Person (in each case, other than the Parent Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Parent Borrower, provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Parent Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Subsidiary Borrowers, a Subsidiary Borrower shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Subsidiary Borrower) shall execute a joinder to this Agreement to become a Subsidiary Borrower and a supplement to the relevant Security Documents in form and substance reasonably satisfactory to the Administrative Agent in order to become a grantor thereunder for the benefit of the Secured Parties, (iii) in the case of any merger, amalgamation or consolidation involving one or more 1993 Indenture Restricted Subsidiaries (other than any such transaction subject to subclause (ii) above), a 1993 Indenture Restricted Subsidiary shall be the continuing or surviving Person, (iv) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation, (v) the Parent Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such merger, amalgamation or consolidation, with the covenant set forth in Section 10.9 of the CF Agreement for the most recently ended Test Period, and (vi) Parent Borrower shall have delivered to the Administrative Agent an officers’ certificate stating that such merger, amalgamation or consolidation complies with this Agreement and, in the case of any merger, amalgamation or consolidation involving any Borrower, any such supplements to any Credit Document as necessary to preserve the perfection and priority of the Liens under the applicable Security Documents;
     (c) any Restricted Subsidiary that is not a Borrower or a 1993 Indenture Restricted Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Parent Borrower or any other Restricted Subsidiary;
     (d) any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (other than any Principal Property owned by a Subsidiary that is not a Subsidiary Borrower) (upon voluntary liquidation or otherwise) to any Borrower, provided that the consideration for any such disposition by any Person other than a Subsidiary Borrower shall not exceed the fair value of such assets; and

     (e) any Restricted Subsidiary may liquidate or dissolve if (i) the Parent Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Parent Borrower and is not materially disadvantageous to the Lenders, (ii) to the extent such Restricted Subsidiary is a Borrower or a 1993 Indenture Restricted Subsidiary, any assets or business not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Borrower (or, in the case of a liquidation or dissolution of a 1993 Indenture Restricted Subsidiary, another 1993 Indenture Restricted Subsidiary) after giving effect to such liquidation or dissolution.
          10.4. Limitation on Sale of Assets. (i) The Parent Borrower will not, and will not permit any of the Restricted Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables, Stock and Stock Equivalents of any other Person and leasehold interests), whether owned as of the Original Closing Date or thereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from any casualty or condemnation, of any assets of the Parent Borrower or the Restricted Subsidiaries) and (ii) the Parent Borrower will not permit any Restricted Subsidiary to issue any Stock and Stock Equivalents, except, in each case:
     (a) the Parent Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of (i) inventory, used or surplus equipment, vehicles and other assets in the ordinary course of business and (ii) Permitted Investments;
     (b) Restricted Subsidiaries may issue Stock and Stock Equivalents and the Parent Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of assets (each of the foregoing, a “Disposition”), excluding a Disposition of accounts receivable, except in connection with the Disposition of any business to which such accounts receivable relate, for fair value in an aggregate amount pursuant to this clause (b), when aggregated with the amount of Permitted Sale Leaseback Transactions consummated pursuant to Section 10.4(h), not to exceed $6,600,000,000, provided that (i) with respect to any Disposition pursuant to this clause (b) for a purchase price in excess of $100,000,000, the Parent Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that for the purposes of this clause (i) the following shall be deemed to be cash: (A) any liabilities (as shown on the Parent Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Parent Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Parent Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Parent Borrower or such Restricted Subsidiary from such transferee that are converted by the Parent Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received by the Parent Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 10.4(b) and Section 10.4(c) that is at that time outstanding, shall not be in excess of the sum of (x) 1.5% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, plus (y) $100,000,000, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, (ii) with respect to any such sale, transfer or disposition (or series of related sales, transfers or dispositions), the Parent Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such sale, transfer or disposition, with the covenant set forth in Section 10.9 of the CF Agreement for the most recently ended Test Period and (iii) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing;
     (c) the Parent Borrower and the Restricted Subsidiaries may make Dispositions to the Parent Borrower or to any Restricted Subsidiary, provided that with respect to any such Dispositions (x) from Borrowers to Restricted Subsidiaries that are not Borrowers, (y) from 1993 Indenture Restricted Subsidiaries to the Parent Borrower or any Restricted Subsidiary that is not a 1993 Indenture Restricted Subsidiary or (z) from Restricted Subsidiaries that are not Borrowers or 1993 Indenture Restricted Subsidiaries to any Borrower or 1993 Indenture Restricted Subsidiary (i) such sale, transfer or disposition shall be for fair value and (ii) with respect to any Disposition pursuant to this clause (c) for a purchase price in excess of $100,000,000, the Person making such Disposition shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that for the purposes of this subclause (ii) the following shall be deemed to be cash: (A) any liabilities (as shown on the Parent Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Parent Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Parent Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Person making such Disposition from the purchaser that are converted by such Person into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition, and (C) any Designated Non-Cash Consideration received by the Person making such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 10.4(c) and Section 10.4(b) that is at that time outstanding, shall not be in excess of the sum of (x) 1.5% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, plus (y) $100,000,000, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value;
     (d) the Parent Borrower and any Restricted Subsidiary may effect any transaction permitted by Section 10.3, 10.5 or 10.6 (including the making of any “dividend” (as defined in Section 10.6) by any Subsidiary);
     (e) Dispositions of accounts receivable and related assets of 1993 Indenture Restricted Subsidiaries to ABL Entities;

     (f) the Parent Borrower and the Restricted Subsidiaries may lease, sublease, license or sublicense (on a non-exclusive basis with respect to any intellectual property) real, personal or intellectual property in the ordinary course of business;
     (g) Dispositions of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property, in each case under section 1031 of the Code or otherwise;
     (h) Dispositions of property pursuant to Permitted Sale Leaseback transactions in an aggregate amount pursuant to this clause (h) when aggregated with the amount of Dispositions made pursuant to clause (b) above not to exceed $6,600,000,000;
     (i) Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
     (j) customary Dispositions in connection with any Permitted Receivables Financing;
     (k) dispositions of Stock and Stock Equivalents of any Subsidiary or joint venture for fair market value to Facility Syndication Partners in connection with any Syndication; provided that the fair market value of the aggregate amount of Stock and Stock Equivalents disposed of pursuant to this clause (k) with respect to any individual Subsidiary (and not subsequently repurchased or redeemed by the Parent Borrower or any Restricted Subsidiary) shall not exceed $5,000,000; and
     (l) a Disposition of any asset between or among the Parent Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (k) above.
          10.5. Limitation on Investments. The Parent Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any Investment except:
     (a) extensions of trade credit and asset purchases in the ordinary course of business;
     (b) Permitted Investments;
     (c) loans and advances to officers, directors and employees of the Parent Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries or to Physicians with whom the Parent Borrower or any of its Subsidiaries have contractual relationships (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of Stock or Stock Equivalents of the Parent Borrower (or any direct or indirect parent thereof) to the extent that the amount of such loans and advances are directly or indirectly contributed to the Parent Borrower in cash and (iii) for purposes not described in the foregoing subclauses (i) and (ii), in an aggregate principal amount outstanding pursuant to this subclause (iii) not to exceed $20,000,000;
     (d) Investments existing on, or contemplated as of, the Original Closing Date and either (x) constituting Indebtedness that is permitted pursuant to Section 10.1(g)(ii) or (y) listed on Schedule 10.5 to the Original Credit Agreement and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (d) is not increased at any time above the amount of such Investments existing on the Original Closing Date;
     (e) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
     (f) Investments to the extent that payment for such Investments is made with Stock or Stock Equivalents of Holdings;
     (g) Investments (i) (a) by the Parent Borrower or any Restricted Subsidiary in any Subsidiary Borrower, (b) between or among 1993 Indenture Restricted Subsidiaries, (c) between or among Restricted Subsidiaries that are neither Subsidiary Borrowers nor 1993 Indenture Restricted Subsidiaries and (d) consisting of intercompany Investments incurred in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) among the Parent Borrower and the Restricted Subsidiaries (provided that any such intercompany Investment in connection with cash management arrangements by a Credit Party in a Subsidiary that is not a Credit Party is in the form of an intercompany loan or advance) and (ii) (a) by Credit Parties in any Restricted Subsidiary that is not a Credit Party, (b) by 1993 Indenture Restricted Subsidiaries in any Restricted Subsidiary that is not a 1993 Indenture Restricted Subsidiary or (c) by any Restricted Subsidiary that is neither a Credit Party nor a 1993 Indenture Restricted Subsidiary in any 1993 Indenture Restricted Subsidiary, in each case valued at the fair market value (determined by the Parent Borrower acting in good faith) of such Investment at the time each such Investment was made, in an aggregate amount pursuant to this subclause (ii) that, at the time each such Investment is made, would not exceed (x) the excess of (A) $1,500,000,000 over (B) the amount of Investments outstanding at such time in reliance on Section 10.5(i)(ii)(x) at such time plus (y) the Applicable Amount at such time;
     (h) Investments constituting Permitted Acquisitions;
     (i) Investments (including, but not limited to (i) minority Investments and Investments in Unrestricted Subsidiaries and (ii) Investments in joint ventures (regardless of the form of legal entity) or similar Persons that do not constitute Restricted Subsidiaries), in each case, as valued at the fair market value (determined by the Parent Borrower acting in good faith) of such Investment at the time each such Investment is made, in an aggregate amount pursuant to this clause (i) that, at the time each such Investment is made, would not exceed the sum of (x) the excess of (A) $1,500,000,000 over (B) the amount of Investments outstanding at such time in reliance on Section 10.5(g)(ii)(x) at such time, plus (y) the Applicable Amount at such time plus (z) without duplication of any amount that increased the JV Distribution Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount referred to in this subclause (z) shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made);
     (j) Investments constituting non-cash proceeds of Dispositions of assets to the extent permitted by Section 10.4;
     (k) Investments made to repurchase or retire Stock or Stock Equivalents of the Parent Borrower or any direct or indirect parent thereof owned by any employee or any employee stock ownership plan or key employee stock ownership plan of the Parent Borrower (or any direct or indirect parent thereof);
     (l) Investments permitted under Section 10.6;
     (m) loans and advance to any direct or indirect parent of the Parent Borrower in lieu of, and not in excess of the amount of, dividends to the extent permitted to be made to such parent in accordance with Section 10.6;
     (n) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;
     (o) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;
     (p) advances of payroll payments to employees in the ordinary course of business;
     (q) Guarantee Obligations of the Parent Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
     (r) Investments held by a Person acquired (including by way of merger or consolidation) after the Original Closing Date otherwise in accordance with this Section 10.5 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

     (s) Investments by 1993 Indenture Restricted Subsidiaries of accounts receivable and related assets in ABL Entities;
     (t) Investments arising out of or in connection with any Permitted Receivables Financing;
     (u) Investments by the Parent Borrower in the European Subsidiary Borrower (as defined in the CF Agreement) arising as a result of any payment made by the Parent Borrower in respect of European Tranche Term Loans (as defined in the CF Agreement) pursuant to Section 5.2(a)(ii) of the CF Agreement;
     (v) Investments by the Parent Borrower and the Restricted Subsidiaries in any joint venture (regardless of the form of legal entity) or Restricted Subsidiary in an aggregate amount at any time outstanding not to exceed the sum of (A) $600,000,000 plus (B) the JV Distribution Amount plus (C) without duplication of any amount that increased the JV Distribution Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount referred to in this subclause (C) shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made); provided, that the aggregate amount of Investments made in reliance on subclause (B) or (C) above by Credit Parties shall not exceed the aggregate of the amounts referred to in such subclauses that were directly or indirectly received by Credit Parties;
     (w) any redemption by Healthtrust, or transfer to Healthtrust or the Parent Borrower, of shares of Stock of Healthtrust held by Columbia SDH and Epic Properties;
     (x) intercompany transfers of creditor positions in respect of Indebtedness outstanding pursuant to Sections 10.1(a), 10.1(g)(ii) or 10.1(i); and
     (y) Investments constituting Indebtedness outstanding pursuant to Section 10.1(a)(z) and 10.1(i)(z);
          10.6. Limitation on Dividends. The Parent Borrower will not declare or pay any dividends (other than dividends payable solely in its Qualified Equity Interests) or return any capital to its stockholders (including any option holders) or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents or the Stock or Stock Equivalents of any direct or indirect parent outstanding as of the Original Closing Date or thereafter outstanding, or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.5) any Stock or Stock Equivalents of the Parent Borrower, outstanding as of the Original Closing Date or thereafter outstanding (all of the foregoing, “dividends”), provided that, so long as no Default or Event of Default exists or would exist after giving effect thereto:
     (a) the Parent Borrower may (or may pay dividends to permit any direct or indirect parent thereof to) redeem in whole or in part any of its (or such parent’s) Stock or

Stock Equivalents for another class of its Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents (other than any amount received by the Parent Borrower in satisfaction of the requirements of the first sentence of Section 10.7(d)), provided that such new Stock or Stock Equivalents contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Stock or Stock Equivalents redeemed thereby;
     (b) the Parent Borrower may (or may pay dividends to permit any direct or indirect parent thereof to) repurchase shares of its (or such parent’s) Stock or Stock Equivalents held by officers, directors and employees of the Parent Borrower and its Subsidiaries (other than the Frist Shareholders), so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements;
     (c) the Parent Borrower may pay dividends on the Stock or Stock Equivalents, provided that the amount of any such dividends pursuant to this clause (c) shall not exceed an amount equal to (i) $600,000,000, less (ii) the amount of Junior Indebtedness purchased in reliance on Section 10.7(a)(i)(x), plus (iii) the Applicable Amount at such time;
     (d) the Parent Borrower may pay dividends:
     (i) the proceeds of which will be used to pay (or to pay dividends to allow any direct or indirect parent of the Parent Borrower to pay) (A) the tax liability to each relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of such parent attributable to the Parent Borrower or its Restricted Subsidiaries determined as if the Parent Borrower and its Restricted Subsidiaries filed separately and (B) for as long as Holdings is a direct or indirect parent of the Parent Borrower, distributions equal to any taxable income of Holdings resulting from the hedging arrangements entered into by Holdings on or about September 13, 2006 and with respect to which the Parent Borrower will be a counterparty multiplied by 45%;
     (ii) the proceeds of which shall be used to allow any direct or indirect parent of the Parent Borrower to pay (A) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $10,000,000 in any fiscal year of the Parent Borrower plus any reasonable and customary indemnification claims made by directors or officers of the Parent Borrower (or any parent thereof) attributable to the ownership or operations of the Parent Borrower and its Restricted Subsidiaries or (B) fees and expenses otherwise due and payable by the Parent Borrower or any of its Restricted Subsidiaries and permitted to be paid by the Parent Borrower or such Restricted Subsidiary under this Agreement;

     (iii) the proceeds of which shall be used to pay franchise and excise taxes and other fees, taxes and expenses required to maintain the corporate existence of any of its direct or indirect parent of the Parent Borrower;
     (iv) to any direct or indirect parent of the Parent Borrower to finance any Investment permitted to be made by the Parent Borrower or a Restricted Subsidiary pursuant to Section 10.5; provided that (A) such dividend shall be made substantially concurrently with the closing of such Investment, (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets, Stock or Stock Equivalents) to be contributed to the Parent Borrower or such Restricted Subsidiary or (2) the merger (to the extent permitted in Section 10.5) of the Person formed or acquired into the Parent Borrower or its Restricted Subsidiaries and (C) the Parent Borrower shall comply with Section 9.11 to the extent applicable; and
     (e) the Parent Borrower may pay cash dividends to Holdings for Holdings to pay cash dividends, after the fifth anniversary of the date of issuance of any Qualified Holdings Debt, solely for the purpose of paying regularly scheduled interest payments with respect to such Qualified Holdings Debt, so long as on a Pro Forma Basis after giving effect to the payments of such dividends, (i) the Parent Borrower shall be in compliance with the covenant set forth in Section 10.9 of the CF Agreement for the most recently ended Test Period and (ii) the Consolidated EBITDA to Consolidated Interest Expense Ratio would be greater than or equal to 1.75 to 1.00 for the most recently ended Test Period.
          10.7. Limitations on Debt Payments and Amendments; Matters Relating to Required Additional Equity Investments.
          (a) The Parent Borrower will not, and will not permit any Restricted Subsidiary to, prepay, repurchase or redeem or otherwise defease or acquire prior to the scheduled maturity thereof any Subordinated Indebtedness, Retained Indebtedness (except as permitted in clause (b) below) or Permitted Junior Lien Debt (collectively, “Junior Indebtedness”); provided, however, that so long as no Default or Event of Default shall have occurred and be continuing at the date of such prepayment, repurchase, redemption or other defeasance or would result therefrom, the Parent Borrower or any Restricted Subsidiary may prepay, repurchase or redeem Junior Indebtedness (i) for an aggregate price not in excess of (x) $600,000,000 less (y) the amount of Restricted Payments made pursuant to Section 10.6(c)(i), plus (z) the Applicable Amount at the time of such prepayment, repurchase or redemption (ii) in the case of Subordinated Indebtedness, with the proceeds of Subordinated Indebtedness that (I) is permitted by Section 10.1 (other than Section 10.1(o)) and (II) if such Junior Indebtedness being repaid, repurchased or redeemed is Subordinated Indebtedness, has terms not materially less advantageous to the Lenders than those of the Indebtedness being refinanced or (iii) in the case of Permitted Junior Lien Debt, with the proceeds of refinancing Indebtedness otherwise permitted by Section 10.1 constituting Permitted Additional Debt or Permitted Junior Lien Debt. Notwithstanding the foregoing, nothing in this Section 10.7 shall prohibit (A) the repayment or prepayment of intercompany Subordinated Indebtedness owed among the Parent Borrower and, the Restricted Subsidiaries, in either case unless an Event of Default has occurred and is continuing and the Parent

Borrower has received a notice from the Collateral Agent instructing it not to make or permit any such repayment or prepayment, or (B) transfers of creditor positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 10.1 after giving effect to such transfers. For the avoidance of doubt, nothing in this Section 10.7 shall restrict the making of any “AHYDO catch up payment” in respect of the Junior Lien Notes.
          (b) Except as permitted pursuant to clause (a) above, the Parent Borrower will not, and will not permit any Restricted Subsidiary to, prepay, repurchase, or redeem or otherwise defease or acquire any Retained Indebtedness (other than pursuant to any tender offer in effect on the Original Closing Date in connection with the Debt Repayment) prior to the stated final maturity date thereof (as in effect on the Original Closing Date); provided, however, that so long as no Default or Event of Default shall have occurred and be continuing at the date of such prepayment, repurchase, defeasance or acquisition or would result therefrom, (i) Retained Indebtedness may be prepaid, repurchased, redeemed or defeased prior to its stated maturity if, as of the Original Closing Date, such Retained Indebtedness to be repaid has a stated final maturity occurring on any date on or between January 1, 2010 and December 31, 2011, (ii) the Parent Borrower may prepay, repurchase, redeem, defease or acquire, prior to the stated final maturity thereof Retained Indebtedness with a stated final maturity (as of the Original Closing Date) prior to the Tranche A Term Loan Maturity Date (as defined in the CF Agreement) (and if at such time all Tranche A Term Loans (as defined in the CF Agreement) have been repaid in full, the Tranche B Term Loan Maturity Date (as defined in the CF Agreement)) if on a Pro Forma Basis after giving effect to such repayment the Consolidated First Lien Debt to Consolidated EBITDA Ratio for the most recent Test Period is no greater than 4.0:1 and (iii) Retained Indebtedness may be refinanced with the proceeds of refinancing Indebtedness with respect to such Retained Indebtedness that is permitted under Section 10.1(g).
          (c) The Parent Borrower will not waive, amend, modify, terminate or release any Junior Indebtedness or any Retained Indebtedness to the extent that any such waiver, amendment, modification, termination or release would be adverse to the Lenders in any material respect.
          (d) The Parent Borrower shall have received (i) the Option Note Amount from either (x) the repayment or prepayment of the Option Note (including through the cancellation pursuant to the Merger of Stock or Stock Equivalents of the Parent Borrower owned by the issuer of, and having a value equivalent to, the Option Note) or (y) contributions to its common equity, in either case no later than December 2, 2006 and (ii) additional common equity in an amount equal to the Delayed Equity Amount no later than March 31, 2007. Prior to the satisfaction of the requirements of clause (i) of the first sentence of this Section 10.7(d), the Parent Borrower will not permit any waiver, amendment, modification or termination of the Option Note or fail to enforce its right under the Option Note if the result of any of the foregoing would be adverse in any material respect to the Lenders. Prior to the satisfaction of the requirements of clause (ii) of the fist sentence of this Section 10.7 (d), the Parent Borrower will not permit any waiver, amendment, modification or termination of the Delayed Equity Arrangements or fail to enforce its right under the Delayed Equity Arrangements if the result of any of the foregoing would be adverse in any material respect to the Lenders.

          (e) Epic Properties and Columbia—SDH shall not permit any consensual Liens to exist on any shares of Stock of Healthtrust owned by them (other than Liens in favor of the Parent Borrower or Healthtrust). Following the occurrence and during the continuance of an Event of Default, the Parent Borrower shall not permit Healthtrust to make any distribution on, or redemption of, Stock of Healthtrust owned by Epic Properties or Columbia—SDH unless the Collateral Agent shall have consented thereto.
          10.8. Limitations on Sale Leasebacks. The Parent Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks.
          10.9. Minimum Interest Coverage Ratio. During the continuance of a Covenant Compliance Event, the Parent Borrower will not permit the Consolidated EBITDA to Consolidated Interest Coverage Ratio, calculated as of the last day of the fiscal quarter for the Test Period most recently then ended for which the Administrative Agent has received financial statements of the Parent Borrower, to be less than 1.50:1.00.
          10.10. Changes in Business.
          (a) The Parent Borrower and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Parent Borrower and the Subsidiaries, taken as a whole, on the Original Closing Date and other business activities incidental or related to any of the foregoing.
          (b) Healthtrust shall not engage in any business other than (i) owning (x) its ownership in the Stock and Stock Equivalents of Subsidiaries of the Parent Borrower and activities and properties incidental thereto and (y) other assets owned by it on the Original Closing Date and (ii) performing its obligations pursuant to agreements in effect on the Original Closing Date and any automatic extensions thereof.
     10.11. 1993 Indenture Restricted Subsidiaries. The Parent Borrower shall not designate any additional Subsidiary as a “Restricted Subsidiary” under the 1993 Indenture or reorganize or change the ownership structure of any of its Subsidiaries such that after giving effect to such reorganization or change a Subsidiary that constituted an “Unrestricted Subsidiary” under the 1993 Indenture subsequently constitutes a “Restricted Subsidiary” thereunder.
          SECTION 11. Events of Default.
          Upon the occurrence of any of the following specified events (each an “Event of Default”):
          11.1. Payments. Any Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or
          11.2. Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
     11.3. Covenants. Any Credit Party shall:
     (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e) or Section 10; or
     (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) or (c) of this Section 11.3) contained in this Agreement, any Security Document, the Fee Letter dated July 24, 2006 between Holdings and the Agents or the Fee Letter dated [     ], 2007 between Holdings and the Agents and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Parent Borrower from any Administrative Agent or the Required Lenders; or
     (c) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.15 (other than any such default resulting solely from actions taken by one or more Persons not controlled directly or indirectly by the Parent Borrower or such Person’s (or Persons’) failure to act in accordance with the instructions of the Parent Borrower or the Administrative Agent) and such default shall continue unremedied for a period of at least 15 Business Days after an Authorized Officer obtaining knowledge of such default; or
          11.4. Default Under Other Agreements.
          (a) The Parent Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $150,000,000 in the aggregate, for the Parent Borrower and such Restricted Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements), prior to the stated maturity thereof; or
          11.5. Bankruptcy, Etc. The Parent Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy,” or (b) in the case of any Foreign Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, reorganization, administration or relief of debtors legislation of its jurisdiction of incorporation, in each case as in effect as of the Original Closing Date or thereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Parent Borrower or any Specified Subsidiary and the petition is not controverted within 30 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against the Parent Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, receiver, receiver manager, trustee, administrator or similar person is appointed for, or takes charge of, all or substantially all of the property of the Parent Borrower or any Specified Subsidiary; or the Parent Borrower or any Specified Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, administration or liquidation or similar law of any jurisdiction whether in effect as of the Original Closing Date or thereafter in effect relating to the Parent Borrower or any Specified Subsidiary; or there is commenced against the Parent Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or the Parent Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or the Parent Borrower or any Specified Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee, administrator or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Parent Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by the Parent Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing; or
          11.6. ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); the Parent Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or
          11.7. [Reserved] ; or
          11.8. [Reserved] ; or
          11.9. Security Agreement. The Security Agreement pursuant to which the assets of the Borrowers are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement (or any of the foregoing shall occur with respect to Collateral provided by a Subsidiary that is not a Material Subsidiary and shall continue unremedied for a period of at least 30 days after receipt of written notice by the Parent Borrower from the Administrative Agent, the Collateral Agent or the Required Lenders); or
          11.10. [Reserved] ; or
          11.11. Judgments. One or more judgments or decrees shall be entered against the Parent Borrower or any of the Restricted Subsidiaries involving a liability of $150,000,000 or more in the aggregate for all such judgments and decrees for the Parent Borrower and the Restricted Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof; or
          11.12. Change of Control. A Change of Control shall occur;
then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Parent Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrowers, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Parent Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii) and (iv) below shall occur automatically without the giving of any such notice): (i) declare the Total New Revolving Credit Commitment and Swingline Commitment terminated, whereupon the New Revolving Credit Commitment and Swingline Commitment, if any, of each Lender or the Swingline Lender, as the case may be, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Parent Borrower; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (iv) direct the Parent Borrower to pay (and the Parent Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the Parent Borrower, it will pay) to the Administrative Agent at the Administrative Agent’s Office such additional amounts of cash, to be held as security for the Parent Borrower’s respective reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding.
          Any amount received by the Administrative Agent or the Collateral Agent from any Credit Party following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Parent Borrower under Section 11.5 shall be applied:
     (i) first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent or Collateral Agent in connection with such collection or sale or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document (other than in connection with Secured Cash Management Agreements or Secured Hedge Agreements);
     (ii) second, to the repayment of all Protective Advances;
     (iii) third, to the Secured Parties, an amount (x) equal to all Obligations (other than Secured Cash Management Agreements and Secured Hedge Agreements) owing to them on the date of any distribution and (y) sufficient to Cash Collateralize all Letters of Credit Outstanding on the date of any distribution, and, if such moneys shall be insufficient to pay such amounts in full and Cash Collateralize all Letters of Credit Outstanding, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof and to Cash Collateralize the Letters of Credit Outstanding;
     (iv) fourth, to any Cash Management Bank or Hedge Bank, an amount equal to all Obligations in respect of Secured Cash Management Agreements or Secured Hedge Agreements, as the case may be, owing to them on the date of any distribution; and
     (v) fifth, any surplus then remaining shall be paid to the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
          11.13. Certain Amendments and Waivers to CF Agreement. In the event that (A) Section 10.9 of the CF Agreement (or the definition of “Consolidated Total Debt to Consolidated Total EBITDA Ratio” or any of its constituent definitions) is amended or the applicability thereof waived and (B) the agents or lenders under the CF Facility are paid fees in respect of any such amendment or waiver, then no such amendment or waiver shall be binding upon the parties to this Agreement (and each reference to Section 10.9 of the CF Agreement hereunder shall read as if such amendment or waiver had not been executed) unless and until a proportionate fee (based on the relative aggregate principal amounts of the loans, letters of credit and commitments outstanding under the CF Facility, on the one hand, and the Loans, Letters of Credit, Protective Advances and Commitments outstanding hereunder, on the other hand and assuming that each Lender under the CF Facility consented to such amendment or waiver) is paid to the Administrative Agent for the benefit of the Lenders hereunder.
          SECTION 12. Investors’ Right To Cure.
          (a) Notwithstanding anything to the contrary contained in Section 11.3(a), in the event that the Parent Borrower fails to comply with the requirement of the covenant set forth in Section 10.9, until the expiration of the tenth day after the date on which Section 9.1 Financials with respect to the Test Period in which the covenant set forth in such Section is being measured are required to be delivered pursuant to Section 9.1, any of the Investors shall have the right to make a direct or indirect equity investment (other than any amount invested in satisfaction of the requirements set forth in the first sentence of Section 10.7(d)) in the Parent Borrower in cash (the “Cure Right”), and upon the receipt by the Parent Borrower of net cash proceeds pursuant to the exercise of the Cure Right (including through the capital contribution of any such net cash proceeds to such person, the “Cure Amount”), the covenant set forth in such Section shall be recalculated, giving effect to a pro forma increase to Consolidated EBITDA for such Test Period in an amount equal to such net cash proceeds; provided that such pro forma adjustment to Consolidated EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the covenant set forth in such Section with respect to any Test Period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Credit Document.
          (b) If, after the exercise of the Cure Right and the recalculations pursuant to clause (a) above, the Parent Borrower shall then be in compliance with the requirements of the covenant set forth in Section 10.9 during such Test Period (including for purposes of Section 7.1), the Parent Borrower shall be deemed to have satisfied the requirements of such covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 11.3 that had occurred shall be deemed cured; provided that (i) in each Test Period there shall be at least one fiscal quarter in which no Cure Right is exercised and (ii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Parent Borrower to be in compliance with the covenant set forth in Section 10.9.
     SECTION 13. The Agents
          13.1. Appointment.
          (a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.
          (b) The Administrative Agent, each Lender, the Swingline Lender and the Letter of Credit Issuer hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent, each Lender, the Swingline Lender and the Letter of Credit Issuer irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent, the Lenders, the Swingline Lender or the Letter of Credit Issuers, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.
          (c) Each of the Co-Syndication Agents, Joint Lead Arrangers and Bookrunners, Joint Bookrunners and the Documentation Agent, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 13.
          13.2. Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
          13.3. Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any of any Borrower, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of any Borrower or any other Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party. The Collateral Agent shall not be under any obligation to the Administrative Agent, any Lender, the Swingline Lender or any Letter of Credit Issuer to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.
          13.4. Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral

Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
          13.5. Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).
          13.6. Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereinafter taken, including any review of the affairs of any Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender, the Swingline Lender or any Letter of Credit Issuer. Each Lender, the Swingline Lender and each Letter of Credit Issuer represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each Borrower and other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Borrower or any other Credit Party that may come into the possession of the Administrative Agent or Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.
          13.7. Indemnification. The Lenders agree to indemnify the Administrative Agent and the Collateral Agent, each in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective portions of the Total New Revolving Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total New Revolving Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or the Collateral Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. The agreements in this Section 13.7 shall survive the payment of the Loans and all other amounts payable hereunder.
          13.8. Administrative Agent in its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower, and any other Credit Party as though the Administrative Agent were not the Administrative Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
          13.9. Successor Agents. Each of the Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuer and the Parent Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the reasonable consent of the Parent Borrower so long as no Default under Section 11.1 or 11.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Letter of Credit Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if the retiring Agent shall notify the Parent Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except in the case of the Collateral Agent holding collateral security on behalf of any Secured Parties, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and the Letter of Credit Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 13 (including 13.7) and Section 14.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.
          Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Letter of Credit Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer and Swing Line Lender, (b) the retiring Letter of Credit Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.
          13.10. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) and/or the Borrowers fully for all amounts paid, directly or indirectly, by the Administrative Agent or a Borrower as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

          13.11. Reports and Financial Statements. By signing this Agreement, each Lender:
     (a) is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Parent Borrower hereunder and all field examinations, audits and appraisals of the Collateral received by the Agents (collectively, the “Reports”);
     (b) expressly agrees and acknowledges that the Administrative Agent (i) makes no representation or warranty as to the accuracy of the Reports, and (ii) shall not be liable for any information contained in any Report;
     (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Credit Parties and will rely significantly upon the Credit Parties’ books and records, as well as on representations of the Credit Parties’ personnel;
     (d) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner; and
     (e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Loans or Letters of Credit that the indemnifying Lender has made or may make to the Parent Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans of the Parent Borrower; and (ii) to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
          SECTION 14. Miscellaneous
          14.1. Amendments and Waivers. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 14.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent and/or Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly (i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate (it being understood that any change to the definition of Consolidated Total Debt to Consolidated EBITDA Ratio or in the component definitions thereof shall not constitute a reduction in the rate and only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the “default rate” or amend Section 2.8(c)), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates or any amendment contemplated by Section 1.7), or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date, or increase the aggregate amount of the Commitments of any Lender (it being understood that the making of any Protective Advance, so long as it is in compliance with the provisions of Section 2.1(e), shall not constitute an increase of any Commitment of any Lender), or amend or modify any provisions of Section 5.3(a) (with respect to the ratable allocation of any payments only) and 14.8(a), or make any Loan, interest, Fee or other amount payable in any currency other than Dollars in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 14.1 or reduce the percentages specified in the definitions of the term “Required Lenders” or “Supermajority Lenders”, consent to the assignment or transfer by any Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3) or alter the order of application set forth in the final paragraph of Section 11, in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 13 without the written consent of the then-current Administrative Agent and Collateral Agent, or (iv) amend, modify or waive any provision of Section 3 with respect to any Letter of Credit without the written consent of the Letter of Credit Issuer, or (v) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the Swingline Lender, or (vi) [Reserved], or (vii) release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender, or (viii) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or (ix) change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Parent Borrower would be increased, without the written consent of the Supermajority Lenders, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves without the consent of any Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrowers, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

          Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).
          Notwithstanding the foregoing, in addition to any credit extensions and related Joinder Agreement(s) effectuated without the consent of Lenders in accordance with Section 2.14, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Parent Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the New Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new New Revolving Credit Loans.
          The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the payment of the Obligations (other than contingent Obligations that survive in accordance with their terms) in cash upon the termination of this Agreement, (ii) upon the sale or other disposition such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 14.1), (iv) to the extent the property constituting Collateral is owned by any Subsidiary Borrower, upon the release of such Subsidiary Borrower from its obligations hereunder (in accordance with the following sentence) and (v) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents. Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that the Subsidiary Borrowers shall be released from the (i) Obligations upon the consummation of any transaction resulting in such Subsidiary Borrower ceasing to constitute a Restricted Subsidiary or (ii) including upon the designation of such Subsidiary Borrower as a Designated Non-Borrower Subsidiary (in accordance with the definition thereof)). The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Subsidiary Borrower or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.

          14.2. Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (a) if to the Parent Borrower, any Subsidiary Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 14.2 to the Original Credit Agreement or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
     (b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Parent Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Swingline Lender.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.
     14.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     14.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
     14.5. Payment of Expenses. The Borrowers agree (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of

Cahill Gordon & Reindel llp and one counsel in each local jurisdiction to the extent consented to by the Parent Borrower (such consent not to be unreasonably withheld), (b) to pay or reimburse the Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to the Agent, (c) to pay, indemnify, and hold harmless each Lender and Agent from, any and all recording and filing fees, (d) to pay, indemnify, and hold harmless each Lender and Agent and their respective directors, officers, employees, trustees, investment advisors and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law (other than by such indemnified person or any of its Related Parties) or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the operations of the Parent Borrower, any of its Subsidiaries or any of the Real Estate (all the foregoing in this clause (d), collectively, the “indemnified liabilities”) and (e) to pay for up to two appraisals and field examinations and the preparation of Reports related thereto in each calendar year based on the fees charged by third parties retained by the Administrative Agent (notwithstanding any reference to “out-of-pocket” above in this Section 14.5); provided that the Borrowers shall have no obligation hereunder to any Administrative Agent or any Lender nor any of their respective Related Parties with respect to indemnified liabilities to the extent attributable to (i) the gross negligence, bad faith or willful misconduct of the party to be indemnified or any of its Related Parties, (ii) any material breach of any Credit Document by the party to be indemnified or (iii) disputes among the Administrative Agent, the Lenders and/or their transferees. All amounts payable under this Section 14.5 shall be paid within ten Business Days of receipt by the Parent Borrower of an invoice relating thereto setting forth such expense in reasonable retail. The agreements in this Section 14.5 shall survive repayment of the Loans and all other amounts payable hereunder.
     14.6. Successors and Assigns; Participations and Assignments.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) except as expressly permitted by Section 10.3, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 14.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 14.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations or Swingline Loans) at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that, without limitation, the Parent Borrower shall have the right to withhold or delay its consent to any assignment if, in order for such assignment to comply with applicable law, any Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:
     (A) the Parent Borrower (which consent shall not be unreasonably withheld or delayed), provided that, subject to clause (g) below, no consent of the Parent Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender (unless increased costs would result therefrom unless an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing), an Approved Fund or, if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing, any other assignee; and
     (B) the Administrative Agent (which consent shall not be unreasonably withheld or delayed), the Swingline Lender and the applicable Letter of Credit Issuer.
     Notwithstanding the foregoing, no such assignment shall be made to a natural person.
     (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, and increments of $1,000,000 in excess thereof, or unless each of the Parent Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed), provided that no such consent of the Parent Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;
     (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
     (C) The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and
     (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”).
          (iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 14.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 14.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 14.6.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, each Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Collateral Agent, the Letter of Credit Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 14.6 and any written consent to such assignment required by clause (b) of this Section 14.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.
          (c) (i) Any Lender may, without the consent of any Borrower, any Administrative Agent, the Letter of Credit Issuer or the Swingline Lender, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the

Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) of the proviso to Section 14.1 that affects such Participant. Subject to clause (c)(ii) of this Section 14.6, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender, provided that such Participant agrees to be subject to the requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 14.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 14.8(a) as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent (which consent shall not be unreasonably withheld).
          (d) Any Lender may, without the consent of any Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 14.6 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Borrowers hereby agree that, upon request of any Lender at any time and from time to time after any Borrower has made its initial borrowing hereunder, each Borrower shall provide to such Lender, at such Borrower’s own expense, a promissory note, substantially in the form of Exhibit K evidencing the New Revolving Credit Loans and Swingline Loans, respectively, owing to such Lender.
          (e) Subject to Section 14.16, the Borrowers authorize each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning a Borrower and its Affiliates that has been delivered to such Lender by or on behalf of such Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of such Borrower and its Affiliates in connection with such Lender’s credit evaluation of such Borrower and its Affiliates prior to becoming a party to this Agreement.

          (f) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
          (g) Notwithstanding anything to the contrary in clause (b) above, unless an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing, no assignment by any Lender of all or any portion of its rights and obligations under this Agreement shall be permitted without the consent of the Parent Borrower if, after giving effect to such assignment, the assignee in respect thereof, taken together with its Affiliates and Approved Funds, would hold in the aggregate more than 25% of the Total New Revolving Exposure.
          14.7. Replacements of Lenders under Certain Circumstances.
          (a) The Borrowers shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10, 3.5 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution, provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing at the time of such replacement, (iii) the Borrowers shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11, 3.5 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 14.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.
          (b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 14.1 requires the consent of all of the Lenders affected or the Supermajority Lenders and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrowers shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (a) all Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrowers, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 14.6.
          14.8. Adjustments; Set-off.
          (a) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          (b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, except as provided in the last sentence of this subclause (b), each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers. Each Lender agrees promptly to notify such Borrower (and the Parent Borrower, if other) and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. Notwithstanding anything to the contrary in any Credit Document, any Secured Party and its Affiliates (and each Participant of any Lender or any of its Affiliates) that is a Government Receivables Bank shall not have the right and hereby expressly waives any rights it might otherwise have, to set-off or appropriate and apply any or all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party or its Affiliates (and each Participant of any Lender or any of its Affiliates) or any branch or agency thereof in a Government Receivables Deposit Account (but no other deposit account or any subsequent accounts to which the proceeds of Government Accounts may be transferred) to or for the credit or the account of the Borrowers, in each case to the extent necessary for the Credit Parties and each Secured Party and its Affiliates (and each Participant of any Lender and its Affiliates) to remain in compliance with Medicare, Medicaid, TRICARE, CHAMPVA or any other applicable laws, rules or regulations of a Government Agency.

          14.9. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.
          14.10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          14.11. Integration. This Agreement and the other Credit Documents represent the agreement of the Borrowers, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Borrower, the Administrative Agent, the Collateral Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.
          14.12. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          14.13. Submission to Jurisdiction; Waivers. Each Borrower irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may have had as of the Original Closing Date or thereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 14.2 to the Original Credit Agreement at such other address of which the Administrative Agent shall have been notified pursuant to Section 14.2;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 14.13 any special, exemplary, punitive or consequential damages.
     14.14. Acknowledgments. Each Borrower hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;
     (b) (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrowers, on the one hand, and the Administrative Agent, the Lender and the other Agents on the other hand, and the Borrowers and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of the Borrowers, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or other Agent has advised or is currently advising any of the Borrowers, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agent or other Agent has any obligation to any of any Borrowers, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent nor other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty; and
     (c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among any Borrower on the one hand, and any Lender on the other hand.

          14.15. WAIVERS OF JURY TRIAL. EACH BORROWER, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          14.16. Confidentiality. The Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of the Parent Borrower or any of its Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental agency or representative thereof or pursuant to legal process or (a) to such Lender’s or the Administrative Agent’s attorneys, professional advisors, independent auditors, trustees or Affiliates, (b) to an investor or prospective investor in a Securitization that agrees its access to information regarding the Credit Parties, the Loans and the Credit Documents is solely for purposes of evaluating an investment in a Securitization and who agrees to treat such information as confidential, (c) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a securitization and who agrees to treat such information as confidential and (d) to a nationally recognized ratings agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued with respect to a Securitization; provided that unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Parent Borrower of any request made to such Lender or the Administrative Agent by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided, further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Parent Borrower or any Subsidiary. Each Lender and the Administrative Agent agrees that it will not provide to prospective Transferees or to any pledgee referred to in Section 14.6 or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 14.16.
          14.17. Direct Website Communications.
          (a) (i) Any Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any default or event of default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at liliana.claar@bankofamerica.com. Nothing in this Section 14.17 shall prejudice the right of the Borrowers, the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.
          (ii) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.
          (b) The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the other Agents will make available to the Lenders and the Letter of Credit Issuer materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”). Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that do not contain any material non-public information and that may be distributed to the Public Lenders and that (x) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof and (y) by marking Borrower Materials “PUBLIC,” the Parent Borrower shall be deemed to have authorized the Administrative Agent and the other Agents to make such Borrower Materials available through a portion of the Platform designated “Public Investor”. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, neither the Parent Borrower nor any of its Related Parties shall be liable, or responsible in any manner, for the use by any Agent, any Lender, any Participant or any of their Related Parties of the Borrower Materials. In addition, it is agreed that (i) to the extent any Borrower Materials constitute Confidential Information, they shall be subject to the confidentiality provisions of Section 14.16 and (ii) the Borrowers shall be under no obligation to designate any Borrower Materials as “PUBLIC”.
          (c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD

PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the Letter of Credit Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents.
          14.18. USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.
          14.19. Joint and Several Liability. All Loans, upon funding, shall be deemed to be jointly funded to and received by the Borrowers. Each Borrower is jointly and severally liable under this Agreement for all Obligations, regardless of the manner or amount in which proceeds of Loans are used, allocated, shared or disbursed by or among the Borrowers themselves, or the manner in which an Agent and/or any Lender accounts for such Loans or other extensions of credit on its books and records. Each Borrower shall be liable for all amounts due to an Agent and/or any Lender from the Borrowers under this Agreement, regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans and extensions of credit received or the manner in which such Agent and/or such Lender accounts for such Loans or other extensions of credit on its books and records. Each Borrower’s Obligations with respect to Loans and other extensions of credit made to it, and such Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans made to the other Borrowers hereunder shall be separate and distinct obligations, but all such Obligations shall be primary obligations of such Borrower. The Borrowers acknowledge and expressly agree with the Agents and each Lender that the joint and several liability of each Borrower is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Credit Documents to any or all of the other Borrowers and is not required or given as a condition of extensions of credit to such Borrower. Each Borrower’s Obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance, or subordination of the Obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of any other Borrower, (ii) the absence of any attempt to collect the Obligations from any other Borrower, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance, or granting of any indulgence by an Agent and/or any Lender with respect to any provision of any instrument evidencing the Obligations of any other Borrower, or any part thereof, or any other agreement executed as of the Original Closing Date or thereafter executed by any other Borrower and delivered to an Agent and/or any Lender, (iv) the failure by an Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Borrower, (v) an Agent’s and/or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of an Agent’s and/or any Lender’s claim(s) for the repayment of the Obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower. With respect to any Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to New Revolving Credit Loans or other extensions of credit made to any of the other Borrowers hereunder, such Borrower waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which an Agent and/or any Lender had as of the Original Closing Date or may have thereafter against any other Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to an Agent and/or any Lender to secure payment of the Obligations or any other liability of any Borrower to an Agent and/or any Lender. Upon any Event of Default, the Agents may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Agents shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations. Notwithstanding anything to the contrary in the foregoing, none of the foregoing provisions of this Section 14.19 shall apply to any Person released from its Obligations as a Borrower in accordance with Section 14.1.
          14.20. Contribution and Indemnification Among the Borrowers. Each Borrower is obligated to repay the Obligations as a joint and several obligor under this Agreement. To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification, and reimbursement under this Section shall be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this Section shall, to the extent expressly inconsistent with any provision in any Credit Document, supersede such inconsistent provision.

          14.21. Agency of the Parent Borrower for Each Other Borrower. Each of the other Borrowers irrevocably appoints the Parent Borrower as its agent for all purposes relevant to this Agreement, including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein (including, without limitation, execution and delivery to the Agents of Borrowing Base Certificates, Borrowing Requests and Notices of Conversion or Continuation) and all modifications hereto. Any acknowledgment, consent, direction, certification, or other action which might otherwise be valid or effective only if given or taken by all or any of the Borrowers or acting singly, shall be valid and effective if given or taken only by the Parent Borrower, whether or not any of the other Borrowers join therein, and the Agents and the Lenders shall have no duty or obligation to make further inquiry with respect to the authority of the Parent Borrower under this Section 14.21; provided that nothing in this Section 14.21 shall limit the effectiveness of, or the right of the Agents and the Lenders to rely upon, any notice (including without limitation a Borrowing Request or Notices of Conversion or Continuation), document, instrument, certificate, acknowledgment, consent, direction, certification or other action delivered by any Borrower pursuant to this Agreement.
          14.22. Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Parent Borrower or any Subsidiary Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.
          14.23. Express Waivers by Borrowers in Respect of Cross Guaranties and Cross Collateralization. Each Borrower agrees as follows:
     (a) Each Borrower hereby waives: (i) notice of acceptance of this Agreement; (ii) notice of the making of any Loans, the issuance of any Letter of Credit or any other financial accommodations made or extended under the Credit Documents or the creation or existence of any Obligations; (iii) notice of the amount of the Obligations, subject, however, to such Borrower’s right to make inquiry of the Administrative Agent to ascertain the amount of the Obligations at any reasonable time; (iv) notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase such Borrower’s risk with respect to such other Borrower under the Credit Documents; (v) notice of presentment for payment, demand, protest, and notice thereof as to any promissory notes or other instruments among the Credit Documents; and (vii) all other notices (except if such notice is specifically required to be given to such Borrower hereunder or under any of the other Credit Documents to which such Borrower is a party) and demands to which such Borrower might otherwise be entitled;
     (b) Each Borrower hereby waives the right by statute or otherwise to require an Agent or any Lender to institute suit against any other Borrower or to exhaust any rights and remedies which an Agent or any Lender has or may have against any other Borrower. Each Borrower further waives any defense arising by reason of any disability or other defense of any other Borrower (other than the defense of payment in full) or by reason of the cessation from any cause whatsoever of the liability of any such Borrower in respect thereof.
     (c) Each Borrower hereby waives and agrees not to assert against any Agent, any Lender, or any Letter of Credit Issuer: (i) any defense (legal or equitable) other than a defense of payment, set-off, counterclaim, or claim which such Borrower may have had as of the Original Closing Date or may have at any time thereafter against any other Borrower or any other party liable under the Loan Documents; (ii) any defense, set-off, counterclaim, or claim of any kind or nature available to any other Borrower (other than a defense of payment) against any Agent, any Lender, or any Letter of Credit Issuer, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor; (iii) any right or defense arising by reason of any claim or defense based upon an election of remedies by any Agent, any Lender, or any Letter of Credit Issuer under any applicable law; (iv) the benefit of any statute of limitations affecting any other Borrower’s liability hereunder;
     (d) Each Borrower consents and agrees that, without notice to or by such Borrower and without affecting or impairing the obligations of such Borrower hereunder, the Agents may (subject to any requirement for consent of any of the Lenders to the extent required by this Agreement), by action or inaction: (i) compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce the Letter of Credit Issuer documents; (ii) release all or any one or more parties to any one or more of the Letter of Credit Issuer documents or grant other indulgences to any other Borrower in respect thereof; (iii) amend or modify in any manner and at any time (or from time to time) any of the Letter of Credit Issuer documents; or (iv) release or substitute any Person liable for payment of the Obligations, or enforce, exchange, release, or waive any security for the Obligations;
     (e) Each Borrower represents and warrants to the Agents and the Lenders that such Borrower is currently informed of the financial condition of all other Borrowers and all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants that such Borrower has read and understands the terms and conditions of the Credit Documents. Each Borrower agrees that neither the Agents, any Lender, nor any Letter of Credit Issuer has any responsibility to inform any Borrower of the financial condition of any other Borrower or of any other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

HCA INC.
By:	/s/ David G. Anderson
	Name:	David G. Anderson
	Title:	Senior VP-Finance and Treasurer

[ABL Credit Agreement Signature Page]

The SUBSIDIARY BORROWERS listed on Schedule 1 to the Original Credit Agreement
By:	/s/ R. Milton Johnson
	Name:	R. Milton Johnson
	Title:	Vice President

[ABL Credit Agreement Signature Page]

BANK OF AMERICA, N.A., as Administrative Agent, as Collateral Agent, as Swingline Lender, as Letter of Credit Issuer and as a Lender
By:	/s/ William S. Wilson
	Name:	William S. Wilson
	Title:	Vice President

[ABL Credit Agreement Signature Page]

JPMORGAN CHASE BANK, N.A., as Co-Syndication Agent and as a Lender
By:	/s/ Dawn L. LeeLum
	Name:	Dawn L. LeeLum
	Title:	Executive Director

[ABL Credit Agreement Signature Page]

CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arranger, Joint Bookrunner and Co-Syndication Agent
By:	/s/ James J. McCarthy
	Name:	James J. McCarthy
	Title:	Managing Director and Vice President

[ABL Credit Agreement Signature Page]

BANC OF AMERICA SECURITIES, LLC, as Joint Lead Arranger and Bookrunner
By:	/s/ James B. Mascott
	Name:	James B. Mascott
	Title:	Vice President

[ABL Credit Agreement Signature Page]

J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Bookrunner
By:	/s/ John M. McKenna
	Name:	John M. McKenna
	Title:	Executive Director

[ABL Credit Agreement Signature Page]

CITICORP NORTH AMERICA, INC., as Co-Syndication Agent and as a Lender
By:	/s/ James J. McCarthy
	Name:	James J. McCarthy
	Title:	Managing Director and Vice President

[ABL Credit Agreement Signature Page]

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arranger and Bookrunner
By:	/s/ Sarang Gadkari
	Name:	Sarang Gadkari
	Title:	Managing Director

[ABL Credit Agreement Signature Page]